UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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APOLLO GROUP, INC.
(Name of Registrant as Specified In Charter)

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INFORMATION STATEMENT
QUESTIONS AND ANSWERS REGARDING THE INFORMATION STATEMENT, ANNUAL REPORT AND ANNUAL MEETINGS
OUR BOARD OF DIRECTORS AND ITS COMMITTEES
OUR DIRECTORS
OUR EXECUTIVE OFFICERS
OUR CORPORATE GOVERNANCE PRACTICES
COMPENSATION DISCUSSION & ANALYSIS
BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
SUMMARY COMPENSATION INFORMATION
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
AGREEMENTS REGARDING EMPLOYMENT, CHANGE OFCONTROL AND TERMINATION OF EMPLOYMENT
DIRECTOR COMPENSATION
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BOARD AUDIT COMMITTEE REPORT ON AUDIT RELATED MATTERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

ANNUAL MEETINGS OF CLASS A AND CLASS B SHAREHOLDERS
December 30, 2009

To the holders of Class A Common Stock and Class B Common Stock of Apollo Group:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of Class B Common Stock (the “Class B Shareholders”) of Apollo Group, Inc. (the “Company”), an Arizona corporation, will be held on Thursday, February 18, 2010 at 2:30 P.M., local time, by telephone, and the Annual Meeting of holders of Class A Common Stock (the “Class A Shareholders”) of the Company will be held on Monday, February 22, 2010 at 9:30 A.M., local time, in Rooms 101 and 102 on the first floor of the Company’s principal executive offices located at 4025 South Riverpoint Parkway, Phoenix, Arizona, 85040 (together, the “Annual Meetings”) and such meetings are to be held for the following purposes:

•	For the Class B Shareholders:

•	To elect the Directors of the Company to serve for a one-year term, each until his or her successor is duly elected.

•	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2010.

•	For the Class A Shareholders:

•	To receive the results of the Annual Meeting of the Class B Shareholders.

•	To raise questions with the Company.

Only Class B Shareholders of record at the close of business on December 15, 2009 are entitled to notice of, and to attend and vote at, the Annual Meeting of Class B Shareholders or any adjournment or postponement thereof, and only Class A Shareholders of record at the close of business on December 15, 2009 are invited to attend the Annual Meeting of Class A Shareholders and any adjournment or postponement thereof.

Sincerely,

Brian L. Swartz
Senior Vice President, Chief Financial
Officer and Treasurer
Phoenix, Arizona

December 30, 2009

We are not asking you for a proxy and you are requested not to send us a proxy.

INFORMATION STATEMENT

ANNUAL MEETINGS OF CLASS A SHAREHOLDERS AND CLASS B SHAREHOLDERS
OF
APOLLO GROUP, INC.

To be held on February 22, 2010 and February 18, 2010, respectively.

QUESTIONS AND ANSWERS REGARDING THE INFORMATION
STATEMENT, ANNUAL REPORT AND ANNUAL MEETINGS

Why am I receiving these materials?	The Board of Directors of Apollo Group, Inc. (“Apollo Group,” the “Company,” “we,” “our” or “us”) is providing this information statement to you in connection with Apollo Group’s Annual Meeting of Class B Shareholders to be held on Thursday, February 18, 2010 at 2:30 P.M., local time, and Annual Meeting of Class A Shareholders to be held on Monday, February 22, 2010 at 9:30 A.M., local time (together, the “Annual Meetings”). As a shareholder of record, you are invited to attend the Annual Meeting for which you own shares, which, for Class A Shareholders, will be held in Rooms 101-102 in our offices at 4025 South Riverpoint Parkway, Phoenix, Arizona, 85040 and, for Class B Shareholders, will be held by telephone. The purposes of the Annual Meetings are set forth in the accompanying Notice of Annual Meetings of Class A Shareholders and Class B Shareholders and this Information Statement.

Our principal executive offices are located at 4025 South Riverpoint Parkway, Phoenix, Arizona, 85040, and our telephone number is (480) 966-5394.

Internet Availability of Information Statement Materials	We are furnishing information statement materials to our shareholders via the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a Notice of Internet Availability of Information Statement Materials by mail, you will not receive a printed copy of the information statement materials unless you request one. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the information statement materials. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our information statement materials, please follow the instructions included in the Notice of Internet Availability.

We anticipate that the Notice of Internet Availability will be mailed to shareholders on or about December 30, 2009.

Am I entitled to vote at the Annual Meeting?	You may vote if our records showed that you owned shares of Apollo Group Class B Common Stock as of December 15, 2009 (the “Record Date”). Each share of Class B Common Stock is entitled to one vote, and a majority of the Class B Common Stock is required to approve any proposals at the Annual Meeting of Class B Shareholders. Class A Common Stock is not voting stock. At the close of business on the Record Date, we had a total of 154,405,842 shares of Class A Common Stock issued and outstanding, 475,149 shares of Class B Common Stock issued and outstanding, and no shares of Preferred Stock outstanding.

Is this a Proxy Statement?	No. This is not a proxy statement. We are not asking you for a proxy and you are requested not to send us a proxy.

OUR BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors and Board Committees	The Board of Directors consists of a majority of independent directors, as independence is determined in accordance with Rule 5605(a)(2) of the NASDAQ Listing Rules. The Board of Directors has determined that the following incumbent directors are independent under this standard:

• Dino J. DeConcini,
• Samuel A. DiPiazza, Jr.,
• Stephen J. Giusto,
• Dr. Roy A. Herberger, Jr.,
• Dr. Ann Kirschner,
• K. Sue Redman,
• James R. Reis,
• Manuel F. (“Manny”) Rivelo and
• George A. Zimmer.

During the fiscal year ended August 31, 2009, the Board of Directors met on eight occasions.

The Board of Directors has four principal committees as of December 11, 2009:

(1) an Audit Committee composed of K. Sue Redman (Chair), Stephen J. Giusto, James R. Reis and Samuel A. DiPiazza, Jr.;
(2) a Compensation Committee composed of Dr. Roy A. Herberger, Jr. (Chair), Dino J. DeConcini, Manuel F. Rivelo and Dr. Ann Kirschner;
(3) a Nominating and Governance Committee composed of Dino J. DeConcini (Chair) and George Zimmer; and

(4) an Independent Director Committee composed of Dino J. DeConcini (Chair), Samuel A. DiPiazza, Jr., Stephen J. Giusto, Dr. Roy A. Herberger, Jr., Dr. Ann Kirschner, K. Sue Redman, James R. Reis, Manuel F. Rivelo and George A. Zimmer.

The Board of Directors also has an Independent Panel composed of Stephen J. Giusto (Chair) and Dr. Roy A. Herberger, Jr.

Each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee meets regularly and has a written charter approved by the Board of Directors, all of which are available via our website at http://www.apollogrp.edu/CorporateGovernance/CorporateGovernance.aspx. In addition, at each regularly scheduled Board of Directors meeting, a member of each Committee reports on any significant matters addressed by the Committee. The Board of Directors and each Committee, as applicable, regularly reviews the Committee charters. The charters provide, among other items, that each member must be independent as such term is defined by the applicable rules of the NASDAQ Listing Rules and the SEC.

Audit Committee	The Company has a separately-designated standing Audit Committee which complies with the standards of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee is responsible for reviewing the Company’s quarterly and annual financial statements and related press releases and filings with the SEC and discussing such items with management and the Company’s independent auditors prior to issuance and filing with the SEC. The Committee reviews and discusses with management and the independent auditors the adequacy of the Company’s internal controls and procedures. The Committee has sole authority to appoint, determine funding for and oversee the work of the Company’s independent auditors. The Committee also reviews on an ongoing basis and at least annually all transactions with related persons, as defined in the Instructions to Item 404(a) of Regulation S-K, for potential conflict of interest situations. The Audit Committee held nine meetings during fiscal 2009. The Board of Directors has determined that K. Sue Redman, Stephen J. Giusto, James R. Reis and Samuel A. DiPiazza, Jr. are “audit committee financial experts” as defined in Item 407(d) of Regulation S-K. Each of the members of this committee is an “independent director” as defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. The Audit Committee charter is available on the Company’s website at http://www.apollogrp.edu/CorporateGovernance/CorporateGovernance.aspx.

Compensation Committee	The Compensation Committee of our Board of Directors, which met 11 times during fiscal 2009, determines all aspects of compensation of our executive officers. Each of the members of this committee is an “independent director” as defined in Rule 5605(a)(2) of the NASDAQ Listing Rules and an “outside director” as defined in Internal Revenue Code Section 162(m). The Compensation Committee serves as the administrator of our 2000 Stock Incentive Plan and also reviews competitive market data regarding our non-employee director compensation. The Compensation Committee charter is available on the Company’s website at http://www.apollogrp.edu/CorporateGovernance/CorporateGovernance.aspx.

Nominating and Governance Committee	The Nominating and Governance Committee, which met four times in fiscal 2009, is responsible for recommending to the Board of Directors nominees for election to the Board, recommending individuals to the Board of Directors to fill the unexpired term of any vacancy existing on the Board of Directors, the development of qualification criteria for new nominees to the Board of Directors, conducting an assessment of the size and composition of the Board of Directors and recommending changes in the Board’s size, assisting the Board of Directors with corporate governance matters, overseeing the orientation and training of new directors, and consulting with the Chair of the Board regarding the composition of standing committees of the Board.

The Nominating and Governance Committee of the Board considers candidates for director nominees identified by the Committee, proposed by other directors, or proposed by holders of our Class B Common Stock entitled to elect directors. Currently, all of our Class B Common Stock is beneficially owned by Dr. and Mr. Sperling. The Committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees. The Committee strives for a mix of skills and diverse perspectives (functional, cultural and geographic) that is effective for the Board. In particular, the Committee endeavors to collectively establish a number of key areas of expertise on the Board, including management, accounting and finance, industry knowledge, marketing, regulatory matters and international markets. In selecting nominees, the Committee assesses candidates’ independence, business acumen, personal and professional ethics, integrity, values and willingness to devote sufficient time to prepare for and attend meetings and participate effectively on the Board. In addition, all members of the Board are given the opportunity to interview final candidates.

The Nominating and Governance Committee does not have a policy regarding the consideration of director candidates recommended by holders of our Class A Common Stock. The Board believes this is appropriate because only the holders of our Class B Common Stock participate in the election of directors.

Each of the members of this committee is an “independent director” as defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. The Nominating and Governance Committee charter is available on our website at
http://www.apollogrp.edu/CorporateGovernance/CorporateGovernance.aspx.

Independent Panel	An Independent Panel was appointed by the court in the shareholder derivative action entitled Barnett v. John Blair et al on July 31, 2009. The panel’s purpose is to determine whether the maintenance of the derivative action is in the best interests of the Company, in accordance with the provisions of Arizona Revised Statutes Section 10-744.

Independent Director Committee	The Independent Director Committee, which met five times during fiscal 2009, was formally established in October 2007.

Attendance	During the fiscal year ended August 31, 2009, each incumbent Board member attended at least 80% of the aggregate number of meetings of the Board of Directors and each Committee of the Board on which such Board member served (during the periods that he or she served on such Committee).

We do not have a formal policy mandating attendance by members of the Board of Directors at our annual shareholders meetings. No independent directors attended the Annual Meeting of the holders of our Class A Common Stock held in February 2009 or Class B Common Stock held in March 2009.

Chart of Board and Committee Member Changes	The chart below indicates the members of the Board of Directors and the five committees of the Board as of December 11, 2009, including changes in the members of those Board committees and the dates of appointment or resignation for Board members whose service began or terminated between August 31, 2008 and December 11, 2009.

Nominating
				and	Independent
	Board of	Audit	Compensation	Governance	Director	Independent
	Directors	Committee	Committee	Committee	Committee	Panel

Dr. John G. Sperling	C
Peter V. Sperling	M
Terri C. Bishop	M(1)
Gregory W. Cappelli	M
Dino J. DeConcini	M	(2)	M	C	C
Samuel A. DiPiazza, Jr.	M(6)	M(6)			M(6)
Charles B. Edelstein	M
Stephen J. Giusto	M(3)	M(3)			M(3)	C(5)
Dr. Roy A. Herberger, Jr.	M		C		M	M(5)
Dr. Ann Kirschner	M		M		M
K. Sue Redman	M	C	(2)		M
James R. Reis	M	M			M
Manuel F. Rivelo	M(4)		M(4)		M(4)
George A. Zimmer	M			M	M

C	Current Chair

M	Current Member

(1)	Ms. Bishop joined the Board on March 11, 2009.

(2)	On March 26, 2009, Mr. DeConcini resigned from the Audit Committee and Ms. Redman resigned from the Compensation Committee.

(3)	Mr. Giusto joined the Board on March 11, 2009. He was appointed to the Audit Committee on March 26, 2009.

(4)	Mr. Rivelo joined the Board on March 11, 2009, and was appointed to the Compensation Committee on March 26, 2009.

(5)	Mr. Giusto was appointed as Chair of the Independent Panel and Dr. Herberger was appointed as a member of the Independent Panel upon its formation on July 31, 2009.

(6)	Mr. DiPiazza joined the Board on December 7, 2009, and was appointed to the Audit Committee on December 10, 2009.

OUR DIRECTORS

Set forth below are the names, ages and business experience of the directors of Apollo Group as of December 11, 2009. All of the incumbent directors are nominees for re-election at the Annual Meeting of Class B Shareholders. The Nominating and Governance Committee, consisting solely of independent directors as determined under the rules of the NASDAQ Listing Rules, has recommended all of the nominees for election by the holders of Class B Common Stock. The nominees will be elected if approved by a plurality of the votes cast by the holders of outstanding Class B Common Stock. The holders of Class B Common Stock are entitled to cumulate their votes in the election of directors, meaning that each holder can cast, on an aggregate basis, that number of votes equal to the number of nominees multiplied by the number of shares held. If elected, the nominees will serve as directors until the next annual meeting of our holders of Class B Common Stock in 2011. As of the date of this Information Statement, the Board of Directors is not aware of any nominee who is unable or who will decline to serve as a director, if elected.

Name	Principal Occupation During the Past Five Years	Age

Dr. John G. Sperling	See Dr. Sperling’s biographical information below under “Our Executive Officers.”	88

Terri C. Bishop	See Ms. Bishop’s biographical information below under “Our Executive Officers.”	56

Gregory W. Cappelli	See Mr. Cappelli’s biographical information below under “Our Executive Officers.”	42

Dino J. DeConcini	Mr. DeConcini became a member of the Board of Directors of the Company in 1992. He currently serves as lead independent director, Chair of the Nominating and Governance Committee and a member of the Compensation Committee. From December 2006 to October 2007, Mr. DeConcini served as Chair of the Compensation Committee. He also served as a member of the Audit Committee from fiscal year 1996 to March 2009. From 2002 to 2008, Mr. DeConcini was Senior Vice President of Projects International, Inc., an international business consulting firm. From 1995 to 2000, Mr. DeConcini was the Executive Director, Savings Bonds Marketing Office, U.S. Department of the Treasury. From 1991 to 1993 and 1980 to 1990, Mr. DeConcini was a Vice President and partner of Paul R. Gibson & Associates, an international business consulting firm. Between 1981 and 1992, he was a member of the Board of Directors of the University of Phoenix, Inc. He served as a member of the Board of Directors of Arizona Public Service Company from 1980 to 1990. From 1979 to 1995, Mr. DeConcini was a shareholder and employee of DeConcini, McDonald, Brammer, Yetwin and Lacy, P.C., Attorneys at Law. He was Chief of Staff for the Governor of Arizona from 1975 through 1978. Mr. DeConcini was also Chairman of the Arizona Commission on the Arts from 1980 to 1983, and the founder and President of Arizonans for Cultural Development from 1983 to 1986. Mr. DeConcini is a graduate of the Georgetown University School of Foreign Service and the University of Arizona Law School.	75

Name	Principal Occupation During the Past Five Years	Age

Samuel A. DiPiazza, Jr.	Samuel A. DiPiazza, Jr. became a director of Apollo Group and a member of the Audit Committee in December 2009. From January 2002 to June 2009, Mr. DiPiazza served as Global Chief Executive Officer of PricewaterhouseCoopers International Limited. Prior to serving as Global Chief Executive Officer, Mr. DiPiazza was a tax partner with the firm, specializing in mergers and acquisitions, the financial services industry and international tax. During the period prior to 2002, Mr. DiPiazza held various regional leadership roles within PricewaterhouseCoopers’ domestic practice, eventually serving as chairman and senior partner of its U.S. operations and as a member of the global leadership team. Mr. DiPiazza began his career with PricewaterhouseCoopers in 1973 and was named partner in 1979. Mr. DiPiazza also serves as a trustee of the International Accounting Standards Committee Foundation, is chairman of the Geneva-based World Business Council on Sustainable Development, serves on the USA Foundation Board of the World Economic Forum, and is a member of the executive committee and the immediate past chairman of the board of trustees of The Conference Board, Inc. Mr. DiPiazza is the past global chairman of Junior Achievement Worldwide, and serves as a member of the executive council of the Inner-City Scholarship Fund in New York City. Mr. DiPiazza received a degree in Accounting from the University of Alabama and an MS in Tax Accounting from the University of Houston.	59

Charles B. Edelstein	See Mr. Edelstein’s biographical information below under “Our Executive Officers.”	49

Stephen J. Giusto	Stephen J. Giusto has been a director of Apollo Group and a member of the Audit Committee since March 2009. He was also appointed as Chair of the Independent Panel upon its formation in July 2009. Mr. Giusto is currently Senior Advisor to the Chief Executive Officer of Korn Ferry International and was previously Executive Vice President and Chief Financial Officer of Korn Ferry, a leading executive search firm. Before joining Korn Ferry, Mr. Giusto was a Founder, Director, Executive Vice President and Chief Financial Officer of Resources Connection, Inc., a global professional services firm. Mr. Giusto began his career at Deloitte & Touche where he spent 13 years and was admitted as a partner in 1996. Mr. Giusto holds a Bachelor of Science degree in business from California Polytechnic State University, San Luis Obispo and is a Certified Public Accountant. He was named the Orfalea School of Business Honored Alumnus in 2005 and is a member of their Dean’s Advisory Council. He is also a member of the board of trustees and chairman of the finance committee of Cate School, and a member of the board and past chairman of the American Cancer Society Orange County region.	47

Name	Principal Occupation During the Past Five Years	Age

Dr. Roy A. Herberger, Jr.	Dr. Herberger has been a director of Apollo Group since June 2007 and is currently Chair of the Compensation Committee and a member of the Independent Panel. Dr. Herberger is also President Emeritus of Thunderbird School of Global Management, and served as the school’s President from 1989 until 2004. From 1982 until 1989, he served as Dean of the Edwin L. Cox School of Business at Southern Methodist University. He previously served as Associate Dean for Academic Affairs at the Graduate School of Business at the University of Southern California (USC) and director of the International Business Education and Research Program, also at USC. Dr. Herberger currently serves on the Board of Directors of Pinnacle West Capital Corporation and on the Board of Trustees of the Mayo Clinic. He previously served on the Advisory Board of MedAire Inc. Dr. Herberger holds a bachelor’s degree in Business and a Master of Arts in Communication from the University of Texas, Austin. He also holds a doctoral degree in Business from the University of Colorado, Boulder.	67

Dr. Ann Kirschner	Dr. Ann Kirschner has been a director of Apollo Group since November 2007 and a member of the Compensation Committee since December 2007. Since 2006, Dr. Kirschner has been the University Dean of Macaulay Honors College of The City University of New York. From 1991 to 1994, and from 2001 to 2006, Dr. Kirschner served as president of Comma Communications, a consulting company specializing in higher education and technology, where she focused on strategic planning for public and private universities and education companies. Her career as an entrepreneur in media and technology has included founding Fathom, an online knowledge network, in association with Columbia University. She also co-created NFL SUNDAY TICKET and NFL.COM for the National Football League. Dr. Kirschner serves on the Board of Directors of Public Agenda and Open University of Israel. Previously she served on the Board of Directors of Topps Company, Inc. and Onhealth.com. Dr. Kirschner received her Doctor of Philosophy in English literature from Princeton University, a Master of Arts from the University of Virginia, and a Bachelor of Arts from the State University of New York at Buffalo.	58

K. Sue Redman	K. Sue Redman has been a director of Apollo Group and Chair of the Audit Committee since December 2006. She is a former member of the Compensation Committee and the Special Committee of the Board of Directors of Apollo Group. Ms. Redman is president of Redman Advisors, LLC, a private consulting firm that specializes in the areas of enterprise risk management, corporate finance, accounting and strategy. From 2004 to 2008, Ms. Redman served as Senior Vice President and Chief Financial Officer of Texas A&M University. From 1999 to 2004, Ms. Redman was a Vice President and Corporate Controller of AdvancePCS, Inc. From 1980 to 1999, Ms. Redman held various positions, most notably as a partner with the accounting firm PricewaterhouseCoopers LLP, where she provided accounting and consulting services to both public and private companies in a variety of industries. Ms. Redman earned her Bachelor of Business Administration in Accounting from Texas A&M University and is a Certified Public Accountant in Texas, Arizona and California.	52

Name	Principal Occupation During the Past Five Years	Age

James R. Reis	James R. Reis has been a director of Apollo Group and a member of the Audit Committee since January 2007 and was the former Chair of the Special Committee. Since 2007, Mr. Reis has served as Vice Chairman of GAINSCO, INC., an insurance company, and previously served as its Executive Vice President. Since 2001, Mr. Reis has performed merchant banking and management consulting services through First Western Capital, LLC, of which he is the founder, managing director and owner, and through which he provided consulting services to a subsidiary of GAINSCO, INC. from 2003 to 2005. Mr. Reis served as Vice Chairman of ING Pilgrim Capital Corporation, an asset management company, which he co-founded, from 1989 to 2000 when it was acquired by ING Groep NV. Mr. Reis also currently serves on the Boards of Directors of Exeter Life Sciences, Inc. and Arcadia Bio-Science, Inc., both of which are owned by Dr. Sperling. Mr. Reis received his Bachelor of Science from St. John Fisher College in Rochester, New York and is an inactive Certified Public Accountant.	52

Manuel F. Rivelo	Manuel F. Rivelo has been a director of Apollo Group and a member of the Compensation Committee since March 2009. Mr. Rivelo has been employed by Cisco Systems, Inc., an information technology provider, since 1992, and is currently Senior Vice President of Cisco’s Enterprise Systems and Operations group within the Enterprise, Commercial and Small Business development organization. Mr. Rivelo also oversees multiple internal councils and boards that address business and technical requirements for Cisco customers of all sizes. He is also responsible for operational excellence, standardization around processes and tools, enabling new business models, and strategic communications. Prior to his current role Mr. Rivelo was a member of the Cisco Development Council, the senior leadership team of the Cisco Development Organization. He previously served as a systems engineer and was named Cisco’s head of the worldwide systems engineering (SE) organization. Mr. Rivelo holds a bachelor’s and master’s degree in electrical engineering from the Stevens Institute of Technology.	45

Peter V. Sperling	See Mr. Sperling’s biographical information below under “Our Executive Officers.”	50

George A. Zimmer	George A. Zimmer has been a director of Apollo Group since June 2006 and a member of the Nominating and Governance Committee since October 2007. Until October 2007, Mr. Zimmer also served on the Compensation Committee. Mr. Zimmer is the founder, CEO and Chairman of The Men’s Wearhouse, Inc., a retailer of men’s apparel. Mr. Zimmer is currently a member of the board of the Institute of Noetic Sciences in Petaluma, California, and serves on several advisory boards including The Boys & Girls Club of Oakland, California, and the World Business Academy of Ojai, California. Mr. Zimmer received his Bachelor of Arts in Economics from Washington University.	61

OUR EXECUTIVE OFFICERS

Set forth below are the names, ages, positions and business experience of the executive officers of Apollo Group.

Name and Position	Principal Occupation During the Past Five Years	Age

Dr. John G. Sperling Executive Chairman of the Board	Dr. John G. Sperling is the founder and the Executive Chairman of the Board of Apollo Group. Dr. Sperling was President of Apollo Group until February 1998, Chief Executive Officer of Apollo Group until August 2001 and Chairman of the Board until June 2004. Dr. Sperling served as Acting Executive Chairman of the Board from January 2006 to September 2008 and has served as Executive Chairman of the Board since September 2008. Prior to his involvement with Apollo Group, from 1961 to 1973, Dr. Sperling was a professor of Humanities at San Jose State University where he was the Director of the Right to Read Project and the Director of the NSF Cooperative College-School Science Program in Economics. At various times from 1955 to 1961, Dr. Sperling was a member of the faculty at the University of Maryland, Ohio State University and Northern Illinois University. Dr. Sperling received his Doctor of Philosophy from Cambridge University, a Master of Arts from the University of California, Berkeley, and a Bachelor of Arts from Reed College. Dr. Sperling is the father of Peter V. Sperling.	88

Peter V. Sperling Vice Chairman of the Board	Peter V. Sperling was appointed Vice Chairman of the Board of Apollo Group in June 2008. Mr. Sperling was a Senior Vice President of Apollo Group from June 1998 to December 2007 and Secretary of Apollo Group from June 2006 to December 2007. Mr. Sperling has been with Apollo Group since 1983. Mr. Sperling was Vice President of Administration from 1992 to June 1998 and served as Secretary and Treasurer of Apollo Group from 1988 to January 2003. From 1987 to 1992, Mr. Sperling was Director of Operations at Apollo Education Corporation. From 1983 to 1987, Mr. Sperling was Director of Management Information Services of Apollo Group. Mr. Sperling received his Master of Business Administration from The University of Phoenix and his Bachelor of Arts from the University of California, Santa Barbara. Mr. Sperling is also the Chairman and co-founder of CallWave, Inc., a telecommunications services corporation. Mr. Sperling is the son of Dr. John G. Sperling.	50

Gregory W. Cappelli Co-Chief Executive Officer	Gregory W. Cappelli was appointed Co-Chief Executive Officer in April 2009. Mr. Cappelli has also been serving as Chairman of Apollo Global since inception and a director of Apollo Group since June 2007. Mr. Cappelli previously served as Executive Vice President of Global Strategy and Assistant to the Executive Chairman from April 2007 to April 2009. Before joining Apollo Group, Mr. Cappelli spent 10 years as a research analyst for Credit Suisse, where he most recently served as Managing Director and Senior Research Analyst and founded the Credit Suisse Global Services Teams. Before joining Credit Suisse, Mr. Cappelli was Vice President and Senior Research Analyst with ABN AMRO. He holds his Bachelor of Arts in Economics from Indiana University and his Master of Business Administration from the Brennan School of Business at Dominican University. Mr. Cappelli is on the board of trustees of Dominican University.	42

Name and Position	Principal Occupation During the Past Five Years	Age

Charles B. Edelstein Co-Chief Executive Officer	Mr. Edelstein became Chief Executive Officer and a director of the Board of Apollo Group in August 2008 and Co-Chief Executive Officer in April 2009. Prior to joining Apollo Group, Mr. Edelstein was employed by Credit Suisse, a financial services firm, since 1987, and served as a Managing Director since 1998. He was also the head of the Global Services Group within the Investment Banking Division of Credit Suisse. His focus was on providing advisory services regarding acquisitions, dispositions and capital raising transactions. Mr. Edelstein founded and oversaw Credit Suisse’s leading advisory practice in the education industry, where he served as advisor to many of the largest education companies, including Apollo Group. Prior to that, he worked at Price Waterhouse (now PricewaterhouseCoopers) for three years as an auditor and management consultant. Mr. Edelstein sits on the Chicago board of directors for both Teach for America and Junior Achievement. He received a Bachelor of Arts with highest distinction from the University of Illinois and a Master of Business Administration from the Harvard Business School, where he graduated as a Baker Scholar with high distinction.	49

Joseph L. D’Amico President and Chief Operating Officer	Joseph L. D’Amico was appointed President and Chief Operating Officer in March 2009. Previously, Mr. D’Amico served as President, Chief Financial Officer and Treasurer from June 2008 to March 2009; Executive Vice President and Chief Financial Officer from June 2007 to June 2008; and served in the role of Chief Financial Officer from December 8, 2006 to June 2007 as a consultant. Prior to joining the Company, Mr. D’Amico was a senior managing director of FTI Palladium Partners, an interim management company and a division of FTI Consulting, Inc. Prior to joining FTI in August 2002, he was a partner with PricewaterhouseCoopers LLP for 21 years where he served in leadership roles in the firm’s Financial Advisory Services group as well as having served as an audit partner earlier in his career, responsible for public and privately held companies. Mr. D’Amico is a Certified Public Accountant. He received his Master of Business Administration from the University of Chicago and his Bachelor of Science in Accountancy from the University of Illinois at Urbana-Champaign.	60

Terri C. Bishop Executive Vice President, External Affairs and Chief of Staff to the Executive Chairman	Terri C. Bishop was appointed Executive Vice President, External Affairs in September 2008. Ms. Bishop has also been serving as a director of Apollo Group since March 2009. Ms. Bishop served as Chief Communications Officer and Senior Vice President of Public Affairs of Apollo Group from 1999 to 2008, overseeing public and government relations. Except for her service as Executive Vice President of Convene International, an education software company, from 1998 to 1999, Ms. Bishop has been with the Apollo Group since 1982 and during that time she has served in the areas of institutional licensure and accreditation, curriculum development, institutional research and online learning. She was the founding director of University of Phoenix Online, providing oversight during its first 10 years of start up and development. Ms. Bishop received her Master of Arts in Human Relations and Organizational Management from University of Phoenix.	56

Name and Position	Principal Occupation During the Past Five Years	Age

P. Robert Moya Executive Vice President, General Counsel and Secretary	P. Robert Moya has served as General Counsel since September 2007, Secretary since December 2007, and Executive Vice President since September 2008. Mr. Moya served as Senior Vice President from September 2007 to September 2008 and as Corporate Compliance Officer from October 2007 to November 2009. Since 1991, Mr. Moya has been a Partner, and more recently a Retired Partner and Of Counsel, of Quarles & Brady LLP, a Wisconsin-based national law firm. From 2002 to 2004, Mr. Moya served as General Counsel of Insight Enterprises, Inc., an information technology provider, and in various additional capacities, including Executive Vice President, Chief Administrative Officer and Corporate Secretary. Earlier in his career, Mr. Moya was a partner with the law firms of Gaston & Snow and Lewis and Roca LLP. Mr. Moya holds his Bachelor of Arts from Princeton University and his Juris Doctor from Stanford Law School. Since 2005, he has been a director of InPlay Technologies, Inc., serves as a member of InPlay’s Audit and Compensation Committees and chairs the Nominating and Governance Committee. Between 2003 and 2007, Mr. Moya served as a director of PlusNet plc, a company formerly listed on the London Stock Exchange, served on the Audit and Nominating Committees and chaired the Remuneration Committee.	65

Brian L. Swartz Senior Vice President, Chief Financial Officer and Treasurer	Brian Swartz was appointed Chief Financial Officer and Treasurer in March 2009 and Senior Vice President of Finance in June 2007. Mr. Swartz previously served as Chief Accounting Officer from February 2007 to March 2009 and Vice President, Corporate Controller and Chief Accounting Officer from February to June 2007. Prior to joining the Company, Mr. Swartz was with EaglePicher Incorporated, a technology and industrial products and services company, from 2002 to 2006, as its Vice-President and Corporate Controller. At EaglePicher, Mr. Swartz was an integral member of their senior management team and successfully guided the company through a bankruptcy restructuring. From 1994 to 2002, Mr. Swartz was at Arthur Andersen LLP where he had primary responsibilities in international audit and due diligence projects. He graduated from the University of Arizona with a Bachelor of Science in Accounting and was a member of the Warren Berger Entrepreneurship Program. Mr. Swartz is a Certified Public Accountant. Mr. Swartz is on the board of directors of the Arizona Society of Certified Public Accountants and of the Phoenix Children’s Hospital Foundation.	36

Name and Position	Principal Occupation During the Past Five Years	Age

Robert W. Wrubel Executive Vice President, Chief Marketing and Product Development Officer	Robert W. Wrubel was named Executive Vice President and Chief Marketing and Product Development Officer in December 2009. He served as Senior Vice President, Marketing from November 2008 to December 2009 and as Vice President, Marketing from June 2008 to November 2008. He also has served as Chief Executive Officer of Aptimus, Inc., a wholly-owned subsidiary of Apollo Group, since it was acquired by Apollo Group in October 2007. Before joining Aptimus in 2005, Mr. Wrubel was co-founder and co-Chief Executive Officer of Yoga Works, the country’s largest yoga and alternative fitness company. Prior to that, Mr. Wrubel was Entrepreneur-in-residence at Highland Capital Partners, a venture capital firm. From 1998 to 2001, Mr. Wrubel was the founding Chief Executive Officer of Ask Jeeves, where he grew the company to become one of the top-ranked search engines. Before Ask Jeeves, Mr. Wrubel was the Chief Operating Officer of Knowledge Adventure, a publisher of educational software brands including Jumpstart and MathBlaster. Mr. Wrubel received his Bachelor of Arts in History and Economics from Yale University.	48

Gregory J. Iverson Vice President, Chief Accounting Officer and Controller	Gregory J. Iverson was appointed Vice President, Chief Accounting Officer and Controller in March 2009. He served as Vice President and Corporate Controller from April 2007 to March 2009. He joined the Company from US Airways Group, Inc. where he served as Director, Financial Reporting from 2006 to 2007. Previously, he was Director, Assistant Corporate Controller with EaglePicher Incorporated from 2003 to 2006. Mr. Iverson began his career in public accounting and worked as Assurance Manager with Arthur Andersen, LLP and Deloitte & Touche LLP. He graduated summa cum laude from The University of Idaho with a Bachelor of Science in Business. Mr. Iverson is a Certified Public Accountant.	34

Dr. William J. Pepicello President, University of Phoenix, Inc.	Dr. William J. Pepicello became Provost of University of Phoenix in January 2006 and was appointed as President in October 2006. Dr. Pepicello has been with University of Phoenix since 1995. Dr. Pepicello served as Vice Provost for Academic Affairs from 2003 to 2006 and Dean of the School of Advanced Studies from 2002 to 2003. From 2000 to 2002, Dr. Pepicello was President of University of Sarasota and then Chief Academic Officer of American Intercontinental University. From 1995 to 2000, he was Dean of the College of General and Professional Studies and also held the position of Vice President of Academic Affairs of University of Phoenix. Dr. Pepicello holds both a Master of Arts and a Doctor of Philosophy in Linguistics from Brown University and a Bachelor of Arts in Classics from Gannon University.	60

OUR CORPORATE GOVERNANCE PRACTICES

At Apollo Group, we believe that strong and effective corporate governance procedures and practices are an extremely important part of our corporate culture. In that spirit, we have summarized several of our corporate governance practices below.

Monitoring Board Effectiveness	It is important that our Board of Directors and its Committees are performing effectively and in the best interests of the Company and its shareholders. The Board of Directors and each Committee are responsible for annually assessing their effectiveness in fulfilling their obligations. In addition, our Nominating and Governance Committee is charged with annually reviewing the Board of Directors and its membership.

Independent Director Committee	The Independent Director Committee meets regularly in executive sessions without Apollo Group management or any non-independent directors.

Hiring Outside Advisors	The Board and each of its Committees may retain outside advisors and consultants of their choosing at the Company’s expense, without management’s consent.

Code of Business Conduct and Ethics	Apollo Group expects its directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. Apollo Group’s credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each director, executive and employee. In order to provide assurances to Apollo Group and its shareholders, Apollo Group has adopted a Code of Business Conduct and Ethics which provides clear conflict of interest guidelines to its employees, as well as an explanation of reporting and investigatory procedures. The Code of Business Conduct and Ethics is available on our website at: http://www.apollogrp.edu/CorporateGovernance/CorporateGovernance.aspx.

The Code of Business Conduct and Ethics applies to all employees, including our directors, executive officers, principal financial officer, principal accounting officer and all other members of our finance department. If the Company makes any amendment to, or grants any waiver from, a provision of the Code of Business Conduct and Ethics that applies to our principal executive officers, principal financial officer, principal accounting officer, controller or certain other senior officers and requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons for the amendment or waiver on our website, http://www.apollogrp.edu, and as required by NASDAQ, file a Current Report on Form 8-K with the SEC reporting the amendment or waiver.

Providing Transparency	Apollo Group believes it is important that shareholders understand our governance practices. In order to help ensure transparency of our practices, we have posted information regarding our corporate governance procedures on our website at http://www.apollogrp.edu/CorporateGovernance/CorporateGovernance.aspx.

Communications with the Board of Directors	Although Apollo Group does not have a formal policy regarding communications with the Board of Directors, shareholders may communicate with the Board of Directors by writing to the Company at Apollo Group, Inc., Attention: Investor Relations, 4025 South Riverpoint Parkway, Phoenix, Arizona, 85040. Shareholders who would like their submission directed to a specific member of the Board may so specify, and the communication will be forwarded, as appropriate.

Controlled Company	We are a “Controlled Company” as defined in Rule 5615(c)(1) of the NASDAQ Listing Rules, because more than 50% of the voting power of Apollo Group Common Stock is held by the John Sperling Voting Stock Trust. As a consequence, we are exempt from certain requirements of NASDAQ Listing Rule 5605, including that (a) our Board be composed of a majority of Independent Directors (as defined in NASDAQ Listing Rule 5605(a)(2)), (b) the compensation of our officers be determined by a majority of the independent directors or a compensation committee composed solely of independent directors and (c) nominations to the Board of Directors be made by a majority of the independent directors or a nominations committee composed solely of independent directors. However, NASDAQ Listing Rule 5605(b)(2) does require that our independent directors have regularly scheduled meetings at which only independent directors are present (“executive sessions”) and Internal Revenue Code Section 162(m) does require a compensation committee of outside directors (within the meaning of Section 162(m)) to approve stock option grants to executive officers in order for us to be able to deduct the stock option grants as an expense. Notwithstanding the foregoing exemptions, we do have a majority of independent directors on our Board of Directors and we do have a Compensation Committee and a Nominating and Governance Committee composed solely of independent directors.

Certain Relationships and Transactions with Related Persons
Dr. John G. Sperling Note Receivable

In August 1998, we, together with Hughes Network Systems and Hermes Onetouch, LLC, formed Interactive Distance Learning, Inc., a new corporation, to acquire One Touch Systems, a provider of interactive distance learning solutions. We contributed $10.8 million in October 1999 and $1.2 million in December 1999, in exchange for a 19% interest in Interactive Distance Learning. We accounted for our investment in Interactive Distance Learning under the cost method. Hermes is owned by Dr. John G. Sperling, our Founder, Executive Chairman of the Board and Director.

On December 14, 2001, Hermes acquired our investment in Interactive Distance Learning in exchange for a promissory note in the principal amount of $11.9 million, which represented the related carrying value. The promissory note accrued interest at a fixed annual rate of six percent. The promissory note was repaid in full during fiscal year 2009.

Yo Pegasus, LLC

Yo Pegasus, LLC, an entity controlled by Dr. John G. Sperling, leases an aircraft to us as well as to other entities. Payments to Yo Pegasus for the business use of the airplane, including hourly flight charges, fuel, and direct operating expenses during fiscal year 2009 were $0.2 million. These amounts are included in general and administrative expenses in the Consolidated Statements of Income.

Sperling Gallery

We lease certain artwork pursuant to a contract between Apollo Group and an art gallery owned by Virginia Sperling. Virginia Sperling is the former wife of Dr. John Sperling and the mother of Mr. Peter Sperling. Lease payments under the contract during fiscal year 2009 were $34,000.

Earth Day Network

University of Phoenix Foundation, a non-profit entity affiliated with the University of Phoenix, provided grants totaling $100,000 and $50,000 in fiscal years 2009 and 2008, respectively, to Earth Day Network. Art Edelstein, the Director of Development of Earth Day Network, is the brother of Charles B. Edelstein, our Co-Chief Executive Officer.

Cisco Systems, Inc.

During fiscal year 2009, we purchased goods and services from Cisco Systems, Inc., directly and through third party sellers, in the normal course of our business, and we expect to do so in the future. Manuel F. Rivelo, a member of our Board of Directors, is employed by Cisco Systems, Inc. as Senior Vice President of Enterprise Systems and Operations.

Deferred Compensation Agreement with Dr. John G. Sperling

Apollo and Dr. John G. Sperling are parties to a Deferred Compensation Agreement, for which we have recorded a long-term liability. As of August 31, 2009 and 2008 this deferred compensation balance was $2,592,000 and $2,326,000, respectively.

Ensuring Auditor Independence	Apollo Group has taken a number of steps to ensure the continued independence of our independent auditors. Our independent auditors report directly to the Audit Committee, which is required to approve in advance or reject any non-audit services proposed to be conducted by our independent auditors.

COMPENSATION DISCUSSION & ANALYSIS

I.	Our Compensation Philosophy and Objectives

The overarching principle governing the Company’s compensation philosophy for its executive officers is to maintain a pay-for-performance approach that ties a significant portion of each executive officer’s compensation to the Company’s financial performance, as measured in terms of both pre-established financial objectives for the fiscal year and the value of the Company’s Class A Common Stock. In implementing this philosophy, the Compensation Committee of the Board of Directors utilizes a combination of cash and equity incentive programs under which the total direct compensation of the executive officers will vary with the Company’s performance and the market price of the Class A Common Stock. Accordingly, the general objective of the Company is to target cash compensation (base salary plus a performance-based annual target bonus) per executive officer position to the 50th percentile of the comparable position at an identified peer group and to target total direct compensation (which includes the grant-date fair value of the executive officer’s long-term equity awards, annualized for any multi-year award) to the 75th percentile of the comparable position at the peer group. However, the actual compensation provided a particular named executive officer may vary from those targeted percentiles based on individual circumstances, such as the officer’s level of experience, the employment agreement negotiated in connection with his hiring and the long-term incentives that may be needed to retain his services. In structuring the various components of total direct compensation, the Company utilizes a balanced risk/reward approach through a predominant long-term equity incentive component that allows the executive officers to share in the appreciation in the market price of the Class A Common Stock with its stock option component but also discourages them from excessive risk-taking through the use of restricted stock unit awards that provide varying levels of compensation as the market price of the Class A Common Stock fluctuates over time.

The Company’s compensation philosophy is further designed to develop, implement and administer compensation programs that will:

•	attract and retain key executives critical to the Company’s long-term growth and financial success,

•	provide compensation levels that are internally equitable among the executive officer group and competitive with comparable levels at the Company’s peer group, as that peer group is identified by the Compensation Committee from time to time,

•	motivate the executive officers to enhance long-term shareholder value, with emphasis on growth, revenue and profitability,

•	mitigate incentives for executive officers to take unnecessary or excessive risks that may have a material adverse impact upon the Company’s economic viability, and

•	avoid undue emphasis on short-term results and encourage the executive officers to focus on long-term objectives essential to the Company’s continued success as an educational institution.

This compensation philosophy is also reflected in the employment agreements the Company has negotiated with several of the named executive officers in connection with their commencement of employment with the Company. Except as will be discussed in Section III.C below for Mr. Wrubel, those contracts in general position the total cash compensation of each officer at the 50th percentile and bring total direct compensation to the 75th percentile through a more heavily-weighted long-term equity incentive component.

II.	Role of the Compensation Committee

A.	General

From September 1, 2008 to March 25, 2009, the Compensation Committee was comprised of the following four independent members of the Board of Directors: Dr. Herberger, the Chair, Mr. DeConcini, Dr. Kirschner and Ms. Redman. On March 26, 2009, Mr. Rivelo replaced Ms. Redman as a member of the Compensation Committee. No further changes to the composition of the Compensation Committee have subsequently occurred.

The primary responsibilities of the Compensation Committee include the formulation and implementation of the Company’s compensation philosophy, the review and approval of the compensation of the Company’s executive officers, including base salaries, performance-based annual cash incentive programs and long-term equity incentive awards, and the administration of other executive benefit programs in which the executive officers participate. The Company’s executive officers are listed on pages 12 through 15 of this Information Statement. The Compensation Committee, in consultation with the independent compensation consulting firm it has retained, analyzes the reasonableness and competitiveness of the various components of compensation paid to the executive officers and evaluates the effectiveness of each of those components in achieving the compensation objectives stated above. The Compensation Committee also obtains legal advice regarding executive compensation matters from the Company’s outside legal counsel.

The Compensation Committee also seeks input from each of the Company’s Co-Chief Executive Officers and other senior executive officers with respect to certain items of compensation, including their recommendations regarding the parameters of the annual cash incentive program and their proposals regarding long-term equity incentive awards. Accordingly, the Company’s Co-Chief Executive Officers and other senior executive officers may, from time to time, attend the meetings of the Compensation Committee at which compensation issues involving executive officers are discussed and present proposals and recommendations regarding executive officer compensation. However, all final decisions regarding executive officer compensation are made solely by the Compensation Committee and are based on a number of factors, including its independent evaluation of management proposals, its own internal deliberations and the input provided by its independent compensation consultant. The Compensation Committee meets in executive session to approve all decisions relating directly to the individual compensation of each of the Co-Chief Executive Officers. Decisions regarding the other executive officers are typically made by the Compensation Committee after considering the joint recommendations of the Co-Chief Executive Officers and the market data analysis provided by the independent compensation consultant (whose role is described in the next section).

The duties and responsibilities of the Compensation Committee are more fully set forth in its formal charter, as approved by the Company’s Board of Directors. The corporate governance provisions of the charter were revised in September 2009 to reflect the new Co-Chief Executive Officer management structure that was implemented in April 2009. The revised charter may be viewed, together with any future changes that may occur, on our website at www.apollogrp.edu at “INVESTOR RELATIONS — Corporate Governance.”

B.	Interaction with Compensation Consultants

In making its determinations with respect to executive officer compensation, the Compensation Committee has historically engaged the services of an independent compensation consulting firm. Beginning with the 2006 fiscal year and continuing through the current 2010 fiscal year, the Compensation Committee has retained the services of Pearl Meyer & Partners, LLC (“Pearl Meyer & Partners”) to assist with its periodic review of existing compensation programs for the Company’s executive officers and the formulation and implementation of new executive compensation arrangements. In addition, Pearl Meyer & Partners has assisted the Compensation Committee with related projects, such as establishing share ownership guidelines for the executive officers and non-employee directors, evaluating non-employee director compensation levels and providing advice and relevant market data with respect to the design of various cash and equity-based executive compensation programs.

The Compensation Committee retains Pearl Meyer & Partners directly, although in carrying out its assignments, Pearl Meyer & Partners may also interact with Company management to the extent necessary and appropriate. However, Pearl Meyer & Partners has not been retained to perform any consulting or advisory services for Company management, except in a few limited situations where market-level compensation data was provided to management in connection with new hire equity awards for certain non-executive officer positions. For assistance with more significant compensation projects, the Company management has retained the services of its own independent compensation consulting firm. For its compensation consulting services rendered for the 2009 fiscal year, Pearl Meyer & Partners was paid $469,236 in the aggregate, of which less than $10,000 was attributable to the ancillary services provided Company management during the 2009 fiscal year.

III.	Compensation Structure

A.	New Executive Officer Structure

Co-Chief Executive Officers.  On April 24, 2009, the Company’s Board of Directors authorized the establishment of a Co-Chief Executive Officer management structure. As a result, the office of Chief Executive Officer is now shared by Mr. Edelstein, the Company’s former Chief Executive Officer, and Mr. Cappelli, who previously served as Executive Vice President of Global Strategy and Assistant to the Executive Chairman. Under the revised structure, Mr. Cappelli has primary responsibility for business operations, global strategy, external communications and management of Apollo Global, Inc., the Company’s majority-owned subsidiary, for which he will continue to serve as Chairman. Mr. Edelstein focuses on the areas of finance, corporate development, human resources and legal. As part of this new management structure, the Compensation Committee approved an increase in Mr. Cappelli’s annual base salary from $500,000 to $600,000, effective as of April 24, 2009.

President and Chief Operating Officer.  On June 24, 2008, Mr. D’Amico was appointed the Company’s President in addition to his then current status as Chief Financial Officer. In March 2009, Mr. D’Amico was appointed to the office of Chief Operating Officer in addition to his continuing role as the President of the Company, and Mr. Swartz was appointed to replace him as Chief Financial Officer. In recognition of his increased duties and responsibilities in these new positions, Mr. D’Amico received, during the course of the 2009 fiscal year, additional equity awards, in the form of stock option grants and restricted stock unit awards covering a total of 67,471 shares of the Company’s Class A Common Stock, that were designed to increase his total direct compensation to approximately the 75th percentile for the president/chief operating officer position at those companies in the Company’s comparator peer group that have such an executive officer position.

New Chief Financial Officer.  Mr. D’Amico continued to serve as the Company’s Chief Financial Officer until March 26, 2009, when Brian Swartz was appointed to that position as well as Treasurer. In connection with such appointment, Mr. Swartz’s base salary was increased from $300,000 to $375,000, and he was provided with the opportunity to earn a supplemental bonus for the balance of the 2009 fiscal year based on his performance as Chief Financial Officer. Such bonus would be in addition to any bonus he earned for such year as a participant in the Executive Officer Incentive Bonus Plan with a target bonus equal to 50% of his base salary for the 2009 fiscal year, as measured as of the start of that year. In addition to such adjustments to his cash compensation, Mr. Swartz also received an equity award in the combined form of a stock option grant and restricted stock unit award covering a total of 8,432 shares. As a result, Mr. Swartz’s total direct compensation was brought to a level that was above the 50th percentile but below the 75th percentile for chief financial officers at the Company’s comparator group.

B.	Pay Elements — Overview

The Compensation Committee utilizes three main components in structuring the compensation program for the executive officers:

•	Base Salary — a fixed rate of pay that takes into account an individual’s duties and responsibilities, experience and expertise and individual performance and that is designed to provide a level of economic security from year to year based on competitive market data.

•	Annual Cash Incentive — variable cash compensation that does not provide any economic guarantees and is designed to reward the executive officers based on the financial performance of the Company (as measured in terms of defined business metrics).

•	Long-Term Equity Incentives — stock-based awards, including both stock options (that are valued at grant on the basis of their Black-Scholes value) and restricted stock units (RSUs), that derive their actual value from the market price of the Company’s Class A Common Stock.

Except for the long-standing deferred compensation arrangement with Dr. Sperling, the Compensation Committee has not implemented any supplemental retirement income programs or other special deferred compensation arrangements for the executive officers. To date, the primary source for wealth creation and the accumulation of retirement income for the Company’s executive officers has been in the form of long-term equity incentive awards.

C.	Pay Mix

The Compensation Committee believes that the particular elements of compensation identified above provide a well-proportioned mix of compensation that includes a level of economic security (base salary), provide a meaningful incentive for long-term retention (equity awards) and have a significant performance-based component (annual cash incentive program in addition to the equity awards). Accordingly, the overall objective of the structure is to create short-term and long-term performance incentives and rewards that are designed to accomplish the Company’s major compensation objectives. By applying this portfolio approach to total direct compensation, the Compensation Committee provides each executive officer with a measure of security in the minimum level of compensation he or she is to receive through base salary, while the annual cash and long-term equity incentive components provide variable levels of compensation with no economic guarantees. The incentive components are primarily designed to motivate the executive officer to focus on the attainment of specific business goals that will advance the Company’s strategic objectives and promote a high level of Company performance, with corresponding increases in shareholder value and long-term wealth creation opportunities for the executive officer.

The various components of the compensation packages for the executive officers are described in more detail below. Those components are weighted heavily toward performance-based pay. The same approach has been applied in those instances where the Company has negotiated employment agreements with several of the named executive officers in connection with their commencement of employment. Under the employment agreements with Messrs. Edelstein, Cappelli, D’Amico and Moya, total cash compensation was in general set at less than the 50th percentile for the comparable position at the comparator group, and total direct compensation was weighted more heavily in terms of long-term equity incentives to reach in general the 75th percentile objective for each of them.

The 2009 fiscal year total direct compensation for Dr. Sperling and Messrs. Edelstein, Cappelli, D’Amico, Moya and Swartz was within the following percentages above or below the 75th percentile of market level compensation for the comparable position:

Percentage
Above/Below
Name	75th Percentile

Dr. Sperling	3% Above
Mr. Edelstein	12% Below
Mr. Cappelli	21% Below
Mr. D’Amico	0
Mr. Moya	23% Above
Mr. Swartz	19% Below

Such market level compensation for each position was developed through review of compensation levels for the comparable position at the comparator group companies, through an analysis of representative survey data for such position or through a combination of both. The Committee believed that the level of Mr. Moya’s compensation at 23% above the 75th percentile for general counsel positions at the comparator group was warranted because the additional duties and responsibilities he has undertaken are beyond those typically associated with the general counsel position, such as his management responsibilities in the areas of facilities, corporate security and compliance.

Mr. Wrubel’s total direct compensation is also heavily weighted in long-term equity incentive awards, primarily in the form of stock option grants. During the 2009 fiscal year, the Compensation Committee made a special multi-year option grant to Mr. Wrubel as a long-term retention vehicle with a substantial upside potential tied to the appreciation in value of the Company’s Class A Common Stock. The grant is divided into three distinct tranches, each with an exercise price of $69.51 per share, the fair market value per share of the Company’s Class A Common Stock on the grant date. The first tranche covers 52,500 shares and will vest and become exercisable in four successive equal annual installments over his period of continued employment with the Company measured from the grant date. The remaining two tranches are special performance-based options that will not vest or become exercisable unless the market price of the Company’s Class A Common Stock substantially appreciates in value. For the first performance-based tranche covering 62,000 shares, the market price of the Class A Common Stock must remain at or above $100 per share for a thirty — day period within the first four years of the option term. For the second performance-based tranche, the market price of the Class A Common Stock must remain at or above $120 per share for a thirty — day period that must also occur within the first four years of the option term. If the stock price objective for the first performance tranche is attained, then that tranche will become exercisable in three successive equal annual installments over Mr. Wrubel’s period of continued employment with the Company measured from the first anniversary of the grant date. If the stock price objective for the second performance tranche is attained, then that tranche will become exercisable in two successive equal annual installments over Mr. Wrubel’s period of continued employment with the Company measured from the second anniversary of the grant date. Mr. Wrubel’s total direct compensation would be within ten percent of the 75th percentile of the comparable position at the Company’s comparator group, if only the service-vesting tranche of his multi-year option were taken into account and annualized over the three-year horizon for which the grant was made. However, when the two performance-based tranches of the multi-year grant are also taken into account and annualized over that same three-year horizon, Mr. Wrubel’s total direct compensation would be approximately $950,000 above the 75th percentile. However, there is no certainty that the stock price targets in effect for the two performance-based tranches will ever be attained, and Mr. Wrubel may not actually derive any economic value from this component of his compensation package.

Long-term equity incentives also form a predominant part of Mr. Swartz’s total direct compensation. However, as noted above, the adjustments that the Compensation Committee made to Mr. Swartz’s total direct compensation in connection with his promotion to Chief Financial Officer has positioned his compensation between the 50th and 75th percentile of market level compensation for chief financial officers.

The following summary analysis reflects the performance-based nature of the compensation packages provided the Company’s executive officers when their base salary is compared to their total direct compensation, including the performance-based components comprised of their annual cash incentive potential and their long-term equity incentives. In presenting such analysis, the grant-date fair value of the multi-year grants made to Messrs. Edelstein, Cappelli, D’Amico, Moya and Wrubel, whether in the 2009 fiscal year or any earlier fiscal year, have been annualized over the applicable time horizon for which each of those grants was made. In addition, such analysis does not include the grant-date fair value of the “make-whole” restricted stock unit awards made to Messrs. Edelstein, Cappelli and D’Amico to compensate them for the compensation opportunities they forfeited when they left their former employers.

2009 Fiscal Year.  The aggregate base salary for Dr. Sperling and Messrs. Edelstein, Cappelli, D’Amico, Swartz, Moya and Wrubel for fiscal year 2009 comprised on average approximately 13% of the aggregate value of their total direct compensation for that year (base salary, annual cash incentive at target level and grant-date fair value of long-term equity incentives). That percentage was in contrast to approximately the 23% level that base salary represented as a portion of the market levels of total direct compensation for comparable positions based on 2008 calendar year market data derived from proxy statement disclosures and other relevant survey data. For each such position, total direct compensation was calculated at the median level. With respect to the Company’s other executive officers, base salary comprised approximately 24% of their aggregate total direct compensation for the 2009 fiscal year. This was in contrast to approximately the 35% level that base salary represented as a portion of the market levels of total direct compensation for their comparable positions based on the same market data used for the named executive officer analysis.

2010 Fiscal Year Compensation.  The aggregate base salary for Dr. Sperling and Messrs. Edelstein, Cappelli, D’Amico, Swartz, Moya and Wrubel for fiscal year 2010 is also projected to comprise on average approximately 13% of the aggregate value of their total direct compensation targeted for that year. With respect to the Company’s other executive officers, base salary comprises approximately 25% of their total direct compensation for the 2010 fiscal year.

Accordingly, the pay mix for both the 2009 and 2010 fiscal years is consistent with the overall pay-for-performance philosophy for the executive officers.

D.	Pay Levels and Benchmarking

The overall compensation level for each executive officer is determined by a number of factors, including the individual’s duties and responsibilities within the Company, his or her experience and expertise, the compensation levels for peers within the Company, compensation levels in the marketplace for similar positions, performance of the individual and the Company as a whole, and the level of compensation necessary to retain the individual or to recruit such individual in the case of a new hire. In determining the appropriate compensation package for each executive officer, the Compensation Committee considers all the various items of executive compensation and employee benefit programs provided by the Company.

In order to determine competitive compensation practices, the Compensation Committee relies on compensation data provided by Pearl Meyer & Partners. The data is derived principally from surveys of compensation practices of comparable companies, including general survey data and data developed from public filings by selected companies that the Compensation Committee considers appropriate comparators for the purposes of developing executive compensation benchmarks.

During the 2007 fiscal year, the Compensation Committee worked with its independent compensation consultant to formulate a new comparator group of companies for the purpose of benchmarking executive compensation. The comparator group that resulted replaced the prior peer group comprised solely of publicly-held for-profit educational institutions. That industry peer group was no longer considered an adequate benchmark for executive officer compensation, because the institutions that comprised that group were significantly smaller than the Company in terms of revenue and market capitalization. However, the Compensation Committee continues to review market data for publicly-held for-profit educational institutions in order to track compensation levels in the education industry and assure that the Company’s compensation remains highly competitive in such industry.

The comparator group that was formed as a result of the 2007 study was comprised of companies in other industries that were similar in size to the Company in revenue and market capitalization and that were likely to have, on the basis of their business models, executive officers with the skill sets that the Compensation Committee believed were important for the Company’s executive officers to possess. The Compensation Committee periodically reviews the comparator group to determine whether new companies should be added or existing companies removed. In performing such reviews, the Compensation Committee’s objective is to maintain a comparator group comprised of similarly-sized, highly-successful service-based businesses that meet one or more of the following criteria: sophisticated brand management experience; significant marketing/advertising experience (including the use of Internet marketing); experience with large employee populations; Internet-related content and transaction experience; nationwide retail presence; or consumer, rather than business, service experience.

The initial comparator group formed in 2007 was comprised of companies selected from the consumer, commercial and financial-services industries based on revenue (generally between $1 and $3 billion), market capitalization (generally between $7 and $14 billion) and high price-to-sales multiples. In April 2008, the Compensation Committee reviewed the appropriateness of the peer group and decided to eliminate Sabre Holdings Corp. (because it had been acquired) and E*Trade Financial Corp (because of the financial difficulties it was experiencing at the time). To the ten remaining companies in the comparator group, the Compensation Committee decided to add several other companies in order to limit the influence of companies whose compensation levels might not be truly indicative of the market. The Compensation Committee reviewed companies whose revenue, market capitalization and price to sales ratio were similar to the Company and then selected seven of those companies on the basis of the criteria described above for the initial comparator group companies.

The revised comparator group was accordingly comprised of companies with market capitalizations ranging from $5 billion to $20 billion, annual revenue ranging from $1 billion to $6.5 billion and price to sales ratios ranging from 1.5 to 7. The Company was at approximately the 50th percentile of the revised comparator group, when measured in terms of such metrics. This comparator group was used by the Compensation Committee for benchmarking 2009 fiscal year compensation through March 2009 and was comprised of the following companies:

American Capital Strategies, Ltd	Laboratory Corp. of American Holdings
Autodesk, Inc.	Moody’s Corp
CA, Inc.	Paychex, Inc.
Expedia, Inc.	Symantec Corp.
Expeditors Int’l of Washington, Inc.	TD Ameritrade Holding Corp.
Fiserv, Inc.	The E.W. Scripps Co.
Interactive Brokers Group, Inc.	The Washington Post Co.
International Game Technology	Wynn Resorts Ltd
Intuit, Inc.

The Company’s financial performance, when compared to that of the comparator group, may be summarized as follows. For the fiscal year ended August 31, 2009, the Company’s performance was approximately at or above the comparator group median for one-year and five-year average operating margins and for five-year revenue, operating income and net income growth. The Company’s one-year revenue growth was the highest among the comparator group companies, and for one-year operating income and net income growth was at the 94th and 88th percentiles, respectively. The Company’s total shareholder return for the one — year and three-year periods ended August 29, 2009 was at the 88th and the 94th percentiles, respectively. However, for the five-year period ended August 29, 2009, the Company’s annualized total shareholder return was 5% below the comparator group median.

In March 2009, the Compensation Committee performed another review of the comparator group with the assistance of its independent compensation consultant. As a result of the Company’s recent financial performance in terms of market capitalization and price to sales ratio, the Company ranked second among the companies in the comparator group, and the Company’s revenue for the 2008 fiscal year was at the 65th percentile of comparator group revenue. In order to re-position the Company at approximately the 50th percentile of the comparator group in terms of market capitalization, revenue and price to sales ratios, the Compensation Committee decided to adjust the peer group by eliminating American Capital Ltd and The E.W. Scripps Company and adding Activision Blizzard. As a result of those adjustments, the Company was repositioned to the 59th percentile of the revised comparator group when measured in terms of current revenue and market capitalization measured over a two hundred-day period, and its price to sales ratio was at the 53rd percentile, when measured over the same two-hundred day period. The March 2009 revised comparator group was used for benchmarking any 2009 fiscal year compensation decisions made after March 25, 2009.

The Company’s financial performance, when compared to that of the revised comparator group, may be summarized as follows. For the fiscal year ended August 31, 2009, the Company’s performance was approximately at or above the revised comparator group median for one-year and five-year average operating margins and for five-year revenue, operating income and net income growth. The Company’s one-year revenue growth was at the 94th percentile of the revised comparator group, and for one-year operating income and net income growth was at the 93rd and 85th percentiles, respectively. The Company’s total shareholder return for the one — year and three-year periods ended August 29, 2009 was at the 94th and the 87th percentiles, respectively. However, for the five-year period ended August 29, 2009, the Company’s annualized total shareholder return was 8% below the revised comparator group median.

For benchmarking purposes, the Compensation Committee examined the relationship of each executive officer’s base salary, target annual incentive bonus and long-term equity incentive awards to the comparable market data at the 50th and 75th percentiles. Accordingly, in making compensation decisions for the named executive officers, the Compensation Committee’s general objective was to set target total cash compensation (base salary plus annual cash incentive at target level) at approximately the 50th percentile of the survey data and target total direct compensation (which includes the grant-date fair value of long-term equity awards or the annualized grant-date fair value of any multi-year award), at approximately the 75th percentile of the survey data.

Actual compensation decisions for the named executive officers were, however, influenced by a variety of additional factors, including the internal pay relationships within the Company’s executive officer group, individual performance and experience level, the need to attract, motivate and retain an experienced and effective management team and the negotiations that led to the hiring of several of the named executive officers. For example, when Mr. Swartz was promoted to the Chief Financial Officer position, his total compensation, after adjustment for his increased rate of base salary and promotional equity awards, remained below the 75th percentile of the market level of total direct compensation for chief financial officers, but above the 50th percentile. The Compensation Committee believed that such positioning was warranted in light of (i) Mr. Swartz’s strong accounting skills and expertise and (ii) the relevant market data indicating that newly-promoted chief financial officers were not immediately positioned at the 75th percentile but advanced over time toward that percentile as they gained experience in their chief financial officer role.

Also as noted above, Mr. Wrubel’s target total direct compensation for the 2009 fiscal year is at approximately the 75th percentile of the market level of total direct compensation for the comparable position if only the annualized grant-date fair value of the first tranche of the multi-year option grant made to him in fiscal year 2009 is taken into account. However, when the annualized grant-date fair value of the two performance-based tranches with their stock price hurdles are also considered, then his total direct compensation would be approximately $950,000 above the 75th percentile of such market level compensation. The Compensation Committee believed that this exception to the general 75th percentile standard for total direct compensation was warranted in order to provide a meaningful retention vehicle for Mr. Wrubel’s services in light of his prior employment experience with high technology start-up enterprises that typically offer more highly leveraged equity vehicles than those normally awarded by the Company.

While the total direct compensation of each of the Company’s named executive officers is in general targeted at the 75th percentile of the market level of total direct compensation for the comparable position (except as noted for Mr. Wrubel), the total direct compensation for the Company’s five highest-paid named executive officers on an aggregate basis is at approximately the 88th percentile of the total direct compensation determined on an aggregate basis for the named executive officers at the comparator group. The higher aggregate level of compensation is due to the fact that the executive officer structure of the Company, with an executive chairman of the board, co-chief executive officers, a president and chief operating officer and two executive vice presidents, differs from the organizational structure of the companies in the comparator group. However, it remains the stated compensation philosophy of the Compensation Committee to maintain the total direct compensation of each individual executive officer at approximately the 75th percentile of the market level of total direct compensation for his or her comparable position.

E.	Risk Assessment

The compensation programs and practices for the named executive officers are structured in a manner that does not encourage unnecessary or excessive risk-taking and are not reasonably likely to create a material risk to the Company. Such conclusion is based on the following considerations:

1. The predominant component of the Company’s compensation structure for executive officers is in the form of long-term equity awards tied to the price of the Company’s Class A Common Stock, and increasing levels of compensation are derived from those awards as the stock price appreciates and shareholder value is thereby created. Accordingly, the Company’s overall compensation program is structured so as to encourage long-term growth and appreciation in the value of the Company’s business and stock price. In addition, the increasing use of restricted stock unit awards in lieu of option grants has reduced the risk element associated with the equity awards. Stock option grants have a higher risk/reward nature because they only have value to the extent the market price of the underlying shares appreciates over the grant date market price that serves as the exercise price. Restricted stock units, on the other hand, continue to provide value and serve as a meaningful retention vehicle even in periods of declining stock prices, because there is no exercise price or other cash consideration to be paid for the underlying shares. Restricted stock units cover a smaller number of shares when compared to a stock option grant with the same grant-date fair value, and the significant downside protection they afford lowers the overall risk profile of the total compensation package.

2. The special performance-based stock option grants made to Mr. Wrubel were a departure from the more risk-balanced approach utilized by the Company in structuring its equity incentive awards in the combined form of stock options and restricted stock units. The grants were recommended by senior management based on its belief that such a high risk/high reward structure was essential to the retention of Mr. Wrubel’s services in light of his prior experiences with start-up enterprises where such highly leveraged grants were more predominant. The retention concern was particularly important since Mr. Wrubel had a valuable change in control severance benefit package under the contract in effect with his prior employer, Aptimus, Inc. that was partially to expire at the time the new stock option grants were under consideration. Accordingly, on the basis of management’s recommendation and the retention concerns surrounding Mr. Wrubel, the Compensation Committee determined that the special performance-based grants were warranted under the circumstances. In addition, the Compensation Committee was cognizant of the fact that the total number of shares utilized for those special grants was immaterial in amount and involved only 124,000 shares (or approximately 0.08% of the total outstanding shares of Class A Common Stock) over the combined four-year performance and service-vesting period.

3. The Company’s variable performance-based annual cash incentive plan for the executive officers is subject to a dollar limitation per participant tied to a percentage of annual base salary that cannot in any instance exceed 200%. The target bonuses for the named executive officers for the 2009 fiscal year ranged from 75% (or 50% for Mr. Swartz for the first half of the fiscal year and 75% for the second half) to 100% of annual base salary, and their actual bonuses for that year ranged from 150% to 200% of base salary. For other individuals who participated in the 2009 executive officer cash incentive plan, their target bonuses ranged from 65% to 100% of base salary, and their actual bonus amounts ranged from 130% to 200% of their base salary. The actual bonus amount was in each instance higher than the corresponding target bonus because the Company attained its pre-established performance goals at above-target, maximum levels and the executive officer satisfactorily achieved his or her personal performance goals for the 2009 fiscal year.

4. The performance goals for the 2009 cash incentive plan for the named executive officers were based on strategic objectives vital to the Company’s long-term financial success. The first performance goal was tied to revenue, and the second and equally weighted performance goal was tied to operating profit. Revenue growth and increasing levels of operating profit represent financial metrics that are in alignment with the Company’s overall objective to create long-term shareholder value.

5. The wealth creation opportunities for the named executive officers and other senior management are primarily in the form of their long-term equity incentive awards. The Company does not have retirement plans or other meaningful sources of wealth creation provided under its cash compensation programs. Excessive risk-taking would not only jeopardize the financial viability of the Company but would also subject the named executive officers and other senior management to substantial economic loss were the Company’s Class A Common Stock to become worthless or drop substantially in price. For that reason, there is a substantial alignment between the structure of the Company’s compensation programs and the creation of shareholder value.

6. Finally, the Company has instituted share ownership guidelines pursuant to which the executive officers, certain other officers and each non-employee member of the Board of Directors are expected to attain a substantial ownership interest in the Company during their period of employment or Board service, thereby further aligning their interests with those of the shareholders and mitigating the potential for excessive risk taking. Although there are no specific time limits by which such individuals must attain their ownership level, there are restrictions and limitations on their ability to sell the shares of the Company’s Class A Common Stock they acquire under the Company’s various compensation programs, as noted in Section 8 below, until such ownership level is attained.

F.	Compensation Decisions — Details

(1)	Base Salary

Base salaries are set at levels that are intended to reflect the individual’s position within the Company and his or her current and sustained performance results. However, certain named executive officers have employment agreements with the Company in which their base salary levels were established through negotiation in the hiring process. Base salary, whether set by the Compensation Committee or by the terms of an existing employment agreement, is designed primarily to provide a level of economic security from year to year. Each executive officer’s base salary level is reviewed annually by the Compensation Committee, and adjustments may be made (subject to the terms of the existing employment agreements) on the basis of such factors as the overall performance of the individual and his or her areas of responsibility, any new duties and/or responsibilities assumed by such individual, his or her impact on strategic goal attainment and his or her length of service with the Company. However, there is no specific weighting applied to any one factor in setting the level of base salary, and the process ultimately relies on the Compensation Committee’s consideration of management’s recommendations and the subjective exercise of its own judgment. Although salaries are generally targeted at market median, based on the comparator group and other relevant compensation survey data (as discussed above), the Compensation Committee may also take into account the individual’s current level of base salary, duties that may go beyond such individual’s title and position, his or her potential as a key contributor, and any special recruitment or retention circumstances.

The following named executive officers have employment agreements that specify their minimum level of annual base salary:

Dr. John G. Sperling.  In December 1993, the Company entered into an employment agreement with Dr. John G. Sperling. The initial term of the employment agreement was for four years, but the agreement automatically renews for successive one-year periods thereafter. Effective March 1, 2006, the Compensation Committee increased Dr. Sperling’s annual base salary to $850,000. His annual base salary is subject to annual review by the Compensation Committee and was not increased for either the 2009 or the 2010 fiscal year.

Charles B. Edelstein.  Mr. Edelstein is the Company’s Co-Chief Executive Officer. His employment agreement, which became effective on August 26, 2008, has a term of four years and provides for a minimum annual base salary of $600,000. No adjustment was made to Mr. Edelstein’s base salary for either the 2009 or 2010 fiscal year.

Gregory W. Cappelli.  Mr. Cappelli was initially hired as the Company’s Executive Vice President, Global Strategy and Assistant to the Executive Chairman. He was employed in such position pursuant to an employment agreement which became effective on March 31, 2007 and has a term of four years. The annual base salary level of $500,000 originally provided under the agreement was increased to $600,000 in April 2009 in connection with his appointment as Co-Chief Executive Officer. No further adjustment was made for the 2010 fiscal year.

Joseph L. D’Amico.  Mr. D’Amico was initially hired as Executive Vice President, Chief Financial Officer and Treasurer pursuant to an employment agreement with the Company which became effective on June 15, 2007. The contract has a term of three years and provides for a minimum annual base salary of $500,000. In June 2008, Mr. D’Amico was promoted to the position of President, and in March 2009 he was appointed to the additional office of Chief Operating Officer. No adjustments to his base salary were made during the 2009 fiscal year to reflect those changes to his duties and responsibilities. However, his annual rate of base salary was increased to $525,000 for the 2010 fiscal year.

P. Robert Moya.  Mr. Moya is the Company’s Executive Vice President, General Counsel and Secretary. His employment agreement with the Company, which became effective on September 1, 2007, has a term of four years and provides for a minimum annual base salary of $400,000. No adjustment was made to Mr. Moya’s base salary for either the 2009 or the 2010 fiscal year.

Robert W. Wrubel.  Mr. Wrubel is the Company’s Executive Vice President and Chief Marketing and Product Development Officer. He entered into an employment agreement with the Company on August 6, 2007 in connection with the Company’s acquisition of Aptimus, Inc., his employer at that time. Pursuant to that contract, Mr. Wrubel was initially employed as Chief Executive Officer of Aptimus, Inc. with a minimum annual base salary of $275,000. The contract had a two-year term that expired on October 29, 2009, and his employment pursuant to the contract is now on an “at will” basis. On November 26, 2008, in connection with his promotion to Senior Vice President, Marketing, the Compensation Committee increased Mr. Wrubel’s base salary for the 2009 fiscal year from $300,000 to $350,000, retroactive to the September 1, 2008 start date of that fiscal year. For the 2010 fiscal year, Mr. Wrubel’s base salary was increased to $375,000.

Brian L. Swartz.  Mr. Swartz does not have an employment agreement with the Company. However, in connection with his promotion to the Company’s Chief Financial Officer in March 2009, his annual rate of base salary was increased from $300,000 to $375,000, retroactive to March 1, 2009.

In making each of the foregoing adjustments to base salary, the Compensation Committee took into account recommendations from senior management and input with respect to those recommendations from its own compensation consultant. Such input, among other things, allowed the Compensation Committee to compare the proposed levels of base salary to market data with respect to comparable positions. The final levels of base salary that emerged as a result of such deliberative process were generally in the 50th percentile range (or lower) of market level base salary for comparable positions.

(2)	Annual Cash Incentive Plans

Cash Incentive Plan for the 2009 Fiscal Year

At its November 26, 2008 meeting, the Compensation Committee approved the executive officer cash incentive plan to be in effect for the 2009 fiscal year. Annual cash incentive payments under the plan were tied to the Company’s attainment of certain revenue and operating profit targets for the year. The target cash incentive for each named executive officer was set at 100% of base salary, except in the case of Mr. Wrubel whose target cash incentive was set at 75% of base salary and Mr. Swartz whose target cash incentive was set at 50% of base salary (Mr. Swartz was at the time serving as the Company’s Chief Accounting Officer and had not yet been appointed to the Chief Financial Officer position). The target cash incentives established for Messrs. Edelstein, Cappelli, D’Amico and Moya under the plan were in accordance with the target bonus levels (100% of base salary) set forth in their respective employment agreements. Other executive officers participated in the plan at varying target percentages tied to their base salary.

The actual cash incentive which each named executive officer could earn for the 2009 fiscal year ranged from 0 to 200% of his target level. The actual percentage was determined on the basis of the Company’s attainment of the revenue and operating profit goals (as adjusted) that the Compensation Committee established for the 2009 fiscal year at the November 2008 meeting.

Specifically, the target, threshold, and maximum goals were set at the following levels:

Goal	Threshold	Target	Maximum

Revenue Goal (50% weight)	$3.517 Billion	$3.706 Billion	$3.80 Billion
Operating Profit Goal (50% weight)	$952 Million	$994 Million	$1.037 Billion
Pay-Out as% of Target Bonus	50%	100%	200%

The goals represented revenue growth of approximately 12% at threshold, 18% at target, and 21% at maximum level, and operating profit growth of 11.4% at threshold, 16.4% at target, and 21.4% at maximum level, when compared to the Company’s financial performance for the 2008 fiscal year.

To illustrate how the 2009 fiscal year cash incentive plan functioned, assume that the executive officer’s base salary for that year was $400,000 and the target cash incentive was 100% of base salary. $200,000 of that individual’s potential cash incentive would be based on attainment of the revenue target, and the other $200,000 would be based on attainment of the operating profit target. If the revenue target were attained at threshold level (so only 50% of the revenue component of his cash incentive were payable at that level) and the operating profit objective were attained at maximum level (so that 200% of the profit component of his cash incentive were payable at that level), the executive officer would be entitled to a potential cash incentive payment of $500,000 ($100,000 plus $400,000). In no event, would any cash incentive be awarded for a particular component unless there was at least threshold level attainment of that component. For attainment between threshold and maximum, the payout would be determined by straight-line interpolation.

The plan provided for certain adjustments in computing revenue and operating profit for the 2009 fiscal year. Revenue attributable to companies acquired during the 2009 fiscal year was excluded from the calculation of the revenue target. With respect to the operating profit component, the following amounts were excluded: stock-based compensation expense charged pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004)

(“SFAS 123(R)”) “Share Based Payment” and any other GAAP expense for the 2009 fiscal year related to equity compensation awards; all expense accrued for the 2009 fiscal year with respect to bonuses that become payable for such year under the Company’s various bonus plans, including the executive officer annual cash incentive plan; all acquisition costs expensed for the 2009 fiscal year; income or loss attributable to entities acquired during the 2009 fiscal year; any extraordinary, nonrecurring items as determined in accordance with APB Opinion No. 30; and all amounts (including judgments, settlement payments, legal fees, costs and other litigation/settlement expenses) expensed during the 2009 fiscal year in connection with the litigation matters referred to in Item 3 of the Company’s 10-K for fiscal year 2008.

In addition, the Compensation Committee reserved the discretion to reduce the potential cash incentive otherwise payable to each named executive officer by an amount up to 20% based on whether he had accomplished his personal performance goals for the year and whether one of the performance metrics had been achieved at less than threshold. The relevant performance goals for the named executive officers were established by the Chief Executive Officer, except that for Messrs. D’Amico and Swartz the Compensation Committee established a separate additional goal that there be no material weaknesses identified with respect to the Company’s internal controls over financial reporting. The goals established by the Chief Executive Officer were primarily of a qualitative and subjective nature, with no quantifiable measures of threshold or target level performance and no percentage weighting assigned to the individual goals. The goals were established in part to afford the Compensation Committee the opportunity to make a general subjective assessment of each named executive officer’s performance for the 2009 fiscal year based on the determination made by the Co-Chief Executive Officers as to whether or not that officer had satisfactorily accomplished his personal goals for the 2009 fiscal year. There were no objective standards by which the difficulty of each goal could be measured, although it was not the Compensation Committee’s intent to have the Chief Executive Officer set performance goals for which there was no reasonable expectation of attainment in light of the individual’s experience, level of responsibility and expertise. The personal performance goals established by the Chief Executive Officer included the following:

Mr. Sperling:  provide insight and direction to the senior management team and assist and support their endeavors to accomplish key corporate objectives.

Mr. Edelstein:  demonstrate corporate-wide leadership and establish a positive and focused corporate culture; successfully integrate the executive management team, including both existing and new members; assume primary responsibility for communication with key constituents.

Mr. Cappelli:  provide leadership in identifying opportunities for international expansion; assume primary responsibility for strategic planning and the development of action plans to meet the Information Technology needs of the Company and its Learner Management Systems.

Mr. D’Amico:  develop and implement plans to expand the Company’s corporate relationships nationwide; assure the allocation of appropriate resources to manage Title IV funding risks; provide leadership and oversight to the marketing group to assure a proper balance between investment return and risk; assure that there are no material weaknesses in the Company’s internal controls over financial reporting.

Mr. Swartz:  assure that there are no material weaknesses in the Company’s internal controls over financial reporting; manage the growth and development of the internal tax department, including the development of an organizational structure, hire additional tax personnel and initiate a strategic tax risk review process.

Mr. Moya:  expand the structure of the internal legal department to accommodate the Company’s compliance needs on both a national and international level; hire a high-quality chief compliance officer; demonstrate leadership in other management areas, such as management of facilities, real estate and security.

Mr. Wrubel:  develop a media and marketing management strategy that focuses on enrollment growth in targeted areas; achieve annual growth in the Company’s website traffic; improve the marketing perception of the University of Phoenix; coordinate marketing efforts with the Company’s other business units.

Based on the determination made by the Co-Chief Executive Officers and its own overall general assessment that each of the named executive officers had accomplished his personal performance goals, the Compensation

Committee found no reason to exercise its discretion to reduce the cash incentive payment of any named executive officer who participated in the plan for the 2009 fiscal year, except that Mr. Wrubel’s payment under the plan was reduced by $62,625 solely to take into account the quarterly bonus payment in the same amount made to him for the fiscal quarter ended November 30, 2009 under the bonus program in which he was participating at that particular time pursuant to the terms of his existing employment agreement. Mr. Wrubel was not selected for participation in the 2009 executive officer cash incentive plan until November 26, 2008.

The Company’s revenue and operating income (subject to the adjustments summarized above) for the 2009 fiscal year were each above the maximum level established under the 2009 fiscal year cash incentive plan. Revenue for such fiscal year was above $3.96 billion, when compared to the $3.80 billion maximum level established under the plan, and the Company’s operating income was $1.244 billion, when compared to the $1.037 billion maximum level set under the plan. Accordingly, each named executive officer who participated in the executive officer cash incentive plan for the 2009 fiscal year received a bonus payment for that year equal to 200% of his target amount (including, for Mr. Wrubel, the non-plan quarterly bonus payment made to him for the first quarter of that fiscal year under the bonus plan in effect pursuant to his employment agreement).

In March 2009, a supplemental bonus plan was established for Mr. Swartz and one other executive officer in connection with their promotions, including Mr. Swartz’s promotion to Chief Financial Officer. The supplemental plan provided Mr. Swartz with a bonus potential ranging from $0 at threshold level to $65,635 at target level and $131,250 at maximum level. At target level, the supplemental bonus would, when added to Mr. Swartz’s potential cash incentive at target level under the executive officer cash incentive plan, provide him with a potential cash incentive opportunity for the second half of the 2009 fiscal year equal to 75% of his base salary for such period. The actual amount of Mr. Swartz’s supplemental bonus was to be determined in the sole discretion of the Compensation Committee after taking into account his performance as Chief Financial Officer and the Company’s financial performance for the 2009 fiscal year, measured in terms of such financial metrics that the Compensation Committee deemed appropriate. In deciding to award Mr. Swartz a supplemental discretionary bonus at the maximum $131,250 level, the Compensation Committee took into account the Company’s attainment of both the revenue and operating profit goals under the 2009 fiscal year executive officer bonus plan at maximum level and Mr. Swartz’s successful transition into the position of Chief Financial Officer and his sound and efficient management of the Company’s financial operations and the timely and accurate filing of all required financial reports.

Cash Incentive Plan for the 2010 Fiscal Year

At its November 24, 2009 meeting, the Compensation Committee approved the executive officer cash incentive plan for the 2010 fiscal year and set the performance targets that will be in effect for that plan. The structure is basically the same as the 2009 fiscal year plan, except for the new performance targets set for 2010 fiscal year revenue and operating profit and an increase in the potential reduction factor based on the exercise of Committee discretion.

Accordingly, with respect to the Company’s named executive officers, the cash incentive plan for the 2010 fiscal year is tied to the Company’s attainment of the established revenue and operating profit targets for that year. As was the case with the 2009 fiscal year plan, the target cash incentive for the named executive officers other than Messrs. Swartz and Wrubel was set at 100% of base salary. The target cash incentive for both Messrs. Swartz and Wrubel were set at 75% of base salary.

The actual cash incentive which each of these officers may earn will range from 0 to 200% of his target level. The actual percentage will be determined based on the level at which the Company attains the revenue and operating profit goals (as adjusted) that the Compensation Committee established for the 2010 fiscal year at the November 2009 meeting. Specifically, the target, threshold, and maximum goals were set at the following levels, with each such level expressed in $000s:

Goal	Threshold	Target	Maximum

Revenue Goal (50% weight)	$4,634,248	$4,792,694	$4,911,528
Profit Goal (50% weight)	$1,208,635	$1,266,703	$1,324,771
Pay-Out as % of Target Bonus	50%	100%	200%

The goals are based on approximate revenue growth of 11% at threshold, 15% at target, and 18% at maximum level, and operating profit growth of 4% at threshold, 9% at target, and 14% at maximum level, when compared to the Company’s financial performance for the 2009 fiscal year. The specified growth rates exclude any growth attributable to the Company’s recent acquisition of BPP Holdings plc. The goals have been set solely for purposes of compensating the named executive officers under a program consistent with the Company’s pay for performance philosophy and do not necessarily reflect the Company’s anticipated or projected financial results for the 2010 fiscal year and are not intended to serve as guidance to the market.

The 2010 fiscal year cash incentive plan provides for certain adjustments to the calculation of the applicable revenue and operating profit targets. With respect to the revenue target, revenue attributable to companies acquired during the 2010 fiscal year and revenue attributable to Western International University will be excluded.

With respect to the operating profit component, the following amounts will be excluded: all expense recorded for the 2010 fiscal year with respect to the bonuses that become payable under the Company’s various bonus plans, including the 2010 fiscal year executive officer cash incentive plan; all acquisition costs expensed for such fiscal year; operating income or loss attributable to entities acquired during the 2010 fiscal year; any operating income or loss realized by Western International University for such fiscal year; all amounts relating to judgments, settlements or verdicts in connection with certain litigation matters listed in Note 18 to the Company’s Consolidated Financial Statements for the fiscal year ended August 31, 2009 and incorporated by reference into Item 3 of the Company’s 10-K for that fiscal year; and any impairment charges relating to goodwill, intangible assets or other long-lived assets.

In addition, the Compensation Committee has reserved discretion to reduce the cash incentive otherwise payable to the named executive officers by up to 20% based on its overall assessment of their individual performance for the 2010 fiscal year and by up to an additional 30% based on its overall assessment of the Company’s performance in terms of academic and educational excellence initiatives.

In assessing the individual performance of each of the Co-Chief Executive Officers, the Compensation Committee will also take into account the evaluation of their respective performance for the 2010 fiscal year made by the independent members of the Company’s Board of Directors. In assessing the performance of the named executive officers other than Messrs. Edelstein and Cappelli, the Compensation Committee will take into account the annual performance evaluations submitted by Messrs. Edelstein and Cappelli with respect to those individuals.

For the other executive officers participating in the 2010 fiscal year cash incentive plan, the financial metrics and other parameters are substantially the same, and the Committee may also reduce the amount of their potential cash incentives by up to 20% based on its overall general assessment of their individual performance based on the performance evaluations conducted by the Co-Chief Executive Officers and by an additional 30% based on its assessment of the Company’s performance measured in terms of academic and educational excellence initiatives.

For both Messrs. Swartz and Iverson, the amount of their potential cash incentive may be reduced by up to 20% for personal performance if there are any material weaknesses identified in the independent auditor’s assessment of the Company’s internal controls over financial reporting.

(3)	Long-Term Incentives

A.	History of Prior Grants

During 2007 the Compensation Committee undertook an extensive examination of the relative advantages and disadvantages of using stock options as the exclusive long-term equity incentive vehicle for executive officers. The Compensation Committee determined that several features made it desirable to introduce restricted stock units (“RSUs”) as a substantial component of the long-term equity incentive program. Those factors included:

(i) the significant accounting charges that result from stock options and the lack of a direct correlation between those accounting charges and the actual value delivered to the executive officers,

(ii) the failure of stock options to serve as a meaningful retention vehicle should the market price of the Company’s Class A Common Stock drop to a level below the exercise price, and

(iii) the downside protection afforded by the restricted stock units during periods of declining stock prices reduces the overall risk profile of the Company’s equity compensation programs.

Such considerations led the Compensation Committee to conclude that long-term equity incentives should be delivered to executive officers through a combination of stock options and RSU awards. Accordingly, beginning with the grants made for the 2008 fiscal year, the equity incentive awards made to the named executive officers have been primarily in the combined form of stock options and RSU awards. For the grants made to the named executive officers in the 2009 fiscal year, the total grant-date fair value of each award was in general divided equally between stock options (based on their Black-Scholes grant-date fair value) and RSU awards (based on their grant-date fair value),

For the grants made in July 2007, the Compensation Committee decided to structure the long-term equity incentive awards as multi-year grants for the 2008 and 2009 fiscal year in lieu of two separate successive annual grants over that time horizon. The Compensation Committee thought such multi-year awards were appropriate in the light of certain significant events that had occurred over the 18-month period preceding those grants, including the need to restate the Company’s prior financial statements and delay the release of current financial statements, the commencement of significant litigation against the Company, and the resignation of several non-employee Board members and executive officers associated with those events. Under such circumstances, the Compensation Committee concluded that a multi-year grant was both a proper form of long-term incentive and an important indication that the Company had transitioned to a more stable environment. A multi-year grant was also considered more consistent with the structure of the stock option grant made to Mr. Cappelli under the terms of his employment agreement.

Mr. D’Amico’s initial equity award in the combined form of stock options and restricted stock units was determined as part of the negotiation process surrounding his hiring as Chief Financial Officer. The grant was structured as a multi-year grant tied to the initial three-year term of his employment agreement. The grants that were made to Messrs. Edelstein and Moya in connection with their commencement of employment with the Company were also structured as multi-year grants, measured over a four-year period for Mr. Edelstein and a two-year period for Mr. Moya, and were comprised of stock option and RSU components.

In determining the size of the multi-year grants made to each executive officer, the Compensation Committee took into account the market levels of long-term equity incentive compensation and total direct compensation for the comparable position. The Compensation Committee also considered it important in sizing the grants that no pension benefit programs or any other retirement benefits were provided to the executive officers (except Dr. Sperling), other than the 401(k) Savings Plan available to all Company employees, and that for most of the Company’s executive officers the long-term equity incentive awards were intended to serve as the primary source of wealth creation. In addition, the executive officers are required to retain a significant portion of the shares acquired through their long-term awards in order to comply with the stock ownership policy discussed in Section VIII below.

Because of the multi-year grants made to the named executive officers in June 2007 for the 2008 and 2009 fiscal years, no new equity awards were made to them during the 2008 fiscal year. However, on September 4, 2007, Mr. Moya received, as part of his negotiated employment package, a multi-year grant comprised of a stock option grant for 110,000 shares of the Company’s Class A Common Stock with an exercise price of $58.67 per share, the fair market value per share on the grant date, and a RSU award covering an additional 17,000 shares of Class A Common Stock.

B.	New Hire Executive Officer Grant

The following equity awards were made to Mr. Edelstein in connection with his commencement of employment with the Company:

Option Grant.  Mr. Edelstein was granted an option for 1,000,000 shares of the Company’s Class A Common Stock on his August 26, 2008 start date. The option has an exercise price of $62.51 per share.

RSU Awards.  On October 31, 2008, Mr. Edelstein received (i) a RSU award for an additional 71,213 shares of Class A Common Stock that was intended to compensate him for certain equity-based awards he forfeited upon termination of employment with his former employer, with the exact number of those shares determined pursuant to the formula provisions of his employment agreement with the Company, and (ii) a second RSU award for another 8,000 shares of the Company’s Class A Common Stock to compensate him for the loss of certain employee benefits provided by his former employer.

C.	Equity Awards for 2009 Fiscal Year

The Compensation Committee authorized the following long-term equity awards for the named executive officers during the 2009 fiscal year: (i) a special equity incentive award for Dr. Sperling, (ii) the promotional equity awards to Mr. D’Amico to compensate him for the increased level of responsibility he assumed in connection with his promotion to President in June 2008 and his assumption of the duties of Chief Operating Officer in March 2009, (iii) the promotional equity award made to Mr. Swartz in March 2009 in connection with his appointment as Chief Financial Officer and (iv) the special multi-year stock option grants to Mr. Wrubel. Those awards may be summarized as follows:

Dr. Sperling.  In recognition of the significant contributions made by Dr. Sperling to the Company’s financial success and management stability over the past several challenging years, the Compensation Committee authorized a long-term equity incentive award for him with an aggregate value of $1.425 million, based in part on a Black-Scholes valuation formula for the option component calculated as of October 17, 2008. The actual award was made on October 31, 2008, the third business day following the filing of the Company’s Form 10-K for the fiscal year ended August 31, 2008, and was comprised of both stock options and RSU components. Dr. Sperling’s stock options cover 25,820 shares of the Company’s Class A Common Stock with an exercise price of $69.51 per share, the fair market value per share on the October 31, 2008 grant date, and have a maximum term of 6 years. The options will vest and become exercisable in three (3) successive equal annual installments upon his completion of each year of service with the Company over the three-year period measured from September 1, 2008. In addition, Dr. Sperling was also awarded on October 31, 2008, RSUs covering an additional 10,251 shares of Class A Common Stock. The RSU award had both performance-vesting and service-vesting components. Accordingly, none of the RSUs would have vested had the Company’s adjusted net income for the 2009 fiscal year been less than $250 million. Since the performance goal was in fact achieved, Dr. Sperling will vest in his award in three (3) successive equal annual installments upon his completion of each year of service with the Company over the three-year period measured from September 1, 2008. However, all the RSUs will immediately vest upon certain changes in control or ownership of the Company.

It should be noted that the actual SFAS 123(R) accounting cost of Dr. Sperling’s award, together with the award described below for Mr. D’Amico, was measured on the October 31, 2008 grant date and was based on the Black-Scholes valuation of the stock option component calculated as of that grant date. The October 17, 2008 valuation formula was utilized solely for purposes of sizing the option grant component of the awards made to Dr. Sperling and Mr. D’Amico and had no impact on the SFAS 123(R) accounting cost of those awards.

The grant-date fair value of the October 31, 2008 equity awards made to Dr. Sperling brought his total direct compensation for the 2009 fiscal year to approximately 3% above the 75th percentile for executive chairman positions at the companies surveyed by the Compensation Committee’s independent consultant.

Mr. D’Amico.  During the first quarter of fiscal 2009, the Compensation Committee authorized an equity award for Mr. D’Amico in recognition of his appointment as President in June 2008 and the additional duties and responsibilities he undertook in that new role. The equity award had an aggregate value of $1.525 million, based in part on a Black-Scholes valuation formula for the option component calculated as of October 17, 2008. The actual award was made on October 31, 2008 and was comprised of both stock options and RSU components. The stock options cover 42,519 shares of the Company’s Class A Common Stock with an exercise price of $69.51 per share and have a maximum term of 4 years. Half of the options vested and became exercisable upon Mr. D’Amico’s continuation in the Company’s employ through June 15, 2009, and the remaining fifty percent will vest and become exercisable upon his continuation in the Company’s employ through June 15, 2010. Mr. D’Amico’s RSU award covers an additional 7,314 shares of Class A Common Stock. The RSU award had both performance-vesting and service-vesting components. Accordingly, none of the RSUs would have vested had the Company not attained the same $250 million adjusted net income target that was in effect for Dr. Sperling’s RSU award. Since that performance goal was achieved, Mr. D’Amico vested in one half of the RSU award on August 31, 2009, and he will vest in the balance of the RSU award upon his continuation in the Company’s employ through June 15, 2010. However, all the RSUs will immediately vest upon certain changes in control or ownership of the Company.

On June 24, 2009 following his assumption of the office and duties of Chief Operating Officer, the Compensation Committee authorized an additional stock option grant for Mr. D’Amico in order to bring his total direct compensation for the 2009 fiscal year to the 75th percentile of chief operating officer compensation at the comparator group. The option grant had a value of $400,000 based on a Black-Scholes valuation formula calculated as of June 22, 2009. The actual award was made on July 2, 2009 and covered 17,638 shares of the Company’s Class A Common Stock with an exercise price of $67.90 per share, the fair market value per share on the effective date, and with a maximum term of 4 years. The option will vest and become exercisable upon Mr. D’Amico’s continuation in the Company’s employ through June 15, 2010.

Mr. Swartz.  In March 2009, the Compensation Committee authorized an equity award for Mr. Swartz in recognition of his appointment as Chief Financial Officer. The equity award had an aggregate value of $333,000, based in part on a Black-Scholes valuation formula for the option component calculated as of March 24, 2009. The actual award was made on April 2, 2009 and was comprised of both stock option and RSU components. The stock options cover 6,032 shares of the Company’s Class A Common Stock with an exercise price of $68.75 per share and have a maximum term of 6 years. The options will vest and become exercisable in four successive equal annual installments upon Mr. Swartz’s completion of each year of employment with the Company over the four-year period measured from the April 2, 2009 effective date of the award. Mr. Swartz’s RSU award covers an additional 2,400 shares of Class A Common Stock and has both performance-vesting and service-vesting requirements. Accordingly, none of the RSUs will vest unless the Company’s adjusted net income for the 2010 fiscal year is at least $350 million. Upon the attainment of that performance goal, Mr. Swartz would vest in one-fourth of his RSU shares, and the balance would vest in a series of three successive equal annual installments upon his completion of each additional year of employment with the Company over the three-year period measured from the first anniversary of the award date.

Mr. Wrubel.  On October 31, 2008, the Compensation Committee made a special multi-year option grant to Mr. Wrubel as a long-term retention vehicle with a substantial upside potential tied to the appreciation in value of the Company’s Class A Common Stock. The grant was divided into three distinct tranches. The first tranche covers 52,500 shares and will vest and become exercisable in four successive annual installments over his period of continued employment with the Company measured from the grant date. The remaining two tranches of 62,000 shares each are special performance-based options that will not vest or become exercisable unless the market price of the Company’s Class A Common Stock attains a specified dollar amount within the first four years of the option term: $100 per share for the first performance tranche and $120 per share for the second performance tranche. If the stock price objective for the first performance tranche is attained, then that tranche will become exercisable in three successive equal annual installments over Mr. Wrubel’s period of continued employment with the Company measured from the first anniversary of the grant date. If the stock price objective for the second performance tranche is attained, then that tranche will become exercisable in two successive equal annual installments over Mr. Wrubel’s period of continued employment with the Company measured from the second anniversary of the grant date.

D.	Summary of 2009 Fiscal Year Equity Awards for Named Executive Officers

The following chart summarizes the long-term equity incentive awards made to the named executive officers during the 2009 fiscal year, whether in connection with their commencement of employment in such year, their promotion to new positions during such year or in the course of the Company’s regular annual grant process.

The chart indicates the grant date fair value of each award, as determined in accordance with SFAS 123(R) standards, as of the actual effective date of that award. The grants made on July 2, 2009 represented the regular annual grants for the 2010 fiscal year. The grants for an upcoming fiscal year are typically made during the final quarter of the current fiscal year.

			SFAS 123(R)
		Option	Black-Scholes	RSU	SFAS 123(R)
	Grant	Awards	Grant Date	Awards	Grant Date
Name	Date	(#Shares)	Fair Value	(#Shares)	Fair Value

Dr. Sperling	10/31/08	25,820	$713,895	10,251	$712,547
	7/2/09	77,492	$2,113,897	31,852	$2,162,751
Mr. Edelstein	10/31/08	-0-	-0-	79,213	$4,951,605
Mr. Cappelli	-0-	-0-	-0-	-0-	-0-
Mr. D’Amico	10/31/08	42,519	$1,032,536	7,314	$508,396
	7/2/09	46,754	$1,186,371	11,968	$812,627
Mr. Moya	7/2/09	26,876	$733,148	11,048	$750,159
Mr. Swartz	4/3/09	6,032	$167,416	2,400	$165,000
	7/2/09	22,432	$611,920	9,220	$626,038
Mr. Wrubel	10/31/08	176,500	$4,797,303	-0-	-0-

E.	Equity Awards for 2010 Fiscal Year

As indicated above, equity awards were made on July 2, 2009 to the following named executive officers as part of their total direct compensation for the 2010 fiscal year: Dr. Sperling and Messrs. D’Amico, Moya and Swartz. The objective of those awards was in general to maintain the total direct compensation of each such named executive officer at the 75th percentile (other than Mr. Swartz whose total direct compensation remained between the 50th and 75th percentile of market level total direct compensation for chief financial officers). Each of the awards became effective on July 2, 2009, the third business day following the Company’s filing of the 10Q for the quarter ended May 31, 2009.

Each equity award was sized in terms of a fixed dollar amount, with one half the dollar amount of each award representing the Black-Scholes value of the stock option component (as calculated as of a fixed date prior to the actual award date), and the other half representing the fair market value of the shares of the Company’s Class A Common Stock subject to the RSU component. The principal terms of those awards may be summarized as follows:

Stock Option Component

The stock option component will vest in four successive equal annual installments over a four-year period of service measured from the effective date of the grant and will have a maximum term of six years. The option will immediately vest in full upon certain changes in control or ownership of the Company, and the options awarded to Messrs. D’Amico and Moya also have partial vesting acceleration provisions that would be triggered should their employment terminate by reason of death or disability. Otherwise, the unvested portion of the option will be forfeited upon the executive officer’s cessation of employment prior to the completion of the applicable vesting schedule.

RSU Component

Each awarded RSU represents the right to receive a share of the Company’s Class A Common Stock when the vesting requirements for that unit have been satisfied. The RSUs have both performance-vesting and service-vesting components. Accordingly, none of the awarded RSUs will vest unless the Company’s net income for the 2010 fiscal year is at least $350 million, as adjusted to exclude stock-based compensation expense, litigation costs and expenses

(including judgments, verdicts and settlement amounts) and any extraordinary and non-recurring items. If that performance-vesting target is attained, then one-fourth of the RSU award will vest upon the executive officer’s continuation in employment through the end of the 2010 fiscal year. The balance of the RSUs will then vest in three successive equal annual installments on the second, third and fourth anniversaries of the effective date of the award, provided the executive officer continues in the Company’s employ through each such vesting date. All of the RSUs will immediately vest upon certain changes in control or ownership of the Company, and the RSUs awarded to Messrs. D’Amico and Moya also have partial vesting acceleration provisions that would be triggered should their employment terminate by reason of death or disability.

(4)	Other Executive Benefits, including Perquisites and Retirement Benefits

Executive officers are, in general, entitled to the same employee benefits available to all other full-time employees (subject to the satisfaction of applicable minimum service and other eligibility requirements). Such benefits include vacation accruals, health and welfare benefits and participation in the Company’s 401(k) Savings Plan and Employee Stock Purchase Plan. However, pursuant to a policy approved by the Compensation Committee in September 2008, executive officers who first join the Company on or after August 26, 2009 will be fully reimbursed, on a tax gross-up basis, for the COBRA costs they incur for continued health care coverage for themselves and their spouses and eligible dependents under their prior employer’s group health plan for the period preceding their coverage under the Company’s group health care plan, up to a maximum period of three months of such reimbursed coverage.

In addition, certain perquisites are made available to one or more executive officers, including the personal use of Company-provided automobiles (including reimbursement of registration fees, insurance costs and fuel and maintenance expenses), reimbursement of expenses incurred for personal tax planning, personal use of administrative assistants, housing allowances, reimbursement of certain personal travel expenses, limited use of Company-chartered aircraft for personal travel by the executive officer and his or her family members and limited personal use of the Company-owned condominium in Phoenix. AZ. The Company has adopted formal policies governing the personal use of Company-chartered aircraft and the Company-owned condominium. The policies are designed to assure that all personal use of Company-provided aircraft or the Company-owned condominium is carefully monitored and properly recorded and that any taxable income to the executive officer resulting from such personal use is accurately reported, with the requisite tax withholdings collected, and any reportable perquisites associated with such use is properly disclosed in accordance with applicable securities law regulations. In addition, the policies require a quarterly report to the Compensation Committee with respect to all personal or non-business use of Company-chartered aircraft or the Company-owned condominium during the period covered by the report.

The Company has also entered into a stadium naming rights agreement with the Arizona Cardinals Football Club of the National Football League. The Company believes that such agreement provides a valuable marketing tool that substantially increases the Company’s visibility and name recognition on a national level to an important segment of the potential market for its educational course offerings. The agreement also serves as an important vehicle in enhancing the Company’s community relations efforts in the Greater Phoenix area. The contract has a twenty-year term with a fixed schedule of annual fees payable by the Company over that term. A number of ancillary benefits are provided to the Company under the contract, including access to a private stadium loft for a limited number of guests for all Cardinals home football games and certain other entertainment events held at the stadium, additional tickets to all home games played by the Arizona Cardinals at the stadium, fully-paid expenses (transportation, food and lodging) to three away games for a limited number of guests per trip, fully paid expenses (transportation, food and lodging) to the Super Bowl and NFL Pro Bowl each year for up to 4 guests per trip, a specified number of tickets to each Super Bowl held at the stadium and the right to buy a fixed number of additional tickets to each Super Bowl held at the stadium and up to a specified number of seats to Super Bowls held at other locations.

The tickets provided the Company under the contract are allocated first to those executive officers and other employees who will use them for business entertainment or business development purposes or to establish or strengthen ties with representatives of local community organizations. To the extent the tickets are not to be used for such purposes, they are generally made available first to the executive officers and other members of senior management as an additional reward for their services to the Company and then to the general employee population on a random basis.

There is no separate cost allocation under the naming rights agreement for the tickets provided to the Company for the use of the private stadium loft, nor are there any separate charges for the fully-paid trips to away games sponsored by the Arizona Cardinals football team or to the Super Bowl or Pro Bowl events covered under the contract. As a result, there is no incremental cost to the Company in providing those tickets or trips, or access to the private stadium loft, to one or more named executive officers. However, when the Company does purchase additional tickets to any event, any reportable executive officer perquisites with respect to that event are determined on an average cost per ticket basis. Such average cost is determined by dividing the aggregate cost incurred by the Company for the additional tickets by the total number of tickets available to the Company for that event, including the no-cost tickets provided under the contract.

The Company believes that the perquisites available to the executive officers, taking into account the limitations and restrictions of the aircraft and condominium policies and the ticket allocation process under the stadium naming rights agreement, have been set at a reasonable and appropriate level commensurate with their duties and responsibilities and are among the personal benefits typically provided to senior executive officers of companies with which the Company competes for executive talent. In addition, the reimbursement of certain personal expenses (such as travel costs and housing allowances) in lieu of salary increases to cover those recurring expenses avoids the additional costs the Company might otherwise incur with respect to certain other compensation or employee benefit programs that are tied directly or indirectly to the level of an executive officer’s base salary. Accordingly, the Company believes that the overall structure of the executive perquisite program serves as a valuable recruiting and retention mechanism for its executive officers and enables the Company to compete more successfully for qualified executive talent.

Further details regarding executive perquisites and other personal benefits are contained in the Summary Compensation Table and accompanying footnotes that appear later in this Information Statement.

G.	Conclusion

Both the level and mix of compensation that the Compensation Committee authorized for the named executive officers for the 2009 fiscal year were considered within the context of objective market data derived from its competitive assessment of compensation and performance at the comparator group. The Compensation Committee believes that the total compensation package for each of the named executive officers represents a competitively sized and valued package that is based primarily on objective comparative data, even in those instances where subjective factors may have influenced the Committee with respect to certain compensation decisions.

IV.	Timing of Equity Grants

The Compensation Committee Charter imposes a number of limitations on the dates on which equity awards may be made and expressly precludes the repricing of outstanding stock options. Specifically, the charter currently provides:

•	All equity awards made by the Committee (other than new hire grants) will occur or otherwise become effective: (i) during a window period beginning with the second and ending no later than the tenth business day following the release of the annual or quarterly financial results or the release of any other significant information relating to the Company’s operations, financial condition or business; (ii) on a date fixed by the Committee at least ninety (90) days in advance; (iii) on one of two fixed and pre-determined award dates at least six (6) months apart; or (iv) for formulaic grants to faculty members, on the last business day of January each year.

•	Any grant made to a new hire will become effective on any of the following dates specified by the Committee at the time the grant is authorized: (i) the first trading day of the month following the date that the individual commences employment or the fifteenth day of the month coincident with or next following the employment commencement date; (ii) the date of the individual’s actual commencement of employment; or (iii) the date the grant is approved by the Committee (provided the grant in such instance does not have an effective date prior to the date of the individual’s actual commencement of employment).

The Committee will not authorize the reduction of the exercise price of any outstanding stock options (other than to reflect changes in the Company’s capitalization effected without the receipt of consideration) or the exchange of outstanding stock options for new options with lower exercise prices.

V.	Adjustment or Recovery of Awards

The Company has no specific policies to adjust or recoup prior bonus payments or equity awards. However, under Section 304 of the Sarbanes-Oxley Act of 2002, should the Company be required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the Securities and Exchange Commission may bring enforcement actions against the Company’s Co-Chief Executive Officers and Chief Financial Officer to require them to reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received by them during the 12-month period following the first public issuance of the non-complying document, and (2) any profits realized by them from sales of Company securities during that 12-month period.

VI.	Consideration of Prior Amounts Realized

The Company’s philosophy is to reward the executive officers for future performance. Accordingly, compensation realized by the executive officers from prior-year equity awards (such as gains realized from the exercise of prior-year option grants or value derived from the vesting of prior-year restricted stock unit awards) are not considered in setting current compensation levels.

VII.  Employment Agreements and Post-Termination Payments

A.	Employment Agreements and Severance Arrangements

The Company has employment agreements with the following named executive officers: Dr. Sperling and Messrs. Edelstein, Cappelli, D’Amico, Moya and Wrubel. These agreements are summarized in the section of the Information Statement below entitled “Employment Agreements,” and the severance arrangements contained in those agreements are summarized in the section of the Information Statement below entitled “Potential Payments upon Termination or Change in Control.” The Company does not maintain employment agreements or severance arrangements with any executive officers other than those named above.

The employment agreement with Dr. Sperling was originally executed in December 1993, when he was serving in the roles of President, Chief Executive Officer and Chairman of the Board, and has been continually renewed through successive one-year extensions since the expiration date of the original term in December 1997. The employment agreements with Messrs. Edelstein, Cappelli, D’Amico and Moya were each the result of arm’s-length negotiation between the Company and the executive officer in connection with his commencement of employment. The compensation package provided under each of those agreements was determined by the Compensation Committee to be fair and reasonable on the basis of the comparative compensation data provided by its independent compensation consultant. The employment agreement with Mr. Wrubel was negotiated in connection with the Company’s acquisition of his then employer, Aptimus, Inc. Because the position in which Mr. Wrubel was initially employed pursuant to that contract was not an executive officer position, the Compensation Committee was not actively involved in the negotiation or execution of that contract. The initial term of the contract expired on October 29, 2009, and Mr. Wrubel remains employed under the contract on an “at will” basis. There are no longer any severance benefits payable to Mr. Wrubel under his current “at will” arrangement.

B.	Retirement Programs

To date, the principal program maintained by the Company to provide retirement income for the named executive officers and other Company employees is the Company’s broad-based 401(k) Savings Plan, a defined contribution plan. However, the Company has also maintained a special defined-benefit type retirement arrangement with Dr. Sperling for a number of years. That arrangement is described below in the section entitled “Executive Compensation, Pension Benefits.”

C.	Potential Payments Due Upon Termination and/or a Change in Control

The Company’s equity compensation plans provide for accelerated vesting of all outstanding options and RSUs in the event of certain changes in control or ownership of the Company. The Compensation Committee believes that such single-trigger accelerated vesting is appropriate for the following reasons:

(i) There have been a number of instances in which outstanding equity awards of the target company have been cancelled in connection with the change in control event, and the immediate acceleration of those awards was necessary in order to preserve their existing economic value.

(ii) The Company relies primarily on long-term equity incentive awards to provide the named executive officers with the opportunity for wealth creation and the accumulation of substantial resources to fund their retirement income, and the Compensation Committee accordingly believes that a change in control event is an appropriate liquidation point for awards designed for such purposes.

(iii) By protecting the most significant component of their total direct compensation, the acceleration feature mitigates any potential conflicts of interest that might otherwise arise between the named executive officers and the shareholders and serves as a substantial incentive for those officers to obtain the highest possible value for the shareholders, should the Company become an acquisition target. It also allows the named executive officers to remain focused on the Company’s business operations and strategic objectives without undue concern over their own financial security during periods when substantial disruptions and distractions might otherwise prevail should the Company become the subject of acquisition overtures.

The Compensation Committee periodically reviews tally sheets prepared by its independent consultant indicating the severance benefits to which certain of the named executive officers (Messrs. Edelstein, Cappelli, D’Amico and Moya) would be entitled under their existing employment agreements were their employment to be terminated under various scenarios, such as an involuntary termination without cause or a resignation for good reason. The tally sheets indicate the total dollar amount of cash severance under each scenario, the intrinsic value of accelerated equity awards at various assumed stock prices and any other special benefits that would be triggered by the termination event. The Compensation Committee last performed such a periodic review in March 2009 and determined that the severance benefits for those named executive officers, as reflected in the tally sheets, were at or below competitive levels compared to market practice. In conducting such review, the Committee noted (i) the absence of any meaningful wealth accumulation opportunities afforded by the Company’s compensation programs to date, because of the relatively short periods those individuals have been with the Company, (ii) the perceived value of the severance benefit package as an important element of economic security and (iii) the significant retention vehicle such package provides.

Calculations and further explanation of the payments due the named executive officers upon termination of employment and/or a change in control event are found under the portion of the Executive Compensation section of this document entitled “Potential Payments Upon Terminations or Change in Control.”

VIII.  Stock Ownership Guidelines and Hedging Policies

The Company originally adopted share ownership guidelines for its executive officers in May 2007 and effected certain revisions in January and September 2009. The principal features of the policy as so revised may be summarized as follows:

Ownership Levels.  Each covered executive officer is expected to attain and retain beneficial ownership of shares of the Company’s Class A Common Stock with an aggregate value on each periodic measurement date equal to the applicable multiple of annual base salary. The applicable multiples for the named executive officers are as follows:

Name	Applicable Multiple

Edelstein	5	x
Cappelli	5	x
D’Amico	4	x
Moya	3	x
Wrubel	3	x
Swartz	3	x

Measurement Date.  Ownership levels will be measured periodically (usually prior to the start of each quarterly trading window), and the fair market value per share of the Company’s Class A Common Stock on any such measurement date will be calculated at the average of the closing selling prices per share over the two-hundred (200)-day period ending with such measurement date.

Measurable Ownership.  The following shares of the Company’s Class A Common Stock will be taken into account in calculating a covered individual’s level of share ownership on that date:

•	shares directly owned, including shares purchased on the open market or under the Company’s Employee Stock Purchase Plan and shares acquired and held upon the exercise of stock options or the vesting of RSU awards, and

•	shares underlying unvested RSU awards.

Sale Restrictions.  Until the ownership level is attained, a covered individual will be subject to the following limitations on the number of shares of the Class A Common Stock that he or she will be permitted to sell:

•	on a cumulative basis not more than 50% of the net number of shares (after tax withholding) acquired after March 26, 2009 upon the vesting of restricted stock units, whether pursuant to the covered individual’s current RSU holdings or any future awards, and

•	on a cumulative basis not more than 50% of the number of shares subject to the covered individual’s options that were vested on March 26, 2009 or that vest after that date, whether pursuant of his or her existing option holdings or any future grants.

However, none of the shares directly owned by the covered individual as of March 26, 2009 or (if later) as of the date he or she first becomes a covered individual may be sold until the required level of share ownership is attained.

Exceptions.  The Compensation Committee may allow exceptions or deviations from the foregoing sale restrictions and limitations in hardship situations.

The Company does not have any policies prohibiting executives from holding Company securities in margin accounts, pledging Company securities as collateral for loans or entering into pre-paid variable forward sale contracts covering the Company’s securities. However, executive officers are not permitted to engage in short sales of Company securities.

IX.	Impact of Tax and Accounting

As a general matter, the Compensation Committee takes into the account the various tax and accounting implications of the compensation programs maintained for the Company’s executive officers.

When determining the amount of the long-term equity incentive awards to be made to the executive officers and other employees, the Compensation Committee considers the accounting cost associated with those grants. Under Statement of Financial Accounting Standard No. 123 (revised 2004) (“SFAS 123(R)”), stock option grants and RSU awards result in an accounting charge for the Company. The accounting charge is equal to the grant-date fair value of those securities. For RSUs the accounting cost is generally equal to the fair market value of the underlying shares of Class A Common Stock on the award date. That cost is then amortized over the requisite service period. With respect to stock options, the Company generally calculates the grant-date fair value of the option based on the Black-Scholes formula (with an adjustment for possible forfeitures) and amortizes that value as a compensation expense over the vesting period. However, as noted with respect to certain equity awards made to the executive officers, the Compensation Committee may size those awards based on a Black-Scholes valuation calculated prior to the actual grant date, but the actual SFAS 123(R) accounting cost for those awards will be determined by the Black-Scholes valuation of those awards on the actual grant date. The Compensation Committee believes that the use of an earlier Black-Scholes valuation solely for sizing purposes is appropriate in order to facilitate the orderly administration and implementation of those awards and to assure the timely filing of the appropriate public reports, including Form 4 reports, with respect to those awards.

Section 162(m) of the Internal Revenue Code disallows an income tax deduction to publicly-traded companies such as the Company for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any taxable year and does not otherwise qualify as performance-based compensation. The Company’s existing equity compensation plans, including the 2000 Stock Incentive Plan, are structured so that the compensation deemed paid to an executive officer in connection with the exercise of stock options granted under those plans should qualify as performance-based compensation that is not subject to the $1 million limitation. However, the Company has had to apply revised measurement dates to certain stock option grants for financial accounting purposes, and the options with those revised measurement dates may not qualify as performance-based compensation for purposes of Section 162(m). As a result, the compensation deemed paid when those options are exercised may be subject to the Section 162(m) limitation. In addition, other awards made under those plans may or may not qualify as performance-based compensation. However, it is expected that the RSU awards made during the 2008 and 2009 fiscal years will qualify as performance-based compensation because none of those awards would have vested unless the Company attained the pre-established net income target applicable to each such award.

The cash incentive plan implemented for the named executive officers for the 2009 fiscal year (exclusive of the supplemental discretionary bonus program in effect for Messrs. Cappelli and Swartz) was designed to provide cash incentive payments that would qualify as performance-based compensation under Section 162(m) and should be fully deductible by the Company. The supplemental bonuses paid to Messrs. Cappelli and Swartz did not result in the Company’s loss of any income tax deductions because the total amount of non-performance-based compensation paid to those two individuals for the 2009 fiscal year did not exceed the $1 million limitation per named executive officer and, in addition, because Mr. Swartz is not currently subject to such limitation in his capacity as Chief Financial Officer.

The Compensation Committee will continue to consider steps that might be in the Company’s best interests to comply with Section 162(m). However, in establishing the cash and equity incentive compensation programs for the executive officers, the Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that Apollo Group specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on such review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2009.

Submitted by:

Dr. Roy A. Herberger, Jr., Chair
Dino J. DeConcini
Dr. Ann Kirschner
Manuel F. Rivelo*

* Mr. Rivelo joined the Compensation Committee on March 26, 2009. He replaced K. Sue Redman, who served on the Compensation Committee from December 6, 2006 to March 26, 2009.

SUMMARY COMPENSATION INFORMATION

The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended August 31, 2009, August 31, 2008 and August 31, 2007, respectively, by the Company’s Principal Executive Officers, Principal Financial Officer, former Principal Financial Officer, and each of the Company’s three other most highly compensated executive officers whose total compensation for the fiscal year ended August 31, 2009 was in excess of $100,000 and who were serving as executive officers at the end of that fiscal year. No other executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2009 fiscal year have been excluded by reason of their termination of employment or change in executive officer status during that year. The listed individuals shall be hereinafter referred to as the “named executive officers.”

										Change in
										Pension Value
										and
									Non-Equity	Nonqualified
									Incentive	Deferred	All
						Stock		Option	Plan	Compensation	Other
		Salary		Bonus		Awards		Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)(1)		($)(1)		($)(2)(3)		($)(2)(4)	($)	($)(5)	($)(6)		($)
(a)	(b)	(c)		(d)		(e)		(f)	(g)	(h)	(i)		(j)

Dr. John G. Sperling,	2009	850,000		—		1,328,113		2,170,750	1,700,000	265,256	99,252	(7)(8)	6,413,371
Founder and Executive	2008	850,000		—		1,363,053		2,094,617	1,700,000	129,265	100,003	(9)	6,236,938
Chairman of the Board	2007	850,000		—		219,727		1,292,434	606,157	107,140	271,966	(10)	3,347,424

Charles B. Edelstein,	2009	600,000		—		3,273,927		6,209,075	1,200,000	—	—		11,283,002
Co-Chief Executive Officer	2008	9,230		200,000	(11)	45,220	(12)	85,056	—	—	—		339,506
(Principal Executive Officer)

Gregory W. Cappelli,	2009	535,616	(13)	66,667	(14)	1,096,930		4,597,695	1,000,000	—	19,677	(16)	7,316,585
Co-Chief Executive Officer	2008	500,000		—		2,239,644		7,906,130	1,000,000	—	900	(17)	11,646,674
(Principal Executive Officer)	2007	208,334		208,333	(15)	1,077,843		3,939,263	—	—	—		5,433,773

Joseph L. D’Amico,	2009	500,000		—		1,314,066		3,569,171	1,000,000	—	75,333	(20)	6,458,570
President and Chief	2008	500,000		—		1,986,943		2,961,523	1,000,000	—	57,736	(21)	6,506,202
Operating Officer and former Chief Financial Officer and Treasurer (Principal Financial Officer)	2007	104,167	(18)	700,000	(19)	356,328		482,128	—	—	17,350	(22)	1,659,973

Brian L. Swartz,	2009	337,808	(23)	131,250	(24)	228,378		343,112	300,000	—	5,946	(25)	1,346,494
Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

P. Robert Moya,	2009	400,000		—		309,205		620,731	800,000	—	1,500	(26)	2,131,436
Executive Vice President, General Counsel and Secretary	2008	400,000		—		248,666		588,993	800,000	—	—		2,037,659

Robert W. Wrubel,	2009	350,000		65,625	(27)	99,828		2,257,192	459,375	—	3,829	(28)	3,235,849
Executive Vice President, Chief Marketing and Product Development Officer

(1)	Includes amounts deferred under the Company’s Employee Savings Plan, a tax-qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.

(2)	The amounts shown in columns (e) and (f) reflect the compensation costs recognized in each of the 2007, 2008 and 2009 fiscal years for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment” referred to in this document as SFAS 123(R). It should be noted, however, that as part of the recent codification process for outstanding accounting standards and principles, the Financial Accounting Standards Board has re-designated SFAS 123(R) as FASB ASC 718, “Stock Compensation,” as applicable to employees and FASB ASC 505-50, “Equity-Based Payments to Non-Employees” as applicable to non-employees, including directors.

(3)	The amounts shown in column (e) reflect the SFAS 123(R) compensation costs for each of the 2007, 2008 and 2009 fiscal years attributable to restricted stock units (“RSUs”) held by the named executive officers, whether those RSUs were awarded in that fiscal year or any earlier fiscal year. The compensation costs are based on the SFAS 123(R) grant-date fair value of each RSU award and do not take into account any estimated forfeitures related to service-based vesting conditions. Such grant-date fair value has been calculated on the basis of the fair market value of the Company’s Class A Common Stock on the respective grant date of each RSU award.

(4)	The amounts shown in column (f) represent the SFAS 123(R) compensation costs for each of the 2007, 2008 and 2009 fiscal years attributable to the stock options held by the named executive officers, whether those options were granted in that fiscal year or any earlier fiscal year. The SFAS 123(R) compensation costs are based on the SFAS 123(R) grant-date fair value of each stock option and do not take into account any estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of the SFAS 123(R) grant-date fair value of each option granted during the 2009 fiscal year are set forth in Notes 2 and 16 to the Company’s audited financial statements for the fiscal year ended August 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 27, 2009. Assumptions used in the calculation of the SFAS 123(R) grant-date fair value of each option granted during the 2008 fiscal year are set forth in Notes 2 and 14 to the Company’s consolidated financial statements for the fiscal year ended August 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 28, 2008. Assumptions used in the calculation of the SFAS 123(R) grant-date fair value of each option granted during the 2007 fiscal year are set forth in Notes 2 and 12 to the Company’s consolidated financial statements for the fiscal year ended August 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 29, 2007.

(5)	Represents the year-over-year change in each of the 2007, 2008 and 2009 fiscal years of the actuarial present value of Dr. Sperling’s pension benefit payable pursuant to his deferred compensation agreement with the Company dated December 31, 1993.

(6)	As indicated in the Compensation Discussion & Analysis section above, the Company has a stadium naming rights agreement (the “Stadium Agreement”) with the Arizona Cardinals of the National Football League pursuant to which a number of ancillary benefits are provided as part of the fixed contract fee, including access to a private stadium loft for a limited number of guests for all games played by the Arizona Cardinals at the stadium and certain other sporting and entertainment events held at the stadium, a specified number of additional tickets to all home games played by the Arizona Cardinals at the stadium, fully-paid expenses to three away games per year for a limited number of guests per trip and fully-paid expenses to the Super Bowl and NFL Pro Bowl each year for a limited number of guests per trip. As a result, the Company did not incur any incremental costs to the extent one or more named executive officers may have enjoyed the personal use of those ancillary benefits. However, to the extent the Company did incur incremental costs in purchasing additional tickets to the 2009 Super Bowl or other stadium-held events, the incremental cost per ticket (determined by dividing the aggregate out-of-pocket cost the Company incurred in purchasing those additional tickets by the total number of tickets available to the Company for the event, including the no-cost tickets provided under the Stadium Agreement) was allocated to any named executive officer who received for personal use one or more tickets to the 2009 Super Bowl or other event for which additional tickets were purchased by the Company and was taken into account in determining his potentially disclosable and quantifiable perquisites for the fiscal year.

(7)	Represents (i) $12,722 in registration fees, insurance costs and maintenance and fuel expenses attributable to Dr. Sperling’s personal use of Company-owned vehicles, (ii) $8,121 relating to reimbursement of personal transportation costs, (iii) fees in the amount of $75,000 for personal financial and tax planning services paid by the Company on behalf of Dr. Sperling and (iv) $3,409 as a tax gross-up to cover Dr. Sperling’s tax liability associated with the reimbursement of fees and costs attributable to his personal use of Company-owned vehicles during the 2009 fiscal year. The Company-owned vehicles provided to Dr. Sperling were fully depreciated by the Company prior to the start of the 2007 fiscal year, and accordingly, there were no other incremental costs incurred by the Company as a result of Dr. Sperling’s personal use of those vehicles.

(8)	The Company also provides office space and related services to an employee of one of Dr. Sperling’s companies. However, the Company does not believe that any incremental costs have been incurred in connection therewith, and accordingly no additional amount is reflected for such perquisite in column (i) for any of the 2009, 2008 and 2007 fiscal years.

(9)	Represents (i) fees in the amount of $75,000 for personal financial and tax planning services paid by the Company on behalf of Dr. Sperling, (ii) $15,584 in fuel, maintenance, registration fees and insurance costs attributable to Dr. Sperling’s personal use of Company-owned vehicles and (iii) $9,419 relating to the reimbursement of personal transportation costs. The Company-owned vehicles provided to Dr. Sperling were fully depreciated by the Company prior to the start of the 2007 fiscal year, and accordingly, there were no other incremental costs incurred by the Company as a result of Dr. Sperling’s personal use of those vehicles.

(10)	Represents (i) fees in the amount of $95,655 for personal financial and tax planning services paid by the Company on behalf of Dr. Sperling, (ii) $11,711 in fuel, maintenance and insurance costs attributable to Dr. Sperling’s personal use of Company-owned vehicles and (iii) $10,210 relating to the reimbursement of personal transportation costs. The amount reported in this column for the 2007 fiscal year also includes $154,390 representing pro-rated salary, bonus and benefits (including stock-based compensation expense) paid to pilots on the Company’s payroll for the 2007 fiscal year for personal flights taken by Dr. Sperling. Dr. Sperling paid all other costs associated with those personal flights, including landing fees and fuel and catering costs. The personal flights were taken by Dr. Sperling on an aircraft the Company leased from an entity controlled by Dr. Sperling, and no other amounts were billed to the Company for the personal trips taken by Dr. Sperling on such aircraft.

(11)	Represents a sign-on bonus paid to Mr. Edelstein pursuant to the terms of his employment agreement with the Company.

(12)	Represents the SFAS 123(R) compensation costs required to be accrued for the 2008 fiscal year under applicable accounting principles with respect to RSU awards made to Mr. Edelstein during the 2009 fiscal year pursuant to the terms of his employment agreement with the Company.

(13)	Calculated based on an annual rate of base salary of $500,000 for the period 9/1/08 to 4/23/09 and $600,000 for the period 4/24/09 to 8/31/09.

(14)	Represents a discretionary bonus awarded to Mr. Cappelli for his performance as Co-Chief Executive Officer following his promotion to such position in April 2009.

(15)	Represents a pro-rated bonus paid to Mr. Cappelli for the 2007 fiscal year based on his target bonus for that year as established pursuant to the terms of his March 31, 2007 employment agreement.

(16)	Represents (i) a matching contribution in the amount of $4,950 made by the Company to Mr. Cappelli’s account under the Company’s Employee Savings Plan, (ii) $2,434 relating to personal use of Company-chartered aircraft, (iii) $798 relating to personal use of Company-owned condominium, (iv) $4,920 relating to the reimbursement of commuting costs, (v) $2,339 as a tax gross-up to cover Mr. Cappelli’s tax liability with respect to income imputed to him as a result of certain personal travel on aircraft owned and operated by an entity controlled by Dr. Sperling, (vi) $1,932 relating to the incremental cost per ticket of the 2009 Super Bowl tickets provided to Mr. Cappelli and his guests and (vii) $2,304 relating to the reimbursement of legal fees incurred by Mr. Cappelli in connection with the amendment to his employment agreement to reflect his new Co-Chief Executive Officer position. Mr. Cappelli may also have received for personal use tickets to other sporting and entertainment events for which the Company incurred no incremental costs under the Stadium Agreement.

(17)	Represents a matching contribution made by the Company to the named executive officer’s account under the Company’s Employee Savings Plan.

(18)	During the portion of the 2007 fiscal year from November 14, 2006 to June 15, 2007, Mr. D’Amico was employed by FTI Palladium Partners and served as Chief Financial Officer in a consultant capacity pursuant to a service contract between the Company and FTI. Pursuant to that agreement, the Company paid FTI Palladium Partners a monthly fee of $130,000 for the use of Mr. D’Amico’s services in such capacity. Such amount is not included in the compensation reported for Mr. D’Amico in the Summary Compensation Table.

(19)	Represents a negotiated bonus paid to Mr. D’Amico pursuant to the terms of his June 5, 2007 employment agreement with the Company.

(20)	Represents (i) a housing allowance of $30,000, (ii) $38,130 relating to the reimbursement of personal transportation costs, (iii) a matching contribution in the amount of $4,950 made by the Company to Mr. D’Amico’s account under the Company’s Employee Savings Plan, (iv) $649 relating to personal use of Company-chartered aircraft and (v) $1,604 relating to the incremental cost of the 2009 Super Bowl tickets provided to Mr. D’Amico and his guest and the reimbursement of certain ancillary personal expenses relating to such event. Mr. D’Amico may also have received for personal use tickets to other sporting and entertainment events for which the Company incurred no incremental costs under the Stadium Agreement.

(21)	Represents (i) a housing allowance of $30,000, (ii) $24,961 of costs reimbursed in connection with personal travel to and from the Company’s headquarters in Phoenix, AZ and his personal residence in Chicago, IL, and to and from the Company’s Chicago, IL office and his personal residence in Chicago, IL during such fiscal year, and (iii) a matching contribution in the amount of $2,775 made by the Company to his account under the Company’s Employee Savings Plan.

(22)	Represents (i) a housing allowance provided to Mr. D’Amico at the monthly rate of $2,500 for the portion of the 2007 fiscal year following the June 15, 2007 commencement date of his employment with the Company and (ii) $11,100 of costs reimbursed to him in connection with personal travel to and from the Company’s headquarters in Phoenix, AZ and his personal residence in Chicago, IL during that period.

(23)	Calculated based on an annual rate of base salary of $300,000 for the period 9/1/08 to 2/28/09 and $375,000 for the period 3/1/09 to 8/31/09.

(24)	Represents a discretionary bonus awarded to Mr. Swartz for his performance as Chief Financial Officer following his promotion to such position in March 2009.

(25)	Represents a matching contribution by the Company to the named executive officer’s account under the Company’s Employee Savings Plan.

(26)	Represents a matching contribution by the Company to the named executive officer’s account under the Company’s Employee Savings Plan.

(27)	Represents a discretionary bonus awarded to Mr. Wrubel for his performance during the first quarter of the 2009 fiscal year prior to his selection as a participant in the Company’s Executive Officer Incentive Bonus Plan.

(28)	Represents a matching contribution in the amount of $3,829 made by the Company to Mr. Wrubel’s account under the Company’s Employee Savings Plan.

GRANTS OF PLAN-BASED AWARDS

The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2009 fiscal year under a compensation plan.

									All Other
									Option			Grant-
									Awards:		Exercise	Date
		Potential Payouts							Number of		or Base	Fair
		Under Non-Equity Incentive			Estimated Future Payouts Under				Securities		Price of	Value of
		Plan Awards(1)			Equity Incentive Plan Awards(2)				Underlying		Option	Equity
	Grant	Threshold	Target	Maximum	Threshold	Target		Maximum	Options		Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)		(#)	(#)		($/Sh)	($)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(j)		(k)	(l)

Dr. John G. Sperling	11/26/08	425,000	850,000	1,700,000	—	—		—	—		—	—
	10/31/08	—	—	—	—	10,251	(4)	—	—		—	712,547
	10/31/08	—	—	—	—	—		—	25,820	(5)	69.51	713,895
	7/2/09	—	—	—	—	31,852	(6)	—	—		—	2,162,751
	7/2/09	—	—	—	—	—		—	77,492	(7)	67.90	2,113,897
Charles B. Edelstein	11/26/08	300,000	600,000	1,200,000	—	—		—	—		—	—
	10/31/08	—	—	—	—	71,213	(8)	—	—		—	4,451,525
	10/31/08	—	—	—	—	8,000	(8)	—	—		—	500,080
Gregory W. Cappelli	11/26/08	250,000	500,000	1,000,000	—	—		—	—		—	—
Joseph L. D’Amico	11/26/08	250,000	500,000	1,000,000	—	—		—	—		—	—
	10/31/08	—	—	—	—	7,314	(9)	—	—		—	508,396
	10/31/08	—	—	—	—	—		—	42,519	(10)	69.51	1,032,536
	7/2/09	—	—	—	—	11,968	(6)	—	—		—	812,627
	7/2/09	—	—	—	—	—		—	17,638	(11)	67.90	392,119
	7/2/09	—	—	—	—	—		—	29,116	(7)	67.90	794,252
Brian L Swartz	11/26/08	75,000	150,000	300,000	—	—		—	—		—	—
	4/3/09	—	—	—	—	2,400	(12)	—	—		—	165,000
	4/3/09	—	—	—	—	—		—	6,032	(13)	68.75	167,416
	7/2/09	—	—	—	—	9,220	(6)	—	—		—	626,038
	7/2/09	—	—	—	—	—		—	22,432	(7)	67.90	611,920
P. Robert Moya	11/26/08	200,000	400,000	800,000	—	—		—	—		—	—
	7/2/09	—	—	—	—	11,048	(6)	—	—		—	750,159
	7/2/09	—	—	—	—	—		—	26,876	(7)	67.90	733,148
Robert W. Wrubel	11/26/08	65,625	196,875	459,375	—	—		—	—		—	—
	10/31/08	—	—	—	—	—		—	52,500	(14)	69.51	1,510,063
	10/31/08	—	—	—	—	—		—	62,000	(15)	69.51	1,687,640
	10/31/08	—	—	—	—	—		—	62,000	(16)	69.51	1,599,600

(1)	Reflects potential payouts under the Company’s Executive Officer Incentive Compensation Plan for the 2009 fiscal year. Each potential payout was tied to a designated level of revenue and operating profit attainment pre-established by the Compensation Committee for the 2009 fiscal year. The Company’s financial performance for the 2009 fiscal year exceeded the maximum levels of revenue and operating profit attainment set for that year, and each named executive officer was accordingly paid a cash bonus at the maximum level indicated for him in the above table. Although Mr. Wrubel’s target bonus under the plan was set at $262,500 for the 2009 fiscal year, with corresponding threshold and maximum levels of $131,250 and $525,000, respectively, his entitlement under each level was to be reduced by the $65,625 bonus paid to him for the first quarter of the 2009 fiscal year prior to his selection as a participant in such plan. A description of the principal provisions of the Executive Officer Incentive Compensation Plan for the 2009 fiscal year is set forth below.

(2)	Represents restricted stock unit awards with both performance-vesting and service-vesting components. Each restricted stock unit represents the right to receive one share of the Company’s Class A Common Stock following the satisfaction of the applicable performance and service-vesting requirements. For the restricted stock units awarded on October 31, 2008, the applicable performance-vesting condition was the Company’s attainment of adjusted net income of not less than $250 million for the fiscal year ended August 31, 2009. For the restricted stock units awarded on April 3, 2009 and July 2, 2009, the applicable performance-vesting condition is the Company’s attainment of adjusted net income of at least $350 million for the fiscal year ending August 31, 2010.

(3)	The dollar value reported in column (l) with respect to stock options represents the grant-date fair value of each option determined in accordance with the provisions of SFAS 123(R). A discussion of the valuation assumptions used in the SFAS 123(R) calculation of grant-date fair value is set forth in Notes 2 and 16 to the Company’s audited financial statements for the fiscal year ended August 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 27, 2009. The dollar value reported in column (l) with respect to RSU awards represents the grant-date fair value of each such award based on the fair market value of the underlying shares of the Company’s Class A Common Stock on the grant date.

(4)	Upon the attainment of the applicable 2009 fiscal year adjusted net income performance goal, one third of the restricted stock units vested, and the balance of the restricted stock units will vest in two successive equal annual installments upon Dr. Sperling’s completion of each year of continued employment with the Company over the two-year period measured from September 1, 2009, subject to full vesting acceleration upon a change in control of the Company.

(5)	The shares covered by such option will vest in three successive equal annual installments upon Dr. Sperling’s completion of each year of continued employment with the Company over the three-year period measured from September 1, 2008, subject to full vesting acceleration in the event of a change in control of the Company.

(6)	Upon the attainment of the applicable 2010 fiscal year adjusted net income performance goal, one fourth of the restricted stock units will vest, and the balance of the restricted stock units will vest in three successive equal annual installments on each of the second, third and fourth one-year anniversaries of the July 2, 2009 award date, provided the officer continues in the Company’s employ through each such annual vesting date, subject to full vesting acceleration upon a change in control of the Company.

(7)	The shares covered by each option will vest in four successive equal annual installments on each of the first four one-year anniversaries of the July 2, 2009 grant date upon the officer’s continuation in the Company’s employ through each such annual vesting date, subject to full vesting acceleration in the event of a change in control of the Company.

(8)	Upon the attainment of the applicable 2009 fiscal year adjusted net income performance goal, forty percent of the restricted stock units vested, and the balance of the restricted stock units will vest as follows: forty percent of the total will vest on August 26, 2010, and the balance will vest on August 26, 2011 upon Mr. Edelstein’s completion of each year of continued employment with the Company over the two-year period measured from August 26, 2009, subject to full vesting acceleration upon a change in control of the Company.

(9)	Upon the attainment of the applicable 2009 fiscal year adjusted net income performance goal, one half of the restricted stock units vested, and the balance of the restricted stock units will vest upon Mr. D’Amico’s continuation in the Company’s employ through June 15, 2010, subject to full vesting acceleration upon a change in control of the Company.

(10)	Half of the shares covered by such option vested on June 15, 2009, and the remaining half will vest upon Mr. D’Amico’s continuation in the Company’s employ through June 15, 2010, subject to full vesting acceleration in the event of a change in control of the Company.

(11)	The shares covered by such option will vest upon Mr. D’Amico’s continuation in the Company’s employ through June 15, 2010, subject to full vesting acceleration in the event of a change in control of the Company.

(12)	Upon the attainment of the applicable 2010 fiscal year adjusted net income performance goal, one fourth of the restricted stock units will vest, and the balance of the restricted stock units will vest in three successive equal annual installments on each of the second, third and fourth one-year anniversaries of the April 3, 2009 award date, provided Mr. Swartz continues in the Company’s employ through each such annual vesting date, subject to full vesting acceleration upon a change in control of the Company.

(13)	The shares covered by such option will vest in four successive equal annual installments on each of the first four one-year anniversaries of the April 3, 2009 grant date upon Mr. Swartz’s continuation in the Company’s employ through each such annual vesting date, subject to full vesting acceleration in the event of a change in control of the Company.

(14)	The shares covered by such option will vest in four successive equal annual installments upon Mr. Wrubel’s completion of each year of continued employment with the Company over the four-year period measured from the October 31, 2008 effective date of the grant, subject to full vesting acceleration in the event of a change in control of the Company.

(15)	The shares covered by such option are subject to a market condition as well as a service-vesting component. The market condition is tied to a market price objective for the Company’s Class A Common Stock. If that objective is reached within the first four years of the option term, then the option will vest in three successive equal annual installments upon Mr. Wrubel’s completion of each year of continued employment with the Company over the three-year period measured from October 31, 2009 (the first anniversary of the effective date of the grant), subject to full vesting acceleration in the event of a change in control of the Company.

(16)	The shares covered by such option are subject to a market condition as well as a service-vesting component. The market condition is tied to a market price objective for the Company’s Class A Common Stock. If that objective is reached within the first four years of the option term, then the option will vest in two successive equal annual installments upon Mr. Wrubel’s completion of each year of continued employment with the Company over the two-year period measured from October 31, 2010 (the second anniversary of the effective date of the grant), subject to full vesting acceleration in the event of a change in control of the Company.

Executive Officer Incentive Bonus Plan

On November 26, 2008, the Compensation Committee implemented the Executive Officer Incentive Bonus Plan for the 2009 fiscal year. For each of the named executive officers (other than Messrs. Swartz and Wrubel), the target bonus was set at 100% of base salary for such fiscal year. For Mr. Wrubel, the target bonus was set at 75% of his base salary for the 2009 fiscal year, and for Mr. Swartz, the target bonus was set at 50% of the rate of base salary in effect for him at the time of his selection as a participant. The actual bonus which each participant could earn for the 2009 fiscal year ranged from 0 to 200% of his annual target bonus. The actual percentage was to be determined based on the level at which the revenue and operating profit goals (as adjusted) for the 2009 fiscal year were in fact attained. Three separate levels of potential attainment were established by the Compensation Committee at the time the plan was implemented. Further information concerning such target, threshold, and maximum levels of attainment and the pre-authorized adjustments to the revenue and operating profit goals may be found in the “2009 Fiscal Year Bonus Plan” section of “Compensation Discussion and Analysis” above.

The Compensation Committee reserved the discretion to reduce by up to 20% the bonus amount otherwise payable to a participant on the basis of the Company’s attained level of revenue and operating profit. The potential factors that could be taken into account in determining whether to reduce any named executive officer’s bonus amount included the Committee’s overall assessment of his performance for the 2009 fiscal year, including any failure to attain one or more of the personal performance goals that the Chief Executive Officer set for him for the 2009 fiscal year and whether one of the performance metrics had been achieved at less than threshold.

The actual incentive bonus earned under the plan by each named executive officer is set forth in the Summary Compensation Table. For further information concerning the Executive Officer Incentive Compensation Plan, please see “Compensation Discussion and Analysis” above.

In addition to the incentive bonuses they received for the 2009 fiscal year under the Executive Officer Incentive Bonus Plan, Messrs. Cappelli and Swartz were also awarded discretionary bonuses for such year in the respective amounts of $66,667 and $131,250 in recognition of the increased responsibilities they assumed in connection with their promotion to Co-Chief Executive Officer and Chief Financial Officer, respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of August 31, 2009.

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities				Number of		Market Value
	Underlying	Underlying				Shares or Units		of Shares or
	Unexercised	Unexercised		Option	Option	of Stock That		Units of Stock
	Options (#)	Options (#)		Exercise	Expiration	Have Not		That Have Not
Name	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		Vested ($)(2)
(a)	(b)	(c)(1)		(e)	(f)	(g)(1)		(h)

Dr. John G. Sperling	150	0		29.3267	1/2/2012	—		—
	100,000	0		41.92	10/21/2012	—		—
	100,000	0		60.90	10/19/2013	—		—
	20,250	0		71.23	8/5/2014	—		—
	107,656	0		28.424	10/24/2012	—		—
	225,000	0		30.77	9/21/2011	—		—
	50,000	0		23.29	9/21/2011	—		—
	75,000	25,000	(3)	51.33	6/22/2016	—		—
	167,000	167,000	(4)	58.03	7/2/2013	—		—
	8,606	17,214	(4)	69.51	10/30/2014	—		—
	0	77,492	(5)	67.90	7/1/2015	—		—
	—	—		—	—	25,000	(6)	1,621,000
	—	—		—	—	6,834	(7)	443,117
	—	—		—	—	31,852	(8)	2,065,284
Charles B. Edelstein	250,000	750,000	(9)	62.51	8/25/2014	—		—
	—	—		—	—	42,728	(10)	2,770,484
	—	—		—	—	4,800	(11)	311,232
Gregory W. Cappelli	500,000	500,000	(12)	48.47	5/23/2013	—		—
	74,856	74,855	(12)	59.00	9/3/2013	—		—
	530	528	(12)	63.67	4/1/2013	—		—
	—	—		—	—	56,948	(13)	3,692,508
Joseph L. D’Amico	166,667	166,666	(14)	58.03	7/2/2011	—		—
	21,260	21,259	(15)	69.51	10/30/2012	—		—
	0	29,116	(5)	67.90	7/1/2015	—		—
	0	17,638	(16)	67.90	7/1/2013	—		—
	—	—		—	—	20,000	(17)	1,296,800
	—	—		—	—	3,657	(18)	237,120
	—	—		—	—	11,968	(8)	776,005
Brian L. Swartz	30,000	30,000	(4)	58.03	7/2/2013	—		—
	0	6,032	(19)	68.75	4/2/2015	—		—
	0	22,432	(5)	67.90	7/1/2015	—		—
	—	—		—	—	5,000	(6)	324,200
	—	—		—	—	2,400	(20)	155,616
	—	—		—	—	9,220	(8)	597,825
P. Robert Moya	55,000	55,000	(21)	58.67	8/31/2013	—		—
	0	26,876	(5)	67.90	7/1/2015	—		—
	—	—		—	—	8,500	(22)	551,140
	—	—		—	—	11,048	(8)	716,352
Robert W. Wrubel	375	563	(23)	53.35	3/8/2016	—		—
	858	0		80.37	4/20/2014	—		—
	17,171	0		81.54	4/28/2015	—		—
	18,750	56,250	(24)	74.65	10/28/2013	—		—
	0	25,000	(25)	74.65	10/28/2013	—		—
	9,250	27,750	(26)	55.46	7/9/2014	—		—
	0	52,500	(27)	69.51	10/30/2014	—		—
	0	62,000	(28)	69.51	10/30/2014	—		—
	0	62,000	(29)	69.51	10/30/2014	—		—
	—	—		—	—	5,400	(30)	350,136

(1)	The unvested portion of each outstanding stock option and restricted stock unit award will fully vest on an accelerated basis upon certain changes in control or ownership of the Company.

(2)	Based on the $64.84 closing selling price per share of the Company’s Class A Common Stock on August 31, 2009.

(3)	These particular options will vest upon Dr. Sperling’s continuation in the Company’s service through February 28, 2010.

(4)	These particular options will vest in two successive equal annual installments upon the officer’s completion of each year of service over the two-year period measured from September 1, 2009.

(5)	These particular options will vest in four successive equal annual installments on each of the first four one-year anniversaries of the July 2, 2009 grant date upon the officer’s continuation in employment with the Company through each such annual vesting date.

(6)	These particular restricted stock units were awarded on July 3, 2007 and covered a total of 50,000 shares of the Company’s Class A Common Stock for Dr. Sperling and a total of 10,000 shares for Mr. Swartz. The award has both performance-vesting and service-vesting components. Upon the attainment of the applicable performance objective for the 2008 fiscal year, one-fourth of the total number of restricted stock units vested, and the underlying shares were subsequently issued on October 30, 2008. An additional one-fourth of the total number of restricted stock units vested, and the underlying shares were issued, upon the officer’s continuation in the Company’s employ through August 31, 2009. The remaining restricted stock units will vest in two successive equal annual installments upon the officer’s completion of each year of service over the two-year period measured from September 1, 2009.

(7)	These particular restricted stock units were awarded on October 31, 2008 and covered a total of 10,251 shares of the Company’s Class A Common Stock. The award has both performance-vesting and service-vesting components. Upon the attainment of the applicable performance objective for the 2009 fiscal year, one-third of the total number of restricted stock units vested, and the underlying shares were subsequently issued on October 29, 2009. The remaining restricted stock units will vest in two successive equal annual installments upon Dr. Sperling’s completion of each year of service over the two-year period measured from September 1, 2009.

(8)	These particular restricted stock units were awarded on July 2, 2009. The award has both performance-vesting and service-vesting components. Upon the attainment of the applicable 2010 fiscal year adjusted net income performance goal, one-fourth of the restricted stock units will vest, and the balance of the restricted stock units will vest in a series of three successive equal annual installments on the second, third, and fourth one-year anniversaries of the July 2, 2009 grant date, upon the officer’s continuation in employment with the Company through each such annual vesting date.

(9)	These particular options will vest in a series of three successive equal annual installments on each of the second, third, and fourth one-year anniversaries of the August 26, 2008 grant date upon Mr. Edelstein’s continuation in employment with the Company through each such annual vesting date. However, the options will vest and become immediately exercisable for a portion of the shares on an accelerated basis upon Mr. Edelstein’s termination of service under certain circumstances.

(10)	These particular restricted stock units were awarded on October 31, 2008 and covered a total of 71,213 shares of the Company’s Class A Common Stock. The award has both performance-vesting and service-vesting components. Upon the attainment of the applicable performance objective for the 2009 fiscal year, 40 percent of the total number of restricted stock units vested, and the underlying shares were subsequently issued on October 29, 2009. The remaining restricted stock units will vest as follows: 40 percent of the restricted stock units upon Mr. Edelstein’s continuation in service with the Company through August 26, 2010, and the balance upon Mr. Edelstein’s continuation in service with the Company through August 26, 2011, subject to full vesting acceleration upon Mr. Edelstein’s termination of service under certain circumstances.

(11)	These particular restricted stock units were awarded on October 31, 2008 and covered a total of 8,000 shares of the Company’s Class A Common Stock. The award has both performance-vesting and service-vesting components. Upon the attainment of the applicable performance objective for the 2009 fiscal year, 40 percent of the total number of restricted stock units vested, and the underlying shares were subsequently issued on

October 29, 2009. The remaining restricted stock units will vest as follows: 40 percent of the restricted stock units upon Mr. Edelstein’s continuation in service with the Company through August 26, 2010, and the balance upon Mr. Edelstein’s continuation in service with the Company through August 26, 2011, subject to full vesting acceleration upon Mr. Edelstein’s termination of service under certain circumstances.

(12)	Each of these options will vest in two successive equal annual installments on each of the third and fourth one-year anniversaries of the April 2, 2007 grant date upon Mr. Cappelli’s continuation in employment with the Company through each such annual vesting date. However, each of the options will vest and become immediately exercisable for a portion of the shares on an accelerated basis upon Mr. Cappelli’s termination of service under certain circumstances.

(13)	These particular restricted stock units were awarded on September 4, 2007 and covered a total of 113,896 shares of the Company’s Class A Common Stock. The award has both performance-vesting and service-vesting components. Upon the attainment of the applicable performance objective for the 2008 fiscal year, one-fourth of the total number of restricted stock units vested, and the underlying shares were subsequently issued on October 30, 2008. An additional one-fourth of the total number of restricted stock units vested, and the underlying shares were issued, upon Mr. Cappelli’s continuation in the Company’s employ through April 2, 2009. The remaining restricted stock units will vest in two successive equal annual installments on each of the third and fourth one-year anniversaries of Mr. Cappelli’s April 2, 2007 employment commencement date upon his continuation in employment with the Company through each such annual vesting date, subject to full vesting acceleration upon Mr. Cappelli’s termination of employment under certain circumstances.

(14)	These particular options will vest on June 15, 2010 upon Mr. D’Amico’s continuation in employment with the Company through such vesting date, subject to accelerated vesting of a portion of those options upon Mr. D’Amico’s termination of employment under certain circumstances.

(15)	These particular options will vest on June 15, 2010 upon Mr. D’Amico’s continuation in employment with the Company through such vesting date, subject to accelerated vesting of a portion of those options upon Mr. D’Amico’s termination of employment under certain circumstances.

(16)	These particular options will vest upon Mr. D’Amico’s continuation in the Company’s employ through June 15, 2010, subject to accelerated vesting of a portion of those options upon Mr. D’Amico’s termination of employment under certain circumstances.

(17)	These particular restricted stock units were awarded on July 3, 2007 and covered a total of 60,000 shares of the Company’s Class A Common Stock. The award has both performance-vesting and service-vesting components. Upon the attainment of the applicable performance objective for the 2008 fiscal year, one-third of the total number of restricted stock units vested, and the underlying shares were subsequently issued on October 30, 2008. An additional one-third of the total number of restricted stock units vested, and the underlying shares were issued, upon Mr. D’Amico’s continuation in the Company’s employ through June 15, 2009. The remaining restricted stock units will vest upon Mr. D’Amico’s continuation in employment with the Company through June 15, 2010, subject to full vesting acceleration upon Mr. D’Amico’s termination of employment under certain circumstances.

(18)	These particular restricted stock units were awarded on October 31, 2008 and covered a total of 7,314 shares of the Company’s Class A Common Stock. The award has both performance-vesting and service-vesting components. Upon the attainment of the applicable performance objective for the 2009 fiscal year, one-half of the total number of restricted stock units vested, and the underlying shares were subsequently issued on October 29, 2009. The remaining restricted stock units will vest on June 15, 2010 upon Mr. D’Amico’s continuation in employment with the Company through such vesting date, subject to accelerated vesting of a portion of those units upon Mr. D’Amico’s termination of employment under certain circumstances.

(19)	These particular options will vest in four successive equal annual installments on each of the first four one-year anniversaries of the April 3, 2009 grant date upon Mr. Swartz’s continuation in employment with the Company through each such annual vesting date.

(20)	These particular restricted stock units were awarded on April 3, 2009. The award has both performance-vesting and service-vesting components. Upon the attainment of the applicable 2010 fiscal year adjusted net income performance goal, one-fourth of the restricted stock units will vest, and the balance of the restricted stock units will vest in a series of three successive equal annual installments on the second, third, and fourth one-year anniversaries of the April 3, 2009 grant date, upon Mr. Swartz’s continuation in employment with the Company through each such annual vesting date.

(21)	These particular options will vest in two successive equal annual installments upon Mr. Moya’s completion of each year of service over the two-year period measured from September 1, 2009. However, the options will vest and become immediately exercisable for a portion of the shares on an accelerated basis upon Mr. Moya’s termination of service under certain circumstances. For purposes of this table, any portion of the award that vested on September 1, 2009 has been treated as vested as of August 31, 2009.

(22)	These particular restricted stock units were awarded on September 1, 2007 and covered a total of 17,000 shares of the Company’s Class A Common Stock. The award has both performance-vesting and service-vesting components. Upon the attainment of the applicable performance objective for the 2008 fiscal year, one-fourth of the total number of restricted stock units vested, and the underlying shares were subsequently issued on October 30, 2008. An additional one-fourth of the total number of restricted stock units vested, and the underlying shares were issued, upon Mr. Moya’s continuation in the Company’s employ through August 31, 2009. The remaining restricted stock units will vest in two successive equal annual installments upon Mr. Moya’s completion of each year of service over the two-year period measured from September 1, 2009, subject to accelerated vesting of a portion of those units upon Mr. Moya’s termination of employment under certain circumstances. For purposes of this table, any portion of the award that vested on September 1, 2009 has been treated as vested as of August 31, 2009.

(23)	These particular options will vest in three successive equal quarterly installments through March 9, 2010 upon Mr. Wrubel’s continuation in employment with the Company through each such quarterly vesting date, subject to accelerated vesting upon Mr. Wrubel’s termination of employment under certain circumstances.

(24)	These particular options will vest in three successive equal annual installments upon Mr. Wrubel’s completion of each year of service over the three-year period measured from October 29, 2008, subject to accelerated vesting of a portion of those options upon Mr. Wrubel’s termination of employment under certain circumstances.

(25)	These particular options will vest on October 29, 2009 upon Mr. Wrubel’s continuation in employment with the Company through such vesting date, subject to full vesting acceleration upon Mr. Wrubel’s termination of employment under certain circumstances.

(26)	These particular options will vest in three successive equal annual installments upon Mr. Wrubel’s completion of each year of service over the three-year period measured from July 10, 2009.

(27)	These particular options will vest in four successive equal annual installments upon Mr. Wrubel’s completion of each year of continued employment with the Company over the four-year period measured from October 31, 2008.

(28)	These particular options are subject to a market condition as well as a service-vesting component. The market condition is tied to a market price objective for the Company’s Class A Common Stock. If that objective is reached within the first four years of the option term, then the option will vest in three successive equal annual installments upon Mr. Wrubel’s completion of each year of continued employment with the Company over the three-year period measured from October 31, 2009 (the first anniversary of the effective date of the grant).

(29)	These particular options are subject to a market condition as well as a service-vesting component. The market condition is tied to a market price objective for the Company’s Class A Common Stock. If that objective is reached within the first four years of the option term, then the option will vest in two successive equal annual installments upon Mr. Wrubel’s completion of each year of continued employment with the Company over the two-year period measured from October 31, 2010 (the second anniversary of the effective date of the grant).

(30)	These particular restricted stock units were awarded on July 10, 2008 and covered a total of 7,200 shares of the Company’s Class A Common Stock. The remaining restricted stock units covering 5,400 shares of the Company’s Class A Common Stock will vest in a series of three successive equal annual installments upon Mr. Wrubel’s completion of each year of service over the three-year period measured from July 10, 2009.

OPTION EXERCISES AND STOCK VESTED

The following table provides certain summary information concerning the exercise of stock options and vesting of stock awards with respect to the named executive officers during the 2009 fiscal year. As of August 31, 2009, none of those officers held any stock appreciation rights granted by the Company. The shares of the Company’s Class A Common Stock underlying certain stock awards that vested on August 31, 2009 were not issued to the named executive officers until October 29, 2009 following the Compensation Committee’s certification of the attainment of the applicable performance goal tied to the Company’s adjusted net income, after tax expense, for the 2009 fiscal year.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)

Dr. John G. Sperling	727,811	38,620,225	15,917	1,032,058
Charles B. Edelstein	—	—	31,685	2,100,716
Gregory W. Cappelli	—	—	28,474	1,927,975
Joseph L. D’Amico	166,667	4,881,443	23,657	1,509,520
Brian L. Swartz	—	—	2,500	162,100
P. Robert Moya	—	—	4,250 (3)	275,570
Robert W. Wrubel	5,071	170,671	1,800	117,090

(1)	Value realized is determined by multiplying (i) the amount by which the market price of the Company’s Class A Common Stock on the date of exercise exceeded the exercise price by (ii) the number of shares of Class A Common Stock for which the options were exercised.

(2)	Value realized is determined by multiplying (i) the closing market price of the Company’s Class A Common Stock on the vest date by (ii) the number of shares of Class A Common Stock that vested on that date.

(3)	For purposes of this table, the shares are treated as vested as of August 31, 2009, although they technically do not vest until 12:01 AM the next day in accordance with the Company’s internal record-keeping and financial accounting procedures.

PENSION BENEFITS

The following table sets forth for each plan that provides for payments or other benefits in connection with a named executive officer’s retirement, the number of years of service credited to such named executive officer under the plan, the actuarial present value of his accumulated benefit under each applicable plan, and the dollar amount of any payments and benefits paid to such named executive officer during the Company’s last completed fiscal year.

		Number of	Present Value of	Payments
		Years Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)

Dr. John G. Sperling	Deferred Compensation Agreement Dated 12/31/93(1)	not applicable	$2,591,661 (2)	$0

(1)	Pursuant to the deferred compensation agreement dated December 31, 1993, Dr. Sperling will, upon his termination of employment with the Company, receive an annuity for life in a dollar amount per year equal to the highest annual rate of base salary in effect for him in any of the last three calendar years preceding the calendar year in which his employment terminates. The annual annuity for Dr. Sperling’s lifetime will be payable in equal monthly installments. In addition, upon Dr. Sperling’s death, his designated beneficiary will be paid an amount equal to three times the highest annual rate of base salary in effect for him in any of the three calendar years during the three-year period immediately preceding the calendar year in which his employment terminates. Such death benefit will be payable in 36 equal monthly installments, with the first such installment due on the first day of the month following the month of Dr. Sperling’s death.

(2)	Based on a lifetime annuity of $850,000 per year, as determined as of the close of the 2009 fiscal year.

Executive Officer Compensation for Peter Sperling

Mr. Peter Sperling serves in the executive officer capacity of Vice Chairman of the Board and is the son of Dr. John Sperling, the Executive Chairman of the Board and one of the Company’s named executive officers for the 2009 fiscal year. In his capacity as Vice Chairman of the Board, Mr. Sperling receives a combination of cash and equity compensation comprised of the following elements:

(i) base salary at the rate of $100,000 per year;

(ii) participation in the Company’s Executive Officer Incentive Bonus Plan, with a target bonus equal to 100% of base salary; and

(iii) an equity compensation award for each fiscal year of service in such executive officer capacity comprised of restricted stock units and stock options.

For the 2009 fiscal year, Mr. Sperling earned a $200,000 bonus under the Executive Officer Incentive Bonus Plan based on the Company’s attainment of its revenue and adjusted income from operations goals for such year in excess of the maximum levels established by the Compensation Committee. Accordingly, Mr. Sperling’s salary and bonus for the 2009 fiscal year was $300,000 in the aggregate.

On July 10, 2008 Mr. Sperling received his equity compensation award for the 2009 fiscal year. The award had an aggregate grant-date fair value under SFAS 123(R) of $313,446 and consisted of (i) restricted stock units covering 1,810 shares of the Company’s Class A Common Stock that vested upon his continuation in his executive officer position through August 31, 2009, the close of the 2009 fiscal year, with the underlying shares under those vested units issued on the same date, and (ii) a stock option grant for 9,710 shares of Class A Common Stock with an exercise price of $55.46 per share that vested and became exercisable upon his continuation in his executive officer position through August 31, 2009.

On July 2, 2009, Mr. Sperling received his equity compensation award for the 2010 fiscal year. The award consisted of the following components and had an aggregate grant-date fair value under SFAS 123(R) of $326,515:

(i) restricted stock units covering 2,432 shares of the Company’s Class A Common Stock that have both performance-vesting and service-vesting components. Accordingly, none of the awarded RSUs will vest unless the Company’s adjusted net income for the 2010 fiscal year is at least $350 million. If that performance-vesting target is attained, then one-fourth of the RSU award will vest upon Mr. Sperling’s continuation in employment through the end of the 2010 fiscal year. The balance of the RSUs will vest in three equal annual installments on the second, third and fourth anniversaries of the effective date of the award, provided he continues in the Company’s employ through each such annual vesting date. All of the RSUs will immediately vest upon certain changes in control or ownership of the Company.

(ii) a stock option for 5,916 shares of the Company’s Class A Common Stock with an exercise price of $67.90 per share and a maximum term of six years that will vest and become exercisable in four successive equal annual installments upon his completion of each year of continued employment with the Company over the four-year period measured from the grant date. The stock option will vest in full on an accelerated basis upon certain changes in control or ownership of the Company.

On July 2, 2009, Mr. Sperling also received an incremental equity compensation award. The award consisted of the following components and had an aggregate grant-date fair value under SFAS 123(R) of $533,927:

(i) restricted stock units covering 3,978 shares of the Company’s Class A Common Stock that have both performance-vesting and service-vesting components. Accordingly, none of the awarded RSUs will vest unless the Company’s adjusted net income for the 2010 fiscal year is at least $350 million. If that performance-vesting target is attained, then two-thirds of the RSU award will vest upon Mr. Sperling’s continuation in employment through the end of the 2010 fiscal year. The balance of the RSUs will vest upon his continued employment through August 31, 2011. All of the RSUs will immediately vest upon certain changes in control or ownership of the Company.

(ii) a stock option for 10,170 shares of the Company’s Class A Common Stock with an exercise price of $67.90 per share and a maximum term of six years that vested and became exercisable for two-thirds of the shares on August 31, 2009 and will vest and become exercisable for the balance upon his continued employment with the Company through August 31, 2011. The stock option will vest in full on an accelerated basis upon certain changes in control or ownership of the Company.

As part of his 2009 fiscal year compensation, Mr. Sperling also received a matching contribution in the amount of $4,448 made by the Company to his account under the Company’s Employee Savings Plan.

AGREEMENTS REGARDING EMPLOYMENT, CHANGE OF CONTROL AND TERMINATION OF EMPLOYMENT

As of August 31, 2009, we had employment agreements in effect with the following named executive officers: Dr. John G. Sperling, Joseph L. D’Amico, Gregory W. Cappelli, Charles B. Edelstein, P. Robert Moya and Robert W. Wrubel. The principal terms of each of those employment agreements are summarized below.

Dr. John G. Sperling	In December 1993, we entered into an employment agreement with Dr. John G. Sperling. The initial term of that agreement was for four years and automatically renews for additional one-year periods thereafter. Currently, Dr. Sperling’s annual rate of base salary payable under his employment agreement is $850,000 and is subject to annual review by the Compensation Committee. We may terminate the employment agreement only for cause, and Dr. Sperling may terminate the employment agreement at any time upon 30 days written notice.

Charles B. Edelstein	On July 7, 2008, the Company entered into an employment agreement with Mr. Edelstein, pursuant to which he became the Company’s Chief Executive Officer on his August 26, 2008 employment commencement date. The employment agreement has a four-year term and will accordingly end on August 26, 2012, subject to successive one-year renewals thereafter, unless either party provides timely notice of non-renewal. The employment agreement was amended in April 2009 to reflect the new Co-Chief Executive Officer structure and establish the primary areas of responsibility Mr. Edelstein would retain as Co-Chief Executive Officer.

During the term of the employment agreement, Mr. Edelstein will be entitled to an annual base salary at a rate not less than $600,000 and an annual target bonus not less than 100% of such base salary. Mr. Edelstein also received a $200,000 sign-on bonus on his start date that would have had to be repaid had his employment terminated under certain circumstances prior to August 26, 2009.

Pursuant to the agreement, Mr. Edelstein was granted the following equity awards:

(i) a stock option to purchase 1,000,000 shares of Class A Common Stock with an exercise price per share equal to $62.51, the closing price per share on the August 26, 2008 grant date, and a maximum term of six years, and

(ii) two restricted stock unit awards covering 79,213 shares of the Company’s Class A Common Stock in the aggregate, with each unit representing the right to receive one share of such Class A Common Stock upon the vesting of that unit.

The stock option award will vest in four successive equal annual installments upon Mr. Edelstein’s completion of each year of employment with the Company over the four-year period measured from his August 26, 2008 employment commencement date. The two restricted stock unit awards were subject to a performance-vesting condition pursuant to which they would have been cancelled had the Company’s adjusted net income, after tax expense, for the 2009 fiscal year been less than $250 million. Because the performance goal was in fact achieved, Mr. Edelstein vested in 40% of each of his restricted stock awards on August 31, 2009. Mr. Edelstein will vest in an additional 40% of each award upon his continuation in the Company’s employ through August 26, 2010 and will vest in the balance of each award upon his continued employment through August 26, 2011. However, the unvested portion of the stock option grant and the two restricted stock unit awards will be subject to accelerated vesting in whole or in part upon certain changes in control of the Company or the termination of Mr. Edelstein’s employment under certain prescribed circumstances.

Mr. Edelstein will also receive certain severance benefits should his employment terminate under certain specified circumstances during the term of his employment agreement. Accordingly, should (i) the Company terminate Mr. Edelstein’s employment without cause, (ii) Mr. Edelstein resign for good reason, (iii) Mr. Edelstein resign for any reason within a 30-day period beginning six months after the closing of a change in control of the Company or (iv) the Company fail to renew his employment agreement, then Mr. Edelstein will become entitled to the following severance benefits upon his delivery of a general release to the Company:

(i) a cash amount equal to two times the sum of (A) his annual base salary and (B) the average of his actual bonuses for the three fiscal years (or fewer number of fiscal years of employment) preceding the fiscal year in which such termination of employment occurs or (solely with respect to a triggering event occurring during the Company’s 2009 fiscal year) his target bonus for such year, payable over the one-year period measured from his termination date;

(ii) accelerated vesting of up to 50% of the unvested portion of the initial option grant described above or (if greater) the portion of that option that would have vested had he completed an additional 12 months of employment;

(iii) accelerated vesting of the unvested portion of the initial restricted stock unit awards described above; and

(iv) reimbursement of his health care coverage costs under the Company’s group health plan for a period not to exceed 18 months.

In the event Mr. Edelstein’s employment terminates due to death or disability, he or his estate will be paid a special payment in a dollar amount determined by multiplying (x) the average of his actual annual bonuses for the three fiscal years (or fewer number of fiscal years of employment with the Company) immediately preceding the fiscal year in which such termination of employment occurs or (solely with respect to a triggering event occurring during the Company’s 2009 fiscal year) his target bonus for such year by (y) a fraction, the numerator of which is the number of months (rounded to the next whole month) during which he is employed by the Company in the fiscal year in which such termination of employment occurs and the denominator of which is twelve. In addition, should his employment terminate as a result of his death, then any of his unvested stock options, restricted stock units or other equity awards that would otherwise vest solely on the basis of his continued service with the Company will immediately vest as to the number of shares in which he would have otherwise been vested on the date of his death had the service-vesting schedule for each of those grants been in the form of successive equal monthly installments over the applicable service-vesting period. Should any such unvested equity awards also have a performance-vesting condition at the time of his death, then upon the attainment of the applicable performance goals, the service-vesting component of each such award will be applied as if that service-vesting component had been in the form of successive equal monthly installments over the applicable service-vesting period.

In the event of a change in control of the Company within the first two years of Mr. Edelstein’s employment, he will be entitled to a full tax gross-up with respect to any excise tax imposed under Section 4999 of the Code on any payments or benefits received in connection with such change in control (including any accelerated vesting of his equity awards) that are deemed to constitute parachute payments under Section 280G of the Internal Revenue Code.

For the one-year period following termination of employment, Mr. Edelstein will be subject to certain non-compete and non-solicitation covenants.

Joseph L. D’Amico and Gregory W. Cappelli	On June 5, 2007, the Company entered into an employment agreement with Mr. D’Amico, pursuant to which he became a full-time employee of the Company in the position of Executive Vice President and Chief Financial Officer. The employment agreement became effective on June 15, 2007, and will terminate on June 14, 2010, subject to successive one-year renewals thereafter, unless either party provides timely notice of non-renewal.

During the term of the employment agreement, Mr. D’Amico will be entitled to an annual base salary at a rate not less than $500,000 and an annual target bonus not less than 100% of such base salary. No amendments were made to Mr. D’Amico’s employment agreement in connection with his promotion to President of the Company in June 2008 and his subsequent assumption of the role of Chief Operating Officer in March 2009. However, his base salary for the 2010 fiscal year was increased by Compensation Committee action to $525,000.

Mr. D’Amico is also entitled to a monthly housing allowance of $2,500 and reimbursement of his commuting costs to the Company’s headquarters in Phoenix, AZ.

Pursuant to the agreement, Mr. D’Amico was granted the following equity awards on July 3, 2007:

(i) a stock option to purchase 500,000 shares of Class A Common Stock with an exercise price per share equal to $58.03, the closing price per share on the grant date, and a maximum term of four years, and

(ii) restricted stock units covering 60,000 shares of Apollo Group’s Class A Common Stock, with each unit representing the right to receive one share of such Class A Common Stock upon the vesting of that unit.

The stock option award will vest in three successive equal annual installments upon Mr. D’Amico’s completion of each year of employment with the Company over the three-year period measured from June 15, 2007. The restricted stock unit award was subject to a performance-vesting condition tied to the Company’s attainment of a specified level of net income, after tax expense, for the 2008 fiscal year. Such performance goal was attained, and one-third of the restricted stock units vested at the end of the 2008 fiscal year. An additional one-third of those restricted stock units vested upon his continuation in the Company’s employ through June 15, 2009, and the remaining units will vest upon Mr. D’Amico’s continued employment through June 15, 2010. However, the unvested portion of each award will be subject to accelerated vesting in whole or in part upon certain changes in control of the Company or the termination of Mr. D’Amico’s employment under certain prescribed circumstances.

On March 31, 2007, the Company entered into an employment agreement with Gregory W. Cappelli, pursuant to which he was employed as Executive Vice President, Global Strategy. The employment agreement has an initial term of four years measured from Mr. Cappelli’s start date of April 2, 2007 and will be subject to successive one-year renewals thereafter, unless either party provides timely notice of non-renewal. Under the original terms of the employment agreement, Mr. Cappelli was entitled to an annual rate of base salary of not less than $500,000 and an annual target bonus not less than 100% of such base salary. However, in April 2009, Mr. Cappelli’s employment agreement was amended to reflect his appointment to Co-Chief Executive Officer, and his minimum annual rate of base salary was increased to $600,000, with no change in his target bonus percentage.

Pursuant to his agreement Mr. Cappelli received the following equity compensation awards:

(i) On May 25, 2007, Mr. Cappelli was granted a stock option for 1,000,000 shares of Class A Common Stock with an exercise price per share of $48.47, the closing price per share on the grant date, and a maximum term of six years (the “Initial Option Grant”).

(ii) On September 4, 2007, Mr. Cappelli was granted a supplemental stock option for 149,711 shares of Class A Common Stock with an exercise price per share of $59.00, the closing price per share on the grant date, and a maximum term of six years (the “Equalization Grant”). The number of shares subject to the Equalization Grant was determined pursuant to a formula set forth in his employment agreement which took into account the difference between the actual Black-Scholes-Merton value of the Initial Option Grant made on May 25, 2007 and the Black-Scholes-Merton value which would have resulted had that option been granted on March 30, 2007, the last trading day before Mr. Cappelli’s April 2, 2007 employment commencement date.

(iii) On September 4, 2007, Mr. Cappelli was awarded restricted stock units covering 113,896 shares of the Company’s Class A Common Stock. The number of shares was determined by dividing $5,000,000 by the closing price of the Class A Common Stock on March 30, 2007, the last trading day before Mr. Cappelli’s April 2, 2007 employment commencement date. Each restricted stock unit represents the right to receive one share of such Class A Common Stock following the satisfaction of the applicable performance-vesting and service-vesting components of that award.

(iv) On October 5, 2007, Mr. Cappelli was granted an option for an additional 1,058 shares of the Company’s Class A Common Stock at an exercise price of $63.67 per share, the fair market value of the Class A Common Stock on the grant date. The option (the “Supplemental Grant”) was intended to supplement his Equalization Grant because of a discrepancy subsequently identified in the calculation of the Black-Scholes-Merton value as of the September 4, 2007 grant date of the Equalization Grant.

The Initial Option Grant, the Equalization Grant and the Supplemental Grant will each vest in a series of four successive equal annual installments upon Mr. Cappelli’s completion of each year of employment with the Company over the four-year period measured from his April 2, 2007 start date. The restricted stock unit award was subject to a performance-vesting condition tied to the Company’s attainment of a specified level of net income, after tax expense, for the 2008 fiscal year. Such performance goal was attained, and one-fourth of the restricted stock units vested at the end of the 2008 fiscal year. An additional one-fourth of the restricted stock units vested upon Mr. Cappelli’s continuation in the Company’s employ through April 2, 2009, and the remaining units will vest in two successive equal annual installments upon his completion of each additional year of continued employment over the two-year period measured from April 2, 2009. However, the unvested portion of each award will be subject to accelerated vesting in whole or in part upon certain changes in control of the Company or the termination of Mr. Cappelli’s employment under certain prescribed circumstances.

Pursuant to the terms of their employment agreements, should (i) the Company terminate Mr. D’Amico’s or Mr. Cappelli’s employment without cause, (ii) Mr. D’Amico or Mr. Cappelli resign for good reason, (iii) Mr. D’Amico or Mr. Cappelli resign for any reason within a 30-day period beginning six months after the closing of a change in control of the Company or (iv) the Company fail to renew the applicable employment agreement, then the affected individual will become entitled to the following severance benefits upon his delivery of a general release to the Company:

(i) a cash amount equal to two times the sum of (A) his annual base salary and (B) the average of his actual bonuses for the three fiscal years (or fewer number of fiscal years of employment) preceding the fiscal year in which such termination of employment occurs, payable over the one-year period measured from his termination date;

(ii) accelerated vesting of up to 50% of the unvested portion of his initial option grant or grants described above or (if greater) the portion of each such grant that would have vested had he completed an additional 12 months of employment;

(iii) accelerated vesting of the unvested portion of his initial restricted stock unit award described above; and

(iv) reimbursement of his health care coverage costs under the Company’s group health plan for a period not to exceed 18 months.

In the event Mr. D’Amico’s or Mr. Cappelli’s employment terminates by reason of death or disability, the affected individual or his estate will be paid his target bonus, pro-rated for his actual period of employment during the year in which his employment terminates, and each of his unvested equity awards will partially vest on an accelerated basis as if the vesting schedule for that award had been in the form of successive equal monthly installments over the applicable vesting period (for Mr. Cappelli, such pro-rated vesting of his equity awards will occur only in the event of his death). However, no such accelerated vesting will occur with respect to an award with a performance-vesting condition if death or disability occurs after the completion of the applicable performance period in which the performance goal or goals in effect for that award are not attained.

For the one-year period following termination of employment, Mr. D’Amico and Mr. Cappelli will each be subject to certain non-compete and non-solicitation covenants.

P. Robert Moya	On August 31, 2007, the Company entered into an employment agreement with Mr. Moya pursuant to which he is employed as the Company’s Senior Vice President and General Counsel. The employment agreement became effective on September 1, 2007 and will end on August 31, 2011, subject to successive one-year renewals thereafter, unless either party provides timely notice of non-renewal.

During the term of the employment agreement, Mr. Moya will be entitled to an annual base salary at a rate not less than $400,000 and an annual target bonus not less than 100% of such base salary.

Pursuant to the agreement, Mr. Moya was granted the following equity awards on September 1, 2007:

(i) a stock option to purchase 110,000 shares of Class A Common Stock with an exercise price per share equal to $58.67, the closing price per share on the grant date, and a maximum term of six years; and

(ii) restricted stock units covering 17,000 shares of Apollo Group’s Class A Common Stock, with each unit representing the right to receive one share of such Class A Common Stock upon the vesting of that unit.

The stock option award will vest in four successive equal annual installments upon Mr. Moya’s completion of each year of employment with the Company over the four-year period measured from his September 1, 2007 start date. The restricted stock unit award was subject to a performance-vesting condition tied to the Company’s attainment of a specified level of net income, after tax expense, for the 2008 fiscal year. Such performance goal was attained, and one-fourth of the restricted stock units vested at the end of the 2008 fiscal year. An additional one-fourth of the restricted stock units vested upon Mr. Moya’s continuation in the Company’s employ through August 31, 2009, and the remaining units will vest in two successive equal annual installments upon his completion of each additional year of continued employment over the two-year period measured from September 1, 2009. The unvested portion of each award will be subject to accelerated vesting in whole or in part upon certain changes in control of the Company or the termination of Mr. Moya’s employment under certain prescribed circumstances.

Pursuant to the terms of his employment agreement, should (i) the Company terminate Mr. Moya’s employment without cause, (ii) Mr. Moya resign for good reason, (iii) Mr. Moya resign for any reason within a 30-day period beginning six months after the closing of a change in control of the Company or (iv) the Company fail to renew his employment agreement, then Mr. Moya will become entitled to the following severance benefits upon his delivery of a general release to the Company:

(i) a cash amount equal to one times the sum of (A) his annual base salary and (B) the average of his actual bonuses for the three fiscal years (or fewer number of fiscal years of employment) preceding the fiscal year in which such termination of employment occurs, payable over the one-year period measured from his termination date;

(ii) additional 12 months of vesting credit with respect to the initial stock option grant described above;

(iii) additional 12 months of vesting credit with respect to the initial restricted stock unit award described above; and

(iv) reimbursement of his health care coverage costs under the Company’s group health plan for a period not to exceed 12 months.

In the event Mr. Moya’s employment terminates by reason of his death or disability, he or his estate will be paid his target bonus, pro-rated for his actual period of employment during the year in which his employment terminates, and each of his unvested equity awards will partially vest on an accelerated basis as if the vesting schedule for that award had been in the form of successive equal monthly installments over the applicable vesting period. However, no such accelerated vesting will occur with respect to an award with a performance-vesting condition if death or disability occurs after the completion of the applicable performance period in which the performance goal or goals in effect for that award are not attained.

For the one-year period following termination of employment, Mr. Moya will be subject to certain non-compete and non-solicitation covenants.

Robert W. Wrubel	On August 6, 2007, the Company entered into an employment agreement with Mr. Wrubel in connection with the Company’s acquisition of Aptimus, Inc. where Mr. Wrubel was employed at the time. The employment agreement became effective on the October 29, 2007 closing date of the acquisition and has a two-year term that will end on October 29, 2009. At that time Mr. Wrubel will become an “at will” employee.

During the term the employment agreement is in effect, Mr. Wrubel will be entitled to an annual base salary at a rate not less than $275,000 and an annual target bonus not less than 75% of such base salary. However, in connection with Mr. Wrubel’s promotion to the executive officer position of Senior Vice President, Marketing, his base salary was increased by the Compensation Committee to $350,000 for the 2009 fiscal year and was subsequently increased to $375,000 for the 2010 fiscal year.

Pursuant to his employment agreement, Mr. Wrubel received the following equity awards:

(i) a stock option to purchase 75,000 shares of Class A Common Stock with an exercise price per share of $74.65, the closing price per share on the grant date, a maximum term of six years and a four-year vesting schedule (the “Four-Year Option”), and

(ii) a stock option to purchase an additional 25,000 shares of Class A Common Stock with an exercise price per share of $74.65, the closing price per share on the grant date, a maximum term of six years and a two-year vesting schedule (the “Two-Year Option”).

The Four-Year Option will vest in four successive equal annual installments upon Mr. Wrubel’s completion of each year of employment with the Company over the four-year period measured from the October 29, 2007 grant date of that award. The Two-Year Option will cliff vest upon Mr. Wrubel’s continuation in the Company’s employ through October 29, 2009. Both stock options will be subject to accelerated vesting in whole or in part upon certain changes in control of the Company or the termination of Mr. Wrubel’s employment under certain prescribed circumstances.

Mr. Wrubel will also receive certain severance benefits should the Company terminate his employment without cause prior to October 30, 2009. In such event, Mr. Wrubel would become entitled to the following severance benefits upon his delivery of a general release to the Company:

(i) continuation of his base salary for a period of twelve (12) months;

(ii) reimbursement of his COBRA premium payments for continued coverage under the Company’s group health plans for a period of twelve (12) months;

(iii) full and immediate vesting of his Two-Year Option and a twelve (12)-month service credit under his Four-Year Option so that he will be vested in that latter option as if he had completed an additional 12 months of employment with the Company; and

(iv) full and immediate vesting of any Aptimus options that were assumed by the Company in connection with its acquisition of that company and converted into options to acquire shares of the Company’s Class A Common Stock.

Pursuant to the October 31, 2008 amendment to Mr. Wrubel’s employment agreement, Mr. Wrubel will, during the twelve-month salary continuation period, be subject to certain non-compete and non-solicitation covenants and will render such advisory services (up to a maximum of 10 hours per month) as the Company may request of him.

Equity Awards	Pursuant to the terms of the Company’s 2000 Stock Incentive Plan, each outstanding award under such plan will vest in full on an accelerated basis in the event of certain changes in control of the Company, including an acquisition of the Company by merger or asset sale or the acquisition of 50% or more of the Company’s outstanding Class A Common Stock.

Quantification of Benefits

The charts below indicate the potential payments to which each of our named executive officers would be entitled pursuant to the employment agreements described above or under the vesting acceleration provisions of the 2000 Stock Incentive Plan based upon the following assumptions:

(i) the named executive officer’s employment terminated on August 31, 2009 under circumstances entitling such officer to severance benefits under his employment agreement (if any);

(ii) as to any severance benefits tied to the named executive officer’s annual rate of base salary, such rate is assumed to be such officer’s annual rate of base salary in effect as of August 31, 2009;

(iii) as to any benefits tied to a change in control, the change in control is assumed to have occurred on August 31, 2009 and the change in control consideration paid per share of outstanding Class A Common Stock is assumed to be equal to the closing selling price of such Common Stock on August 31, 2009, which was $64.84 per share;

(iv) the cash severance calculation for Mr. Edelstein includes a bonus component that is equal to two times his target bonus for the 2009 fiscal year because the use of the average of his actual bonus amounts in the severance benefit formula will not become effective until the 2010 fiscal year;

(v) for Messrs. D’Amico, Cappelli and Moya, the cash severance calculation includes a bonus component equal to a multiple (two times for Messrs. D’Amico and Cappelli and one times for Mr. Moya) of the average of their actual bonuses for the fiscal years preceding the 2009 fiscal year in which their employment is assumed to terminate; and

(vi) any installments of Mr. Moya’s equity awards that in fact vested at 12:01 AM on September 1, 2009 in accordance with the Company’s internal recordkeeping are treated for purposes of the charts below as if they had vested on August 31, 2009 and were not subject to any accelerated vesting upon an assumed termination of employment or change in control on such date.

Benefits Payable Upon Termination in Connection with a Change in Control

			Accelerated			Intrinsic
			Vesting of	Continued		Value of
			Equity	Health		Outstanding
	Cash		Awards	Care	Tax	Vested	Total
Executive	Severance ($)		($)(1)	Coverage ($)	Gross Up ($)	Awards ($)(2)	Payment ($)

Dr. John G. Sperling	0	(3)	5,604,421	0	N/A	18,505,498	24,109,919
Charles B. Edelstein	2,400,000		4,829,216	8,893	1,785,520	582,500	9,606,129
Gregory W. Cappelli	2,700,000		12,315,279	26,117	N/A	8,622,779	23,664,175
Joseph L. D’Amico	2,700,000		3,444,920	1,556	N/A	1,135,002	7,281,478
Brian L. Swartz	0		1,281,941	0	N/A	204,300	1,486,241
P. Robert Moya	1,200,000		1,606,842	0	N/A	339,350	3,146,192
Robert W. Wrubel	350,000	(4)	616,896	15,634 (4)	N/A	91,078	1,073,608

(1)	Represents the intrinsic value of each stock option or other equity award which vests on an accelerated basis upon the change in control and is calculated by multiplying (i) the aggregate number of shares of the Company’s Class A Common Stock which vest on such an accelerated basis under such award by (ii) the amount by which the $64.84 closing selling price of the Class A Common Stock on August 31, 2009 exceeds any exercise price payable per vested share. Mr. D’Amico’s July 3, 2007 option grant for 500,000 shares will remain outstanding for the balance of the four-year option term, whether or not his employment terminates at an earlier time.

(2)	Based on the spread between the $64.84 closing selling price of the Company’s Class A Common Stock on August 31, 2009, and the exercise price in effect for each outstanding option vested on such date.

(3)	Dr. Sperling will not be entitled to any cash severance payment but will be entitled to receive pension payments at the rate of $850,000 per year over his lifetime pursuant to his deferred compensation agreement, as disclosed in the “Pension Benefits” section above.

(4)	Mr. Wrubel would only have been entitled to such cash amount had there in fact been an involuntary termination of his employment by the Company without cause prior to October 30, 2009. For any termination of Mr. Wrubel’s employment that occurs after October 29, 2009, the applicable cash amount in the above table would be $0, since the severance benefit provisions of his employment agreement expired on October 29, 2009.

Benefits Payable Upon Termination Not in Connection with a Change in Control

			Accelerated		Intrinsic
			Vesting of		Value of
			Equity	Continued	Outstanding
	Cash		Awards	Health Care	Vested	Total
Executive	Severance ($)		($)(1)	Coverage ($)	Awards ($)(2)	Payment ($)

Dr. John G. Sperling	0	(3)	0	0	18,505,498	18,505,498
Charles B. Edelstein	2,400,000		3,955,466	8,893	582,500	6,946,859
Gregory W. Cappelli	2,700,000		8,003,897	26,117	8,622,779	19,352,793
Joseph L. D’Amico	2,700,000		2,431,795	1,556	1,135,002	6,268,353
Brian L. Swartz	0		0	0	204,300	204,300
P. Robert Moya	1,200,000		445,245	0	339,350	1,984,595
Robert W. Wrubel	350,000	(4)	6,465 (4)	15,634 (4)	91,078	463,177

(1)	Represents the intrinsic value of each stock option or other equity award which vests on an accelerated basis in connection with an involuntary termination of employment (other than for cause) or resignation for good reason and is calculated by multiplying (i) the aggregate number of shares of the Company’s Class A Common Stock which vest on such an accelerated basis under such award by (ii) the amount by which the $64.84 closing selling price of the Class A Common Stock on August 31, 2009 exceeds any exercise price payable per vested share. Mr. D’Amico’s July 3, 2007 option grant for 500,000 shares will remain outstanding for the balance of the four-year option term, whether or not his employment terminates at an earlier time.

(2)	Based on the spread between the $64.84 closing selling price of the Company’s Class A Common Stock on August 31, 2009, and the exercise price in effect for each outstanding option vested on such date.

(3)	Dr. Sperling will not be entitled to any cash severance payments but will be entitled to receive pension payments at the rate of $850,000 per year over his lifetime pursuant to his deferred compensation agreement, as disclosed in the “Pension Benefits” section above.

(4)	Mr. Wrubel would only have been entitled to such cash amount had there in fact been an involuntary termination of his employment by the Company without cause prior to October 30, 2009. For any termination of Mr. Wrubel’s employment that occurs after October 29, 2009, the applicable cash amount in the above table would be $0, since the severance benefit provisions of his employment agreement expired on October 29, 2009.

Messrs. Cappelli, D’Amico, Edelstein and Moya would also be entitled to pro-rata vesting of their equity awards, as if those awards vested in monthly installments over the applicable vesting period, should their employment cease by reason of their death or (for Mr. D’Amico) by reason of his disability. The intrinsic value of each option or other equity award which would have vested had such termination occurred on August 31, 2009, assuming all applicable performance-vesting conditions are met, would be $2,052,520, $433,050, $0 and $14,913 for Messrs. Cappelli, D’Amico, Edelstein and Moya, respectively. In addition, Messrs. Edelstein, D’Amico, Cappelli and Moya would each receive a pro-rated target bonus for the portion of the fiscal year preceding their death or disability. As of August 31, 2009, the target bonus for Mr. Edelstein was $600,000, the target bonus for Messrs. Cappelli and D’Amico was $500,000 per individual, and the target bonus for Mr. Moya was $400,000.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation of each individual who served as a member of our Board of Directors during the 2009 fiscal year for services rendered in such capacity during that year. Board members who are also employees of the Company but who do not receive any additional compensation for their Board service are not included in the table.

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards
Name	($)(1)	($)(2)	($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)

Dino J. DeConcini	145,000	159,829	213,782	518,611
Stephen J. Giusto	50,833	78,151	108,796	237,780
Dr. Roy A. Herberger, Jr.	115,000	159,829	213,782	488,611
Dr. Ann Kirschner	89,000	159,829	213,782	462,611
K. Sue Redman	126,250	159,829	213,782	499,861
James R. Reis	103,000	159,829	213,782	476,611
Manuel F. Rivelo	40,583	78,103	100,380	219,066
George A. Zimmer	79,000	159,829	213,782	452,611

(1)	The amounts set forth in this column represent fees earned by each Board member during fiscal year 2009 for service in such capacity, regardless of whether the fees were actually paid during the fiscal year. The aggregate amount reported for each Board member is comprised of the following categories of payments, and no other cash compensation was paid to those Board members for the 2009 fiscal year.

				Committee
			Committee	Chairperson-
	Annual	Board Meeting	Meeting Fees	Additional
Name	Retainer ($)	Fees($)	($)	Retainer($)	Total ($)

Dino J. DeConcini	50,000	14,000	45,000	36,000	145,000
Stephen J. Giusto	20,833	9,000	16,000	5,000	50,833
Dr. Roy A. Herberger, Jr.	50,000	14,000	33,000	18,000	115,000
Dr. Ann Kirschner	50,000	14,000	25,000	—	89,000
K. Sue Redman	50,000	14,000	42,250	20,000	126,250
James R. Reis	50,000	14,000	34,000	5,000	103,000
Manuel F. Rivelo	20,833	9,000	10,750	—	40,583
George A. Zimmer	50,000	14,000	15,000	—	79,000

(2)	The amounts shown reflect the SFAS 123(R) compensation costs recognized in the Company’s financial statements for the 2009 fiscal year with respect to the restricted stock units awarded to each such Board member during that year. Such costs were not reduced to take into account any estimated forfeitures related to service-based vesting conditions. The SFAS 123(R) grant-date fair value of each restricted stock unit award was calculated based on the fair market value of the Company’s Class A Common Stock on the applicable award date. Each restricted stock unit represented the right to receive one share of such Class A Common Stock upon the vesting of that unit. The restricted stock units awarded to each such Board member on October 31, 2008 vested on August 31, 2009 upon his or her continuation in Board service through such date. The table below shows for each named individual: (a) the grant date of his or her restricted stock unit awards, (b) the number of shares of the Company’s Class A Common Stock underlying each of the restricted stock unit awards, (c) the grant-date fair value of each of the restricted stock unit awards and (d) the aggregate number of shares subject to all outstanding restricted stock units held by that individual as of August 31, 2009. There were no other SFAS 123(R) compensation costs recognized in the Company’s financial statements for the 2009 fiscal year with respect to any restricted stock units awarded to the Board members in fiscal years prior to the 2009 fiscal year.

				Number of Shares of
		Number of Shares of		Class A Common Stock
		Class A Common	SFAS 123(R)	Subject to All Outstanding
		Stock Subject to	Grant-date Fair	Restricted Stock Units Held
Name	Award Date	Such Award	Value ($)	as of August 31, 2009 (#)

Dino J. DeConcini	October 31, 2008	2,015	140,063
Dino J. DeConcini	July 2, 2009	2,062	140,010	2,062
Stephen J. Giusto	March 25, 2009	763	58,385
Stephen J. Giusto	July 2, 2009	2,062	140,010	2,062
Dr. Roy A. Herberger, Jr.	October 31, 2008	2,015	140,063
Dr. Roy A. Herberger, Jr.	July 2, 2009	2,062	140,010	2,062
Dr. Ann Kirschner	October 31, 2008	2,015	140,063
Dr. Ann Kirschner	July 2, 2009	2,062	140,010	2,062
K. Sue Redman	October 31, 2008	2,015	140,063
K. Sue Redman	July 2, 2009	2,062	140,010	2,062
James R. Reis	October 31, 2008	2,015	140,063
James R. Reis	July 2, 2009	2,062	140,010	2,062
Manuel F. Rivelo	March 11, 2009	852	58,336
Manuel F. Rivelo	July 2, 2009	2,062	140,010	2,062
George A. Zimmer	October 31, 2008	2,015	140,063
George A. Zimmer	July 2, 2009	2,062	140,010	2,062

(3)	The amounts shown reflect the SFAS 123(R) compensation costs recognized for financial statement reporting purposes for the fiscal year ended August 31, 2009 with respect to stock options granted to such Board members, whether during the 2009 fiscal year or one or more earlier fiscal years. The SFAS 123(R) compensation costs are based on the grant-date fair value of each option grant and do not take into account any estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of the SFAS 123(R) grant-date fair value of each option grant are set forth in Notes 2 and 16 to the Company’s consolidated financial statements for the fiscal year ended August 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 27, 2009. The following table shows for each named individual (a) the grant date of each option granted to him or her during the 2009 fiscal year, (b) the exercise price of each such option, (c) the grant-date fair value of each such option (as calculated in accordance with SFAS 123(R)) and (d) the aggregate number of shares subject to all outstanding options held by that individual as of August 31, 2009. See “Director Equity Compensation” below for a description of the number and terms of the options granted to our non-employee directors during fiscal year 2009.

				Number of
				Shares of
				Common Stock
				Subject to All
			SFAS 123(R)	Outstanding Options
			Grant-date Fair	Held as of
Name	Option Grant Date	Exercise Price	Value ($)	August 31, 2009 (#)

Dino J. DeConcini	October 31, 2008	69.51	188,201
Dino J. DeConcini	July 2, 2009	67.90	181,199	88,750
Stephen J. Giusto	March 25, 2009	76.52	83,215
Stephen J. Giusto	July 2, 2009	67.90	181,199	8,500
Dr. Roy A. Herberger, Jr.	October 31, 2008	69.51	188,201
Dr. Roy A. Herberger, Jr.	July 2, 2009	67.90	181,199	21,500
Dr. Ann Kirschner	October 31, 2008	69.51	188,201
Dr. Ann Kirschner	July 2, 2009	67.90	181,199	18,500
K. Sue Redman	October 31, 2008	69.51	188,201
K. Sue Redman	July 2, 2009	67.90	181,199	12,000
James R. Reis	October 31, 2008	69.51	188,201
James R. Reis	July 2, 2009	67.90	181,199	24,500
Manuel F. Rivelo	March 11, 2009	68.47	74,799
Manuel F. Rivelo	July 2, 2009	67.90	181,199	8,500
George A. Zimmer	October 31, 2008	69.51	188,201
George A. Zimmer	July 2, 2009	67.90	181,199	28,000

Cash Retainer/Meeting Fees	Dr. Sperling and Messrs. Edelstein, Cappelli, Sperling and Ms. Bishop, executive officers of the Company, did not receive any additional compensation for their service on the Board of Directors during the 2009 fiscal year.

Retainer Fees. For the 2009 fiscal year, our non-employee Board members received a $50,000 annual retainer, or the pro-rated amount for a partial year of service. In addition, for the 2009 fiscal year, the Audit Committee Chair received a $20,000 retainer, the Compensation Committee Chair received an $18,000 retainer and the Nominating and Governance Committee Chair received a $16,000 retainer. The Independent Director Committee Chair received a $20,000 retainer, the Special Committee Chair received a $5,000 retainer and the Independent Panel Chair received a $5,000 retainer for the 2009 fiscal year. Such retainer fees are paid quarterly.

Meeting Fees. Non-employee Board members received $2,000 for each Board meeting attended. In addition, members of the Audit Committee, Special Committee and Independent Director Committee received $2,000 for each committee meeting attended. Members of the Compensation Committee and Nominating and Governance Committee received $1,500 for each committee meeting attended, including working group meetings. The meeting fee for each of the various Board Committees is reduced by 50% if the duration of the meeting is less than one hour.

Expenses. Non-employee Board members are also reimbursed for out-of-pocket expenses.

No changes were made to the cash fees payable to the non-employee Board members for their service on the Board or any committee of the Board in fiscal year 2010.

Director Equity Compensation

Equity Compensation For Fiscal Year 2009	The following non-employee Board members were each granted an option on October 31, 2008 to purchase 6,000 shares of the Company’s Class A Common Stock under the Company’s 2000 Stock Incentive Plan: Dino J. DeConcini, Dr. Roy A. Herberger, Jr., Dr. Ann Kirschner, K. Sue Redman, James R. Reis, and George A. Zimmer. Each option has an exercise price of $69.51 per share, the fair market value of the Class A Common Stock on the grant date, and a maximum term of ten years, subject to earlier termination following the cessation of Board service. Each option vested upon the optionee’s continuation in Board service through August 31, 2009. In addition, on October 31, 2008 the foregoing non-employee Board members each received an award of restricted stock units covering 2,015 shares of the Company’s Class A Common Stock under the Company’s 2000 Stock Incentive Plan. Each restricted stock unit entitled the holder to one share of the Company’s Class A Common Stock on the August 31, 2009 vesting date of that unit, provided such individual continued in Board service through such date.

Stephen J. Giusto joined the Board as a non-employee director on March 11, 2009 and received on March 25, 2009 a stock option grant and restricted stock unit award as part of his compensation for service as a non-employee Board member. His stock option grant was pro-rated to cover 2,500 shares of Class A Common Stock and has an exercise price of $76.52 per share, the fair market value per share on the grant date. His restricted stock unit award was also pro-rated and covers 763 shares of Class A Common Stock. All the other terms of his stock option grant and restricted stock unit award are the same as those for the other non-employee Board members.

Manuel F. Rivelo joined the Board as a non-employee director on March 11, 2009 and received on March 11, 2009 a stock option grant and restricted stock unit award as part of his compensation for service as a non-employee Board member. His stock option grant was pro-rated to cover 2,500 shares of Class A Common Stock and has an exercise price of $68.47 per share, the fair market value per share on the grant date. His restricted stock unit award was also pro-rated and covers 852 shares of Class A Common Stock. All the other terms of his stock option grant and restricted stock unit award are the same as those for the other non-employee Board members.

Equity Compensation For Fiscal Year 2010	For fiscal year 2010 Board service, each of the following non-employee Board members was granted an option on July 2, 2009 to purchase 6,000 shares of the Company’s Class A Common Stock under the Company’s 2000 Stock Incentive Plan: Dino J. DeConcini, Stephen J. Giusto, Dr. Roy A. Herberger, Jr., Dr. Ann Kirschner, K. Sue Redman, James R. Reis, Manuel F. Rivelo and George A. Zimmer. Each option has an exercise price of $67.90 per share, the fair market value of the Class A Common Stock on the grant date, and a maximum term of ten years, subject to earlier termination following the cessation of Board service. Each option will vest upon the optionee’s continuation in Board service through August 31, 2010. In addition, on July 2, 2009, each of the foregoing non-employee Board members received an award of restricted stock units covering 2,062 shares of the Company’s Class A Common Stock, with an aggregate value on that date of $140,000 per award. Each restricted stock unit will entitle the Board member to one share of the Company’s Class A Common Stock on the vesting date of that unit. The restricted stock units will vest upon the director’s continuation in Board service through August 31, 2010.

Samuel A. DiPiazza, Jr., who joined the Board as a non-employee director on December 7, 2009, received compensation similar to the foregoing for fiscal year 2010 Board service, pro-rated to reflect the date on which he commenced service. In particular, on December 9, 2009, Mr. DiPiazza was granted an option to purchase 4,000 shares of Class A Common Stock at an exercise price of $55.34 per share, the fair market value per share on the grant date, and restricted stock units covering 1,687 shares of Class A Common Stock, with an aggregate value on the grant date of $93,333. All the other terms of his stock option grant and restricted stock unit award are the same as those for the other non-employee Board members.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has the sole authority to retain or dismiss our independent auditors. The Audit Committee has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the Company for its fiscal year ending August 31, 2010. Before making its determination, the Audit Committee carefully considered that firm’s qualifications as independent auditors. The Board of Directors, following the Audit Committee’s determination, has unanimously recommended that the holders of Class B Common Stock vote for ratification of such appointment.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Class A Shareholders, will have the opportunity to make a statement, and will be available to respond to questions.

Pre-Approval Policies and Procedures	The Audit Committee pre-approves, directly and through delegated authority to the chair of the Audit Committee, all engagements of Deloitte & Touche LLP to provide services to the Company and its subsidiaries. During fiscal year 2009, no non-audit services were provided without pre-approval under the de minimus provisions of Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended and paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

Independence Assessment by Audit Committee	The Company’s Audit Committee considered and determined that the provision of the services provided by Deloitte & Touche LLP as set forth herein is compatible with maintaining Deloitte & Touche LLP’s independence and approved all non-audit related fees and services.

Fees of the Independent Registered Public Accounting Firm	The following is a summary of the fees billed to us by Deloitte & Touche LLP and Deloitte Tax LLP for professional services rendered for the fiscal years ended August 31, 2009 and 2008:

Fee Category	Fiscal 2009	Fiscal 2008

Audit fees
SEC filings and subsidiary stand-alone financial statements	$1,485,000	$1,332,000
Compliance and regulatory audits	285,000	304,000
Other fees	81,000	—
Tax fees	2,154,000	842,000

Total Fees	$4,005,000	$2,478,000

Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated and subsidiary annual financial statements, stand-alone financial statements and internal controls over financial reporting, review of interim consolidated financial statements, and services performed in connection with statutory and regulatory filings.

Tax Fees consist of fees billed for professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, mergers and acquisitions, and international tax planning.

BOARD AUDIT COMMITTEE REPORT ON AUDIT RELATED MATTERS

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that Apollo Group specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee of the Board of Directors (the “Committee”) assists the Board in fulfilling its oversight responsibilities with respect to the external reporting process and the adequacy of the Company’s internal controls. Specific responsibilities of the Committee are set forth in the Audit Committee’s Charter adopted by the Board and last amended October 23, 2009. The Charter is available on the Company’s website at http://www.apollogrp.edu/CorporateGovernance/CorporateGovernance.aspx.

The Committee is composed of four directors, all of whom meet the standards of independence adopted by the Securities and Exchange Commission. The Committee appoints the Company’s independent registered public accounting firm. The Committee approves in advance all services to be performed by Deloitte & Touche LLP (“Deloitte”), the company’s independent registered public accounting firm.

Management is responsible for the Company’s financial statements and reporting process, for establishing and maintaining an adequate system of internal control over financial reporting, and for assessing the effectiveness of the Company’s internal control over financial reporting. The Committee has reviewed and discussed the Company’s 2009 Annual Report on Form 10-K, including the audited consolidated financial statements of the Company and Management’s Report on Internal Control over Financial Reporting, for the year ended August 31, 2009 with management and with representatives of Deloitte.

The Committee has also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 114. The Committee has received from Deloitte the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Committee concerning independence, and has discussed with Deloitte its independence.

The Committee has considered whether the provision to the Company by Deloitte of limited nonaudit services is compatible with maintaining the independence of Deloitte. The Committee has satisfied itself as to the independence of Deloitte.

Based on the above review and discussions, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2009.

Submitted by:

K. Sue Redman, Chairperson
Samuel A. DiPiazza, Jr.*
Stephen J. Giusto**
James R. Reis

* Mr. DiPiazza joined the Audit Committee on December 7, 2009.
** Mr. Giusto joined the Audit Committee on March 26, 2009. He replaced Dino J. DeConcini, who served on the Audit Committee from fiscal year 1996 to March 26, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 31, 2009, by each person known to us to own more than 5% of our Class B Common Stock, each director and nominee for director, each named executive officer and all directors and executive officers as a group. Except as otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law or as otherwise noted below.

	Apollo Group			Apollo Group
	Class A Common Stock			Class B Common Stock
	Number of		Percent of	Number of	Percent of
Beneficial Owner	Shares Owned		Class Owned	Shares Owned	Class Owned

Directors and Officers:
Dr. John G. Sperling	16,818,361	(1)	10.8%	243,081	51.2%
Peter V. Sperling	7,875,129	(2)	5.1%	232,068	48.8%
Gregory W. Cappelli	611,345	(3)	*
Charles B. Edelstein	271,434	(4)	*
Joseph L. D’Amico	222,886	(5)	*
Robert W. Wrubel	104,810	(6)	*
Terri C. Bishop	91,708	(7)	*
Dino J. DeConcini	89,930	(8)	*
P. Robert Moya	60,453	(9)	*
Brian L. Swartz	36,390	(10)	*
George A. Zimmer	30,015	(11)	*
James R. Reis	24,765	(12)	*
Dr. Roy A. Herberger, Jr.	21,015	(13)	*
Dr. Ann Kirschner	16,021	(14)	*
K. Sue Redman	13,015	(15)	*
Stephen J. Giusto	4,263	(16)	*
Manuel F. Rivelo	3,352	(17)	*
Samuel A. DiPiazza, Jr.	—		*
All Executive Officers and Directors (20 persons)	24,999,190	(18)	15.9%
Total Shares Outstanding	154,401,673		100.0%	475,149	100.0%

*	Represents beneficial ownership of less than 1%.

(1)	Includes (a) 1,357,339 shares held by the John Sperling 1994 Irrevocable Trust, for which Dr. Sperling and Mr. Sperling are the co-trustees (also included in the shares being reported as beneficially owned by Mr. Sperling); (b) 1,578,036 shares held by The Aurora Foundation, for which Dr. Sperling is the trustee; (c) 11,203,515 shares held by the John Sperling Revocable Trust, for which Dr. Sperling is the trustee; (d) 853,662 shares that Dr. Sperling has the right to acquire within 60 days of the date of the table set forth above; (e) 243,080 shares that the John Sperling Voting Stock Trust has the right to acquire at any time, subject to certain limitations under the Shareholder Agreement as amended, upon conversion of its Class B Common Stock, for which Dr. Sperling is the sole trustee; and (f) one share that Dr. Sperling has the right to acquire at any time upon conversion of his share of Class B Common Stock.

(2)	Includes (a) 1,357,339 shares held by the John Sperling 1994 Irrevocable Trust, for which Dr. Sperling and Mr. Sperling are the co-trustees (also included in the shares being reported as beneficially owned by Dr. Sperling); (b) 551,156 shares held by the Peter V. Sperling Revocable Trust, for which Mr. Sperling is the trustee; (c) 485,451 shares that Mr. Sperling has the right to acquire within 60 days of the date of the table set forth above; (d) 232,067 shares that the Peter Sperling Voting Stock Trust has the right to acquire at any time, subject to certain limitations under the Shareholder Agreement as amended, upon conversion of its Class B Common Stock, for which Mr. Sperling is the trustee; and (e) one share that Mr. Sperling has the right to acquire at any time upon conversion of his share of Class B Common Stock. Of the shares held by Mr. Sperling, 1,285,670 shares are pledged as security for various obligations of Mr. Sperling.

(3)	Includes 575,386 shares that Mr. Cappelli has the right to acquire within 60 days of the date of the table set forth above.

(4)	Includes 250,000 shares that Mr. Edelstein has the right to acquire within 60 days of the date of the table set forth above.

(5)	Includes 187,927 shares that Mr. D’Amico has the right to acquire within 60 days of the date of the table set forth above.

(6)	Includes 103,654 shares that Mr. Wrubel has the right to acquire within 60 days of the date of the table set forth above.

(7)	Includes 87,061 shares that Ms. Bishop has the right to acquire within 60 days of the date of the table set forth above.

(8)	Includes 82,750 shares that Mr. DeConcini has the right to acquire within 60 days of the date of the table set forth above.

(9)	Includes 55,000 shares that Mr. Moya has the right to acquire within 60 days of the date of the table set forth above.

(10)	Includes 30,000 shares that Mr. Swartz has the right to acquire within 60 days of the date of the table set forth above.

(11)	Includes 22,000 shares that Mr. Zimmer has the right to acquire within 60 days of the date of the table set forth above.

(12)	Includes 18,500 shares that Mr. Reis has the right to acquire within 60 days of the date of the table set forth above.

(13)	Includes 15,500 shares that Dr. Herberger has the right to acquire within 60 days of the date of the table set forth above.

(14)	Includes (a) 6 shares held jointly in a custodial account with another person and (b) 12,500 shares that Dr. Kirschner has the right to acquire within 60 days of the date of the table set forth above.

(15)	Includes 6,000 shares that Ms. Redman has the right to acquire within 60 days of the date of the table set forth above.

(16)	Includes 2,500 shares that Mr. Giusto has the right to acquire within 60 days of the date of the table set forth above.

(17)	Includes 2,500 shares that Mr. Rivelo has the right to acquire within 60 days of the date of the table set forth above.

(18)	Includes 2,847,341 shares that all Directors and Executive Officers as a group have the right to acquire within 60 days of the date of the table set forth above. The 1,357,339 shares of Class A Common Stock that are deemed to be beneficially owned by both Dr. Sperling and Mr. Sperling, and that are included in the total beneficial ownership of Class A Common Stock reported for each of them, are only counted once in the total number of shares of Class A Common Stock reported as beneficially owned by the Executive Officers and Directors.

The address of each of the listed shareholders, unless noted otherwise, is in care of Apollo Group, Inc., 4025 South Riverpoint Parkway, Phoenix, Arizona 85040. The number of shares beneficially owned by each entity, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, an entity or person is deemed a “beneficial owner” of a security if it, he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. An entity or person is also deemed to be a beneficial owner of any securities for which that entity or person has the right to acquire beneficial ownership within 60 days of October 31, 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, for each of our equity compensation plans, the number of shares of our Class A Common Stock subject to outstanding awards as of August 31, 2009 and the number of such shares available for future award as of that date. The table does not include information with respect to shares of our Class A Common Stock subject to outstanding options, stock appreciation rights or other equity awards granted under equity compensation plans or agreements that were assumed by us in connection with our acquisitions of the companies that originally granted those options, stock appreciation rights or awards. Those awards are not included as part of our existing equity compensation plans because we did not originally grant those particular awards and no additional options, stock appreciation rights or other equity awards may be granted by us under those assumed plans. However, Footnote 7 to the table sets forth the total number of shares of our Class A Common Stock subject to those assumed options, stock appreciation rights or other awards as of August 31, 2009, and the weighted average exercise price of such assumed options and stock appreciation rights.

	A.		B.		C.
	Number of Shares		Weighted Average		Number of Shares
	to be Issued Upon		Exercise Price of		Remaining
	Exercise of		Outstanding		Available for Future
	Outstanding		Options,		Issuance (Excluding
	Options, Warrants		Warrants and		Securities Reflected
Plan Category	and Rights		Rights		in Column A)

Equity compensation plans approved by shareholders(1)	11,196,438	(2)	$56.33	(3)	9,781,416	(4)(5)(6)
Equity compensation plans not approved by shareholders(7)	N/A		N/A		N/A

Total	11,196,438		56.33		9,781,416

(1)	Consists of the Apollo Group, Inc. Second Amended and Restated Director Stock Plan (“Director Stock Plan”), the Apollo Group, Inc. Long-Term Incentive Plan (“LTIP”), the Apollo Group, Inc. Amended and Restated 2000 Stock Incentive Plan (“2000 Incentive Plan”), and the Apollo Group, Inc. Third Amended and Restated 1994 Employee Stock Purchase Plan (“Purchase Plan”).

(2)	Includes 998,216 shares of Class A Common Stock subject to restricted stock units that will entitle each holder to the issuance of one share of Class A Common Stock for each unit that vests over the holder’s period of continued employment with the Company. Excludes outstanding purchase rights under the Purchase Plan. Under the Purchase Plan, each eligible employee may purchase shares of Class A Common Stock at quarterly intervals), up to a maximum of $25,000 worth of stock each calendar year. The purchase price payable per share will be equal to 95% of the fair market value on the quarterly purchase date.

(3)	Excludes the 998,216 shares of Class A Common Stock subject to outstanding restricted stock units that will become issuable as those units vest, without any cash consideration or other payment required for such shares.

(4)	Includes shares of Class A Common Stock available for future issuance under the 2000 Incentive Plan and the Purchase Plan. As of August 31, 2009, 5,130,486 shares of Class A Common Stock were available for issuance under the 2000 Incentive Plan. Under such plan, we may grant non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock units and other stock-based awards to our officers, key employees and non-employee Board members. As of August 31, 2009, 4,650,930 shares of Class A Common Stock were available for issuance under the Purchase Plan. As of August 31, 2009, no further shares of Class A Common Stock were available for issuance under the LTIP, since the remaining unallocated share reserve under that plan was transferred in June 2009 to the 2000 Incentive Plan.

(5)	The Director Stock Plan provided our non-employee directors with annual option grants to purchase shares of our Class A Common Stock. The grants occurred on September 1 of each year through 2003. No further options may be granted under that plan.

(6)	The LTIP authorized us to grant non-qualified stock options, stock appreciation rights, restricted stock units, and other share-based awards covering shares of our Class A Common Stock to officers, key employees and the non-employee members of our Board of Directors. On June 25, 2009, the remaining unallocated reserve of approximately 1.0 million shares of our Class A Common Stock was transferred to the 2000 Incentive Plan. As a result, no additional shares are available for issuance under this plan and no further awards will be made under the plan.

(7)	The table does not include information with respect to equity compensation plans or agreements that were assumed by us in connection with our acquisitions of the companies that originally established those plans or agreements because no additional options, stock appreciation rights or other equity awards may be granted under those assumed plans or agreements. As of August 31, 2009, 64,078 shares of Class A Common Stock were subject to outstanding options and stock appreciation rights under those assumed plans and agreements. The weighted average exercise price of those outstanding options and stock appreciation rights is $82.31 per share.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, as well as persons who beneficially own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership. Directors, executive officers and greater than 10% beneficial owners of our Class A Common Stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, or written representations that no forms were required, we believe that during the fiscal year ended August 31, 2009, our directors, officers and beneficial owners of greater than 10% of our Class A Common Stock complied with all Section 16(a) filing requirements, except that Dino J. DeConcini filed on December 17, 2009, an untimely Form 4 reporting the sale of 1,500 shares of Class A Common Stock on July 27, 2009, and purchases of Class A Common Stock on March 24, 2004 (6 shares), October 21, 2004 (74 shares), October 22, 2004 (4 shares) and January 18, 2005 (74 shares).